As filed with the Securities and Exchange Commission on February 5, 2010

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5013	59-3796143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court
Suite 150
Huntersville, North Carolina 28078
(704) 992-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Michael Gaither
Corporate Secretary
American Tire Distributors Holdings, Inc.
12200 Herbert Wayne Court
Suite 150
Huntersville, NC 28078
(704) 632-7110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. Michael Greaney	Valerie Ford Jacob
Sean P. Griffiths	Paul D. Tropp
Andrew L. Fabens	Fried, Frank, Harris, Shriver & Jacobson LLP
Gibson, Dunn & Crutcher LLP	One New York Plaza
200 Park Avenue	New York, NY 10004
New York, NY 10166	Tel: (212) 859-8000
Tel: (212) 351-4000	Fax: (212) 859-4000
Fax: (212) 351-4035

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee
Common Stock, $0.01 par value per share	$230,000,000	$16,399

(1)	Includes offering price of additional shares of common stock as to which the underwriters have been granted an option to purchase additional shares.

(2)	Calculated in accordance with Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated          , 2010

P R O S P E C T U S

          Shares

Common Stock

This is American Tire Distributors Holdings, Inc.’s initial public offering. We are selling           shares of our common stock. We expect the public offering price to be between $      and $      per share. Currently, no public market exists for the shares. After the pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “ATD”.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional           shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2010.

BofA Merrill Lynch	Deutsche Bank Securities

The date of this prospectus is          , 2010

You should rely only on the information contained in this document and any free writing prospectus prepared by or on behalf of us that we have referred to you. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with additional or different information from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of shares of our common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

This prospectus contains trademarks and registered marks. Unless otherwise indicated, American Tire Distributors Holdings, Inc. or a subsidiary thereof owns such registered marks, including: AMERICAN TIRE DISTRIBUTORS®, ATDONLINE®, ATDSERVICEBAY®, AUTOEDGE®, CRUISER ALLOY®, CRUISERWIRE®, DRIFZ®, DYNATRAC®, ENVIZIO®, FUSION®, ICW®, MAGNUM®, O.E. PERFORMANCE®, PACER®, TIRE PROS®, TIREBUYER.COM®, WHEEL WIZARD®, WHEEL WIZARD ENVIZIO®, WHEELENVIZIO.COM® and XPRESSPERFORMANCE®.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in shares of our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Business” and our consolidated financial statements and related notes before deciding whether to invest in shares of our common stock. Unless the context otherwise requires, the terms “American Tire Distributors,” “ATD,” “the Company,” “we,” “us” and “our” in this prospectus refer to American Tire Distributors Holdings, Inc. and its subsidiaries.

Our Company

We are the leading replacement tire distributor in the United States, providing a critical range of services to enable tire retailers to effectively service and grow sales to consumers. Through our network of 83 distribution centers, we offer access to industry-leading breadth and depth of inventory, representing approximately 40,000 stock-keeping units (SKUs), to approximately 60,000 customers. The critical range of services we provide includes frequent and timely delivery of inventory, business support services, such as credit, training and access to consumer market data, administration of tire manufacturer affiliate programs, a leading online ordering and reporting system and a website that enables our tire retailer customers to participate in Internet marketing of tires to consumers. We estimate that our share of the replacement passenger and light truck tire market in the United States has increased from approximately 1.2% in 1996 to approximately 9.2% in 2008, which we believe is approximately twice the market share of our closest competitor.

We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers.

We believe we distribute the broadest product offering in our industry, supplying our customers with nine of the top ten leading passenger and light truck tire brands. We carry the flag brands of all four of the largest tire manufacturers — Bridgestone, Continental, Goodyear, and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. In addition to flag brands, we also sell lower price point associate brands of many of these and other manufacturers, as well as proprietary brand tires, custom wheels and accessories and related tire service equipment. Tire sales accounted for approximately 91.4% of our net sales in fiscal 2008. We believe our large, diverse product offering allows us to better penetrate the replacement tire market across a broad range of price points.

For the nine-month period ended October 3, 2009, our net sales totaled $1,645.0 million, our net income was $2.3 million and our EBITDA was $69.6 million. From fiscal 2003 to fiscal 2008, we grew our net sales and EBITDA at a compound annual rate of 12.0% and 17.0%, respectively, outperforming the overall U.S. replacement tire market, which experienced an average annual unit volume decrease of 0.7%. For a reconciliation from net income to EBITDA, see “— Summary Consolidated Financial Data.”

Our Industry

The U.S. replacement tire market generated annual retail sales of approximately $30.2 billion in 2008, according to Modern Tire Dealer. In 2008, passenger tires, medium truck tires and light truck tires accounted for 64.1%, 17.8% and 14.2%, respectively, of the U.S. replacement tire market. Farm, specialty and other types of tires accounted for the remaining 3.9%. In 2009, according to Tire Review, tire retailers obtained 69% of their tire volume from wholesale tire distributors, like us, and 17% of their tire volume from tire manufacturers.

In the United States, replacement tires are sold to consumers through several different channels, including local, regional and national independent tire retailers, mass merchandisers, warehouse clubs, tire manufacturer-owned stores, automotive dealerships, service stations and web-based marketers. Between 1990 and 2008, independent tire retailers and automotive dealerships have enjoyed the largest increase in market share, moving from 54.0% to 60.0% and 1.0% to 5.5% of the market, respectively, according to Modern Tire Dealer.

The U.S. replacement tire market has historically experienced stable growth and favorable pricing dynamics. From 1955 through 2009, U.S. replacement tire unit shipments increased by an average of approximately 2.6% per year even after factoring in the effects of the recent turbulent economic period. In addition, the industry has seen stronger growth in the high and ultra-high performance tire segments, which have experienced a compound annual growth rate of approximately 9% over the period from 2000 to 2008.

We believe growth in the U.S. replacement tire market will continue to be driven by favorable underlying dynamics, including:

•	increases in the number and average age of passenger cars and light trucks;

•	increases in the number of miles driven;

•	increases in the number of licensed drivers as the U.S. population continues to grow;

•	increases in the number of replacement tire SKUs;

•	growth of the high performance tire segment; and

•	shortening tire replacement cycles due to changes in product mix that increasingly favor high performance tires, which have shorter average lives.

Our Competitive Strengths

We believe the following key strengths position us well to maintain our ability to achieve revenue growth that exceeds that of the U.S. replacement tire industry:

Leading Position in a Highly-Fragmented Marketplace.  We are the leading replacement tire distributor in the United States with an estimated market share of approximately 9.2%. We believe our scale provides us key competitive advantages relative to our smaller, and generally regionally-focused, competitors that include the ability to: efficiently stock and deliver a wide variety of tires, custom wheels, tire service equipment and accessories; invest in services, including sales tools and technologies, to support our customers; and realize operating efficiencies from our scalable infrastructure. We believe our leading market position, combined with our commitment to distribution, as opposed to the retail operations engaged in by our customers, enhances our ability to expand our sales footprint cost-effectively both in our existing markets and in new domestic geographic markets.

Extensive and Efficient Distribution Network.  We have the largest independent replacement tire distribution network in the United States with 83 distribution centers and approximately 800 delivery vehicles serving 37 states. Our extensive distribution footprint, combined with our sophisticated inventory management and logistics technologies, enables us to deliver the vast majority of orders on a same or next day basis, which is critical for tire retailers who are typically limited by physical inventory capacity and working capital constraints. Our delivery technologies, including dynamic routing and Roadnet 5000, a routing tool, allow us to more effectively and efficiently organize and optimize our route systems to provide timely product delivery. Our Oracle ERP system provides a scalable platform that can support future growth and ongoing cost reduction initiatives, including warehouse and truck management systems, which we believe will allow us to continue reducing warehouse and delivery costs per unit.

Broad Product Offering from Diverse Supplier Base.  We believe we offer the most comprehensive selection of tires in the industry. We supply nine of the top ten leading passenger tire brands, and we carry the flag brands of all four of the largest tire manufacturers — Bridgestone, Continental, Goodyear and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. Our tire product line includes a full suite of flag, associate and proprietary brand tires, allowing us to service a broad range of price points from entry-level to the faster growing ultra-high performance category. In addition to tires, we also offer custom wheels and accessories and related service equipment. We believe that our broad product offering drives penetration among existing customers, attracts new customers and maximizes customer retention.

Broad Range of Critical Services.  We provide a critical range of services which enables our tire retailer customers to operate their businesses more profitably. These services include convenient access to and timely delivery of the broadest product offerings available in the industry, as well as fundamental business support services, such as credit, training and access to consumer market data, that enable our tire retailer customers to better service their individual markets, and administration of tire manufacturer affiliate programs. We provide our customers with convenient 24/7 access to our extensive product offerings through our industry-leading and proprietary business-to-business web portal, ATDOnline®. In fiscal 2009, approximately 64% of our total order volume was placed through ATDOnline®, up from 56% in fiscal 2007. Our online services also include TireBuyer.com®, which was launched in late 2009 to allow our local independent tire retailer customers to participate in the Internet marketing of tires to consumers. We also provide select, qualified independent tire retailers with the opportunity to participate in our Tire Pros® franchise program through which they receive advertising and marketing support and the benefits of a national brand identity.

Diversified Customer Base and Longstanding Customer Relationships.  We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers. We believe the diversity of our customer base and the strength of our customer relationships present an opportunity to grow market share regardless of macroeconomic and replacement tire market conditions.

Strong Cash Flow Generation Capability.  Our inventory management systems and vendor relationships enable us to generate strong cash flow from operations through efficient management of our working capital. We have designed efficient warehouse, delivery, information technology and other infrastructure capabilities to be scalable, creating incremental distribution capacity to support further penetration within current markets and expansion into new domestic geographic markets. In addition, our bad debt expense has been below 0.15% of sales for fiscal 2006 through fiscal 2009 due to our credit and collection procedures. We have also effectively leveraged our fixed assets with average annual maintenance capital expenditures of less than $3.0 million during the period from fiscal 2006 to fiscal 2009. We believe the low capital intensity of our business should allow us to continue producing favorable cash flow in the future.

Strong Management Team with Track Record of Driving Growth and Improving Efficiency.  Our senior management team has a proven track record of implementing successful initiatives, including the execution of a disciplined acquisition strategy, that have contributed to our gross profit expansion and above-market net sales growth. In addition, we have reduced costs through the integration of operating systems and introduction of standard operating practices across all locations, resulting in improved operating efficiencies, reduced headcount and improved operating profit at existing and acquired locations. We believe our cost discipline and acquisition integration experience will continue to be competitive advantages as we grow both organically and through selective acquisitions. Our senior management team has an average of 25 years of distribution experience and over 19 years working with us or our predecessors.

Our Business Strategy

Our objective is to be the largest distributor of replacement tires to local, regional and national independent U.S. tire retailers, as well as automotive dealerships, service stations and mass merchandisers, to drive above-market growth and further enhance profitability and cash flow. We intend to accomplish this objective by executing the following key operating strategies:

Leverage Our Infrastructure in Existing Markets.  Through infrastructure expansions over the past several years, we have developed a scalable platform with available incremental distribution capacity. Our distribution infrastructure enables us to efficiently add new customers and service growing channels, such as automotive dealerships, thereby increasing profitability by leveraging the utilization of our existing assets. We believe our relative penetration in existing markets is largely a function of the services we offer and the length of time we have operated locally. Specifically, in new markets, we have experienced growth in market share over time, and in states we have served the longest, we generally have market share well in excess of our national average.

Continue to Expand into New Geographic Markets.  Our existing organizational and technological platforms are scalable and designed to accommodate additional distribution capacity and increased sales as we expand our network throughout the United States. For example, we entered the Texas market in late 2004 and Minnesota in 2007, and we were able to leverage our platforms to more than double our sales in both states since our entry. While we have the largest distribution footprint in the U.S. replacement tire market, we have limited or no market presence in 18 of the contiguous United States that represent approximately 35% of the tire replacement market, including New York, Ohio, Michigan, Illinois and New Jersey. We are currently contemplating expansion strategies in several of these states to drive future growth.

Grow Participation in Tire Pros® Franchise Program.  Through our fiscal 2008 acquisition of Am-Pac Tire Dist., Inc., which we refer to as Am-Pac, we acquired the Tire Pros® franchise program, which enables us to deliver advertising and marketing support to tire retailer customers operating as Tire Pros® franchisees. Since the acquisition, we have focused on modifying and improving the Tire Pros® franchise program. The Tire Pros® franchise program allows participating local tire retailers to enjoy the benefits of a national brand identity with minimal investment, while still maintaining their local identity. In return, we benefit from increasing volume penetration among, and further aligning ourselves with, our franchisees.

Continue to Offer a Comprehensive Tire Portfolio to Meet Our Customers’ Needs.  We service a broad range of price points from entry-level to faster growing high and ultra-high performance tires, providing a full suite of flag, associate and proprietary brand tires. We intend to continue to focus on high and ultra-high performance tires, given the growth in demand for such tires, while maintaining our emphasis on providing broad market and entry level tire offerings. Our entry level offerings were recently expanded by the addition of our exclusive Capitol® and Negotiator® brands upon the acquisition of Am-Pac. Our comprehensive tire portfolio is designed to satisfy all of our customers’ needs and allow us to become the supplier of choice, thereby increasing customer penetration and retention.

Grow TireBuyer.com® into a Premier Internet Tire Provider.  In late 2009, we launched TireBuyer.com®, an Internet site that enables our local independent tire retailer customers to connect with consumers and sell to them over the Internet. TireBuyer.com® allows our broad base of independent tire retailer customers to participate in a greater share of the growing Internet tire market. We believe that TireBuyer.com® complements and services our participating local independent tire retailers by providing them access to a sales and marketing channel previously unavailable to them.

Utilize Technology Platform to Continue to Increase Distribution Efficiency.  We intend to continue to invest in our inventory and warehouse management systems and logistics technology to further increase our efficiency and profit margins and improve customer service. We continue to evaluate and incorporate technical solutions such as handheld scanning for receiving, picking and delivery of products to our customers. We believe these increased efficiencies will continue to enhance our reputation with our customers for providing a high level of prompt customer service, while also reducing costs.

Selectively Pursue Acquisitions.  We expect to continue to employ an acquisition strategy to increase our share in existing markets, add distribution in new markets and utilize our scale to realize cost savings. In addition, we believe acquisitions in our existing geographic markets, such as Am-Pac, provide an opportunity to grow market share while improving profitability through significant cost savings. Over the past five years, we have successfully acquired and integrated ten businesses representing in excess of $700 million in annual net sales. We believe our position as the leading replacement tire distributor in the United States, combined with our access to capital and our scalable platform, allows us to make acquisitions at attractive post-synergy valuations.

Risk Factors

We face risks in connection with the general conditions and trends of our industry and the end markets we serve. Some of the more significant risks we face include the following:

•	Demand for tire products is lower when general economic conditions are weak. Decreases in the availability of consumer credit or consumer spending could adversely affect our business, results of operations or cash flows;

•	Our high level of indebtedness may adversely affect our financial condition, restrict our growth or place us at a competitive disadvantage;

•	Our business requires a significant amount of cash, and fluctuations in our cash flows may adversely affect our ability to fund our business or acquisitions or satisfy our debt obligations;

•	The industry in which we operate is highly competitive and our failure to effectively compete may adversely affect our results of operations, financial condition and cash flows;

•	We depend on manufacturers to provide us with the products we sell, and disruptions in these relationships or manufacturers’ operations could adversely affect our results of operations, financial condition and cash flows;

•	We are reliant upon information technology in the operation of our business;

•	Pricing volatility for raw materials could result in increased costs and may affect our profitability;

•	Our results could be impacted by the tariffs recently imposed by the U.S. government on tires imported from China;

•	Future acquisitions may not be successful;

•	Future acquisitions could require us to issue additional debt or equity;

•	Attempts to expand our distribution services into new domestic geographic markets may adversely affect our business, results of operations, financial condition or cash flows;

•	Our business strategy relies increasingly upon online commerce. If our customers were unable to access any of our websites, such as ATDOnline®, our business and operations could be disrupted and our operating results would be adversely affected;

•	We may not successfully execute our plan to grow our TireBuyer.com® service or we may not attain the growth we expect from our TireBuyer.com® service; and

•	Because the majority of our inventory is stored in our warehouse distribution centers, a disruption in our warehouse distribution centers could adversely affect our results of operations by increasing our cost and distribution lead times.

These and other risks are discussed in the section entitled “Risk Factors” in this prospectus.

The Equity Sponsors

Investcorp S.A., which we refer to as Investcorp, is a global investment group with approximately 320 employees and offices in New York, London and Bahrain. Investcorp is principally engaged in private equity, real estate investment and asset management. Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography, and currently has approximately $12.4 billion in assets under management. Since its formation in 1982, the firm has arranged more than 88 private equity investments with total transaction value of approximately $29 billion in a broad range of industries and markets in North America and Western Europe.

Berkshire Partners LLC and its affiliates, which we refer to as Berkshire, is a Boston-based investment firm that is principally engaged in investments in mid-sized private companies through seven investment funds with aggregate capital commitments of $6.5 billion. Berkshire has developed specific industry experience in several areas including industrial manufacturing, consumer products, transportation, communications, business services, energy and retailing and related services. Over the last twenty years, Berkshire has been an investor in over 90 operating companies with more than $20 billion of acquisition value and combined revenues in excess of $22 billion.

Greenbriar Equity Group LLC and its affiliates, which we refer to as Greenbriar, is a private equity firm focused exclusively on the global transportation industry, including companies in the freight and passenger transport, aerospace & defense, automotive, logistics, shipping, and related sectors. Greenbriar manages $1.5 billion of limited partner capital commitments.

Additional Information

American Tire Distributors Holdings, Inc. was incorporated in Delaware in 2005. Our principal executive offices are located at 12200 Herbert Wayne Court, Suite 150, Huntersville, North Carolina 28078, and our telephone number at that address is (704) 992-2000. Our website address is http://www.atd-us.com. The information on our website is not part of this prospectus and you should not rely on any such information in deciding to invest in shares of our common stock.

The Offering

Shares of common stock offered by us	shares

Shares of common stock to be outstanding after the offering	shares

Overallotment option(1)	Selling stockholders have granted the underwriters a 30-day overallotment option to purchase up to additional shares of our common stock at the initial public offering price. We will not receive any proceeds from the sale of shares by the selling stockholders.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be $ million, assuming the shares are offered at $ per share (the midpoint of the price range set forth on the cover of this prospectus). We intend to use the net proceeds to us from this offering for the repayment of debt and the redemption of our outstanding redeemable preferred stock. See “Use of Proceeds.”

Dividends	We do not anticipate paying any dividends to our stockholders for the foreseeable future. See “Dividend Policy.”

NYSE symbol	“ATD”.

Risk factors	See “Risk Factors” beginning on page 10 for a discussion of material risks that prospective purchasers of our common stock should consider.

(1)	See “Principal and Selling Stockholders” for information on the selling stockholders.

Unless otherwise indicated, references in this prospectus to the number of shares outstanding are calculated as of February 5, 2010 and:

•	exclude 144,719 shares reserved for future issuance in connection with the exercise of stock options; and

•	include 6,852 shares of restricted stock held by our directors, officers and other employees.

Summary Consolidated Financial Data

The following table sets forth summary historical consolidated financial data for the periods indicated. Our fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior or subsequent fiscal years. Fiscal 2006 (ended December 30, 2006) and fiscal 2007 (ended December 29, 2007) contain operating results for 52 weeks. Fiscal 2008 (ended January 3, 2009) contains operating results for 53 weeks.

The summary consolidated statements of operations data presented below for fiscal 2006, 2007 and 2008 and the balance sheet data at January 3, 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended October 4, 2008 and October 3, 2009 and the balance sheet data at October 3, 2009 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical operating results are not necessarily indicative of future operating results. See “Risk Factors” and the notes to our financial statements. You should read the summary financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes.

					Nine Months Ended
	Fiscal				October 4,	October 3,
	2006	2007	2008		2008	2009
					(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)

Statements of Operations Data:
Net sales	$1,577,973	$1,877,480		$1,960,844	$1,517,300	$1,645,046
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,293,594	1,552,975		1,605,064	1,249,110	1,364,554

Gross profit	284,379	324,505		355,780	268,190	280,492
Selling, general and administrative expense	227,399	258,347		274,412	204,084	233,602
Impairment of intangible asset	2,640	—		—	—	—

Operating income	54,340	66,158		81,368	64,106	46,890
Other expense
Interest expense	(60,065)	(61,633)		(59,169)	(44,402)	(41,345)
Other, net	(364)	(285)		(1,155)	(953)	(845)

Income (loss) before income taxes	(6,089)	4,240		21,044	18,751	4,700
Income tax provision (benefit)	(1,482)	2,867		11,373	8,200	2,356

Net income (loss)	$(4,607)	$1,373		$9,671	$10,551	$2,344

Net income (loss) per common share	$(4.61)	$1.37		$9.68	$10.56	$2.35
Weighted average common shares issued and outstanding	999,527	999,527		999,527	999,527	999,527
Unaudited pro forma basic net income (loss) per common share(1)			$			$
Unaudited pro forma weighted average common shares issued and outstanding(1)

				Nine Months Ended
	Fiscal			October 4,	October 3,
	2006	2007	2008	2008	2009
				(Unaudited)	(Unaudited)
	(Dollars in thousands)

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$66,586	$18,827	$(54,086)	$(77,148)	$100,007
Investing activities	(28,527)	(29,860)	(81,671)	(11,113)	2,052
Financing activities	(40,004)	12,182	139,503	92,593	(104,108)
Depreciation and amortization	25,071	28,096	25,530	18,717	23,573
Capital expenditures	9,845	8,648	13,424	10,011	5,565
EBITDA(2)	79,047	93,969	105,743	81,870	69,618

	January 3,	October 3,
	2009	2009
		(Unaudited)
	(Dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$8,495	$6,446
Working capital	288,313	243,067
Total assets	1,390,860	1,296,567
Long-term debt, including capital leases	639,384	581,304
Total redeemable preferred stock	23,941	25,918
Total stockholders’ equity	224,486	228,045

(1)	Unaudited pro forma basic net income (loss) per common share has been calculated assuming conversion of all outstanding shares of our Series A, Series B and Series D common stock into shares of our common stock on a one-to-one basis as well as to reflect the assumed use of proceeds to redeem debt and preferred stock.

(2)	The presentation of EBITDA, which is not a financial measure calculated under accounting principles generally accepted in the United States, or GAAP, does not comply with accounting principles generally accepted in the United States because it is adjusted to exclude certain cash and non-cash expenses. EBITDA represents earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it provides a more complete understanding of the factors and trends affecting our business than GAAP measures alone. Our board of directors, management and investors use EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income taxes). EBITDA should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. The following table shows the calculation of EBITDA from the most directly comparable GAAP measure, net (loss) income:

				Nine Months Ended
	Fiscal			October 4,	October 3,
	2006	2007	2008	2008	2009
	(Dollars in thousands)

Net (loss) income	$(4,607)	$1,373	$9,671	$10,551	$2,344
Depreciation and amortization	25,071	28,096	25,530	18,717	23,573
Interest expense	60,065	61,633	59,169	44,402	41,345
Income tax (benefit) provision	(1,482)	2,867	11,373	8,200	2,356

EBITDA	$79,047	$93,969	$105,743	$81,870	$69,618

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, results of operations, financial condition or cash flows could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business, results of operations, financial condition or cash flows. In deciding whether to invest in our common stock, you should also refer to the other information set forth in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes.

Risks Relating to Our Business

Demand for tire products is lower when general economic conditions are weak. Decreases in the availability of consumer credit or consumer spending could adversely affect our business, results of operations or cash flows.

The popularity, supply and demand for tire products changes from year to year based on consumer confidence, the volume of tires reaching the replacement tire market and the level of personal discretionary income, among other factors. Decreases in the availability of consumer credit or decreases in consumer spending as a result of recent economic conditions, including increased unemployment and rising fuel prices, may cause consumers to delay tire purchases, reduce spending on tires or purchase less expensive tires. These changes in consumer behavior could reduce the number of tires we sell, reduce our net sales or cause a change in our product mix toward products with lower per-tire margins, any of which could adversely affect our business, results of operations or cash flows.

Local economic, employment, weather, transportation and other conditions also affect tire sales, on both a wholesale and retail basis. Such fluctuations have been exacerbated by the current economic downturn. We cannot, as a result of these factors and others, assure you that our business will continue to generate sufficient cash flows to finance or grow our business or that our cash needs will not increase. For instance, in 2008, rising fuel costs, increased unemployment and tightening credit caused a decrease in miles driven and consumer spending, both of which we believe caused a decrease in unit sales in the U.S. tire replacement industry. Similarly, industry-wide unit sales decreased in 2006 primarily due to increases in, and consumer expectations about future increases in, interest rates, minimum credit card payments and fuel costs. Our business was adversely affected as a result of these industry-wide events and we may be adversely affected by similar events in the future.

Our high level of indebtedness may adversely affect our financial condition, restrict our growth or place us at a competitive disadvantage.

We are currently highly leveraged. As of October 3, 2009, our debt (including capital leases) was $589.4 million. In addition, as of October 3, 2009, we were able to borrow up to an additional $123.8 million under our amended credit facility, subject to customary borrowing conditions. We anticipate that any future acquisitions we may pursue as part of our growth strategy may be financed through cash on hand, operating cash flow or borrowings under our existing credit facility.

Our high debt levels, or increases in our debt levels, could have important consequences, including:

•	making it more difficult to satisfy our obligations;

•	impairing our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	increasing our vulnerability to general adverse economic and industry conditions by limiting our ability to plan for or react quickly to changing conditions;

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	preventing a change of control; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Although the indentures governing our three series of outstanding notes do not require us to meet any financial performance metric or maintain any ratio to avoid a default, we are required to satisfy a 2.0 to 1.0 Adjusted EBITDA to consolidated interest expense ratio to, among other things, incur additional debt (other than debt under our revolving credit facility), issue preferred stock (subject to certain exceptions), make certain restricted payments or investments and make certain purchases of our stock. For the four fiscal quarters ended October 3, 2009, our ratio of Adjusted EBITDA to consolidated interest expense was 1.6 to 1.0. As a result of not meeting the 2.0 to 1.0 ratio, our ability to, among other things, incur additional debt (subject to certain exceptions including debt under our revolving credit facility), issue preferred stock (subject to certain exceptions), make certain restricted payments or investments and make certain purchases of our stock will be limited.

Our business requires a significant amount of cash, and fluctuations in our cash flows may adversely affect our ability to fund our business or acquisitions or satisfy our debt obligations.

Our ability to fund working capital needs and planned capital expenditures and acquisitions and our ability to satisfy our debt obligations depend on our ability to generate cash flows. If we are unable to generate sufficient cash flows from operations to meet these needs, we may need to refinance all or a portion of our existing debt, obtain additional financing or reduce expenditures that we deem necessary to our business. Further, our ability to grow our business and market share through acquisitions may be impaired. We cannot assure you that we would be able to obtain refinancing of this kind on favorable terms or at all or that any additional financing could be obtained. The inability to obtain additional financing could materially and adversely affect our business, financial condition and cash flows.

The industry in which we operate is highly competitive and our failure to effectively compete may adversely affect our results of operations, financial condition and cash flows.

The industry in which we operate is highly competitive. In the United States, replacement tires are sold to consumers through several different outlets, including local independent tire retailers and mass merchandisers, warehouse clubs, tire manufacturer-owned stores, automotive dealerships, service stations and web-based marketers. A number of independent wholesale tire distributors compete with us in the regions in which we do business. Most of our tire retailer customers buy products from both us and our competitors. We cannot assure you that we will be able to compete successfully in our markets in the future. Furthermore, some of our competitors, including mass merchandisers, warehouse clubs and tire manufacturers, are significantly better financed than us and have greater resources. See “Business — Competition.”

We would also be adversely affected if certain channels in the replacement tire market, including mass merchandisers and warehouse clubs, gain market share at the expense of the local independent tire retailers, as our market share in those channels is lower.

We depend on manufacturers to provide us with the products we sell, and disruptions in these relationships or manufacturers’ operations could adversely affect our results of operations, financial condition or cash flows.

There are a limited number of tire manufacturers worldwide. Accordingly, we rely on a limited number of tire manufacturers to supply us with the products we sell, including flag and associate brands and our proprietary brands. Our business depends on developing and maintaining productive relationships with these manufacturers. Outside of our proprietary brands, we do not have long-term contracts with these manufacturers, and we cannot assure you that these manufacturers will continue to supply products to us on favorable terms or at all. Many of our supplier manufacturers are free to terminate their business relationship with us with little or no notice and may elect to do so for any reason or no reason. Further, certain of our key suppliers also compete with us as they distribute and sell tires to certain of our tire retailer customers. A move towards this business model among our supplier manufacturers could adversely affect our results of operations, financial condition or cash flows.

In addition, our growth strategy depends in part on our ability to make selective acquisitions, but manufacturers may not be willing to supply the companies we acquire, which could adversely affect our business and results of operations. Furthermore, we could be adversely affected if any significant manufacturer experiences financial, operational, production, supply, labor or quality assurance difficulties that result in a reduction or interruption in our supply, or if they otherwise fail to meet our needs. These risks have been more pronounced recently in light of the economic downturn, commodity price volatility and governmental actions. In addition, our failure to order or promptly pay for sufficient quantities of our products may result in an increase in the unit cost of the products we purchase, a reduction in cooperative advertising and marketing funds, or a manufacturer’s unwillingness or refusal to sell products to us. If we are required to replace our manufacturers, we could experience cost increases, time delays in deliveries and a loss of customers, any of which would adversely affect us. Finally, although most newly manufactured tires are sold in the replacement tire market, manufacturers pay disproportionate attention to automobile manufacturers that purchase tires for new cars. Increased demand from automobile manufacturers could result in cost increases and time delays in deliveries to us, any of which could adversely affect us.

We are reliant upon information technology in the operation of our business.

We rely on electronic information and telephony systems to support all aspects of our geographically diverse business operations, including our inventory control, distribution network and order placement and fulfillment. A prolonged interruption or failure of any of these systems or their connective networks could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Pricing volatility for raw materials could result in increased costs and may affect our profitability.

Costs for certain raw materials used in manufacturing the products we sell, including natural rubber, chemicals, steel reinforcements, carbon black, synthetic rubber and other petroleum-based products are volatile. Increasing costs for raw materials supplies would result in increased production costs for tire manufacturers. Tire manufacturers typically pass along a portion of their increased costs to us through price increases. While we typically try to pass increased prices and fuel costs through to tire retailers or to modify our activities to mitigate the impact of higher prices, we may not be successful. Failure to fully pass these increased prices and costs through to tire retailers or to modify our activities to mitigate the impact would adversely affect our operating margins and results of operations. Further, even if we do successfully pass along these costs, demand for tires may decline as a result of the increased costs, which would adversely affect us.

Our results could be impacted by the tariffs recently imposed by the U.S. government on tires imported from China.

Recently a tariff was imposed on light vehicle tires imported into the United States from China. This tariff was imposed effective September 26, 2009 at a level of 35 percent for the first 12 months, 30 percent for the second 12 months, and 25 percent for the third 12 months. Our ability to competitively source tires from Asia could be significantly adversely affected. In addition, the increases in tariffs may increase prices to consumers and negatively affect demand, which would adversely affect our results of operations. Other effects, ranging from increased tire prices to retaliatory actions from other governments, could also adversely affect our operating margins and results of operations.

Future acquisitions may not be successful.

We plan to investigate and acquire strategic businesses or product lines with the potential to strengthen our market position or enhance our existing product offering. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that completed acquisitions will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our financial condition, results of operations or cash flows could be adversely affected.

Future acquisitions could require us to issue additional debt or equity.

If we were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required, particularly because we are currently highly leveraged, which may make it difficult or impossible for us to secure financing for acquisitions. If we were to undertake an acquisition by issuing equity securities or equity-linked securities, the acquisition may have a dilutive effect on the interests of the holders of our common shares.

Attempts to expand our distribution services into new domestic geographic markets may adversely affect our business, results of operations, financial condition or cash flows.

We plan to expand our distribution services into new domestic geographic markets, which will require us to make capital investments to extend and develop our distribution infrastructure. We may not achieve profitability in new regions for a period of time. If we do not successfully add new distribution centers and routes, we experience unanticipated costs or delays or we experience competition in such markets that is greater than we expect, our business, results of operations, financial condition or cash flows may be adversely affected.

Our business strategy relies increasingly upon online commerce. If our customers were unable to access any of our websites, such as ATDOnline®, our business and operations could be disrupted and our operating results would be adversely affected.

Customers’ access to our websites directly affects the volume of orders we fulfill and our revenues. Approximately 64% of our total order volume in fiscal 2009 was placed online using ATDOnline®, up from approximately 56% in fiscal 2007. We expect our Internet-generated business to continue to grow as a percentage of overall sales. To be successful, we must ensure that ATDOnline® is well supported and functional on a 24/7 basis. If we are not able to continuously make these ordering tools available to our customers, there could be a decline in online orders and a decrease in our net sales.

We may not successfully execute our plan to grow our TireBuyer.com® service or we may not attain the growth we expect from our TireBuyer.com® service.

In late 2009, we launched TireBuyer.com®, an Internet site which enables our local independent tire retailer customers to access the online tire consumer market and sell tires to consumers over the Internet. We expect that by growing and developing our TireBuyer.com® service, we can leverage our tire retailer customer footprint to capture a greater share of the Internet tire market. For TireBuyer.com® to be successful, however, we must ensure that it is well supported and functional on a 24/7 basis. In addition, TireBuyer.com® faces significant competition from other online participants, some of which have significantly larger Internet market share, longer Internet market presence, greater Internet marketing experience and better name recognition than we enjoy. We may fail to successfully grow, develop or support the TireBuyer.com® service or we may not attain the growth or benefits we expect TireBuyer.com® to provide us due to strong competition or other factors, which may adversely affect our business, financial condition or results of operations.

Because the majority of our inventory is stored in our warehouse distribution centers, a disruption in our warehouse distribution centers could adversely affect our results of operations by increasing our cost and distribution lead times.

We maintain the majority of our inventory in 83 distribution centers. Serious disruptions affecting these distribution centers or the flow of products in or out of these centers, including disruptions from inclement weather, fire, earthquakes or other causes, could damage a significant portion of our inventory and could adversely affect our ability to distribute our products to tire retailers in a timely manner or at a reasonable cost. During the time that it may take us to reopen or replace a distribution center, we could incur significantly higher costs and longer lead times associated with distributing our products to tire retailers, which could adversely affect our reputation, as well as our results of operations and our customer relationships.

If we experience problems with our fleet of trucks or are otherwise unable to make timely deliveries of our products to our customers, our business and reputation could be adversely affected.

We use a fleet of trucks to deliver our products to our customers, most of which are leased from third parties. We are subject to the risks associated with product delivery, including inclement weather, disruptions in the transportation infrastructure, disruptions in our lease arrangements, availability and price of fuel, and liabilities arising from accidents to the extent we are not covered by insurance. Our failure to deliver tires and other products in a timely and accurate manner could harm our reputation and brand, which could adversely affect our business and reputation.

Participants in our Tire Pros® franchise program are independent operators, and we have limited influence over their operations. Our Tire Pros® franchisees could take actions that could harm the value of the Tire Pros® franchise, or could be unwilling or unable to continue to participate in the program, which could materially and adversely affect our business, results of operations, financial condition and cash flows.

Participants in our Tire Pros® franchise program are independent operators and have significant discretion in running their operations. Their employees are not our employees. Franchisees could take actions that subject them to legal and financial liabilities, and we may, regardless of the actual validity of such a claim, be named as a party in an action relating to, or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee’s operation. In addition, the quality of franchise operations may be diminished by any number of factors beyond our control. We do not offer financial or management services to our franchisees, which may not have sufficient resources or expertise to operate their businesses at the level we would expect. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, we may not be able to identify problems and take action quickly enough and, as a result, the image and reputation of Tire Pros® may suffer, fewer tire retailers may become Tire Pros® franchisees and existing participants may leave the Tire Pros® program.

In addition, our franchise agreements have limited durations and our franchisees may not be willing or able to renew their franchise agreements with us. For example, a franchisee may decide not to renew due to a lawsuit or disagreement with us, dissatisfaction with the Tire Pros® program or a perception that the Tire Pros® program conflicts with other business interests. Similarly, a franchisee may be unable to renew its franchise agreement with us due to a bankruptcy or restructuring event or the failure to secure a real estate lease renewal, among other factors.

Our business, business prospects, results of operations, financial condition and cash flows could be adversely affected if we are forced to defend claims made against our franchisees, if others seek to hold us accountable for our franchisees’ actions, if the Tire Pros® program does not grow as we expect or if the Tire Pros® franchise program is not otherwise successful.

We could become subject to additional government regulation which could cause us to incur significant liabilities.

We are currently subject to federal and state laws and other regulations that apply to our business, including laws and regulations that affect tire distribution and sale, safety matters and tire specifications. Our costs of complying with these laws and regulations, including our operating expenses and liabilities arising under governmental regulations, may be increased in the future and additional fees and taxes may be imposed by governmental authorities. Future regulatory requirements, such as required disclosure of made-on dates for tires or an expansion of the Transportation Recall Enhancement Accountability and Documentation (TREAD) Act to cover tire distributors, could cause a material increase in our liabilities or operating expenses, which would materially and adversely affect our business, results of operations, financial condition and cash flows.

Loss of key personnel or failure to attract and retain highly qualified personnel could adversely affect our results of operations, financial condition and cash flows.

We are dependent on the continued services of our senior management team. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover, or attract additional senior management personnel. We believe the loss of such key personnel could adversely affect our financial performance. In addition, our ability to manage our anticipated growth will depend on our ability to identify, hire and retain qualified management personnel. We cannot assure you that we will attract and retain sufficient qualified personnel to meet our business needs.

Our variable rate debt subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our revolving credit facility and our Senior Floating Rate Notes due April 1, 2012, which we refer to as our Floating Rate Notes, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same. This would require us to use more of our available cash to service our indebtedness. We cannot assure you that we will be able to enter into interest rate swap agreements or other hedging arrangements in the future, that existing or future hedging arrangements will be sufficient to offset any future increases in interest rates or that our hedging arrangements will have their intended effect on our business. At October 3, 2009, we had $365.2 million outstanding under our revolving credit facility and our Floating Rate Notes, of which $180.2 million was not hedged by an interest rate swap agreement and was thus subject to interest rate changes.

Consolidation among customers may reduce our importance as a holder of sizable inventory, which could adversely affect our business and results of operations.

Our success has been dependent, in part, on the fragmented customer base in our industry. Due to the small size of most tire retailers, they cannot support substantial inventory positions and thus, as our size permits us to maintain a sizable inventory, we fill an important role. We do not generally have long-term arrangements with our tire retailer customers and they can cease doing business with us at any time. If a trend towards consolidation among tire retailers develops in the future, it could reduce our importance and reduce our revenues, margins and earnings. While the local independent tire retailer share of the replacement tire market has been relatively stable in the recent past, the share of larger tire retailers has grown at the expense of smaller tire retailers. If that trend continues, the number of tire retailers able to handle sizable inventory could increase, reducing the importance of distributors to the local independent tire retailer market.

We could be subject to product liability, personal injury or other litigation claims that could adversely affect our business, results of operations and financial condition.

Purchasers of our products, or their employees or customers, could be injured or suffer property damage from exposure to, or defects in, products we sell or distribute, or have sold or distributed in the past.

We could be subject to claims, including personal injury claims. These claims may not be covered by insurance or tire manufacturers may be unwilling or unable to assume the defense of these claims, as they have in the past. In addition, if any tire manufacturer encounters financial difficulty or ceases to operate, it may not be able to assume the defense of such claims. We also may be subject to claims due to injuries caused by our truck drivers which may not be covered by insurance. As a result, the defense, settlement or successful assertion of any future product liability, personal injury or other litigation claims could cause us to incur significant costs and could have an adverse effect on our business, financial condition, results of operations or cash flows.

We could be adversely affected by compliance with environmental regulations and could incur costs relating to environmental matters, particularly those relating to our distribution centers.

We are subject to various federal, state, local and foreign environmental laws and regulations, as well as health and safety laws and regulations. Environmental laws are complex, change frequently and have tended to become more stringent over time. Compliance costs associated with current and future environmental and health and safety laws, particularly as they relate to our distribution centers, as well as liabilities arising from past or future releases of, or exposure to, hazardous substances, may adversely affect our business, results of operations, financial condition or cash flows.

Failure to maintain effective internal control over financial reporting could materially adversely affect our business, results of operations and financial condition.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Changes to our business will necessitate ongoing changes to our internal control systems and processes. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain adequate internal controls, including any required new or improved controls, we may be unable to provide financial information in a timely and reliable manner and might be subject to sanctions or investigation by regulatory authorities such as the SEC or the Public Company Accounting Oversight Board. Moreover, if we are not able to report our financial information on a timely basis, we may suffer adverse regulatory consequences or violate NYSE listing rules. Consequently, we could face sanctions, delisting or investigations, or other adverse effects on our business, reputation, results of operations, financial condition or cash flows. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Any such action could adversely affect our financial results or investors’ confidence in us and could cause the price of our securities to fall.

If we determine that our goodwill has become impaired, we may record significant impairment charges, which would adversely affect our results of operations.

Goodwill and other intangible assets represent a significant portion of our assets. Goodwill is the excess of cost over the fair market value of net assets acquired in business combinations. In the future, goodwill and intangible assets may increase as a result of future acquisitions. We review our goodwill and intangible assets at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions and adverse changes in applicable laws or regulations, including changes that restrict the activities of an acquired business. Any impairment of goodwill or other intangible assets would result in a non-cash charge against earnings, which would adversely affect our results of operations. As of October 3, 2009, our total goodwill was approximately $375.7 million.

Risks Relating to the Offering and Ownership of Our Common Stock

Public investors will experience immediate and substantial dilution as a result of this offering.

If you purchase shares of our common stock in this offering, you will immediately experience substantial dilution in net tangible book value. The initial public offering price will be substantially higher than the net tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of           shares of common stock by us at an assumed initial public offering price of $      per share (the midpoint of the price range set forth on the cover page of this prospectus), you will incur immediate dilution of approximately $      in the net tangible book value per share if you purchase shares of our common stock in this offering. In addition, we may raise additional capital through public or private equity or debt offerings, subject to market conditions. To the extent that additional capital is raised through the sale of equity or convertible debt securities, you will experience further dilution.

In addition, following the offering, approximately 89,240 shares of our common stock will be issuable upon the exercise of outstanding stock options and warrants with exercise prices that are below the assumed initial public offering price of our common stock. To the extent that these options and warrants are exercised, you will experience further dilution. For further information, see the “Dilution” section of this prospectus.

After the expiration of certain resale restrictions, a significant portion of our outstanding shares of common stock may be sold into the market, which could adversely affect our stock price.

Sales of a substantial number of shares of our common stock in the public market could occur at any time following this offering, subject to certain securities law restrictions and the terms of contractual lock-up agreements. Sales of shares of our common stock, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce our stock price. Upon consummation of this offering, we will have outstanding           shares of common stock. Of these shares, the shares of common stock offered hereby will be freely tradable without restriction in the public market, unless purchased by our affiliates. Upon completion of this offering, our existing stockholders will beneficially own           shares of our common stock (           shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholders), which will represent approximately     % of our outstanding common stock (     % if the underwriters exercise in full their option to purchase additional shares from the selling stockholders). Immediately following the closing of this offering, the holders of approximately          shares of common stock (           shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholders) will be entitled to dispose of their shares pursuant to the holding period, volume and other restrictions of Rule 144 under the Securities Act of 1933, or Securities Act, and the expiration of an initial 180-day underwriter “lock-up” period. The underwriters are entitled to waive the underwriter lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements. If certain of our existing stockholders were to sell a substantial portion of the shares they hold, our stock price could decline. See the information under the heading “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sale upon completion of this offering.

Our stock price may be volatile, and you may be unable to resell your shares at or above the offering price or at all.

The initial public offering price for our shares was determined through negotiations between us and the underwriters and may not be indicative of the market prices that will prevail in the trading market. Our stock price may decline below the initial offering price and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. Our stock price could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated variations in our operating results from quarter to quarter;

•	actual or anticipated variations in our operating results from the expectations of securities analysts and investors;

•	actual or anticipated variations in our operating results from our competitors;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of common stock or other securities by us or our stockholders in the future;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	departures of key executives or directors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financing efforts or capital commitments;

•	delays or other changes in our expansion plans;

•	involvement in litigation;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	general market conditions in our industry and the industries of our customers;

•	general economic and stock market conditions; and

•	terrorist attacks or natural disasters.

Furthermore, the capital markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact our stock price. These trading price fluctuations may also make it more difficult for us to use our common stock as a means to make acquisitions or to use options to purchase our common stock to attract and retain employees. If our stock price after this offering does not exceed the initial public offering price, you may not realize any return on your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could adversely affect our business, results of operations and financial position.

No public market currently exists for our common stock, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we intend to apply to have our common stock listed on the NYSE, an active public trading market for our common stock may not develop or be sustained after this offering. The lack of an active market may impede your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market also may reduce our stock price and impede our ability to acquire other companies using our shares as consideration.

Our stock price and trading volume could decline if securities or industry analysts do not publish research or reports about our business or if they publish misleading or unfavorable research or reports about our business.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts commence coverage of our common stock, the trading price and liquidity for our shares could be adversely impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes misleading or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases to cover us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Because we do not intend to pay dividends on our common stock, you will benefit from an investment in our common stock only if it appreciates in value.

We do not anticipate paying any dividends to our stockholders for the foreseeable future. The agreements governing our indebtedness also restrict our ability to pay dividends. Accordingly, you may need to sell your common stock in order to generate cash flow from your investment. If our stock price after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations and financial condition, restrictions imposed by applicable law and contracts to which we are a party and other factors our board of directors deems relevant. Investors seeking cash dividends should not invest in our common stock.

We will incur increased costs and our management will face increased demands as a result of operating as a company with public equity.

As a company with public equity, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as related rules implemented by the SEC and NYSE, impose various requirements on companies with public equity. Our management and other personnel will need to devote a substantial amount of time to these compliance matters. Also, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly than would be the case for a private company. For example, we expect these rules and regulations to make it more expensive for us to maintain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

Delaware law, our charter documents and our debt documents may impede or discourage a takeover, which could adversely affect our stock price.

Our certificate of incorporation and bylaws have provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult, including the following:

•	our certificate of incorporation authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our stockholders;

•	stockholders are denied the right to cumulate votes in the election of directors because our certificate of incorporation does not expressly address cumulative voting; and

•	our stockholders do not have the right to fill vacancies on the board caused by expansion, resignation, death disqualification or removal.

As a Delaware corporation, we are currently subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, or DGCL. These provisions may prohibit or restrict large stockholders, and in particular, those owning 15% or more of our outstanding voting stock, from merging or combining with us. However, we expect to revise our certificate of incorporation in connection with this offering to opt out of Section 203 of the DGCL. Therefore, after the lock-up period expires, the Control Group (consisting of the Investcorp Group, by which we mean Investcorp and its affiliates, certain international investors, which we refer to as the International Investors, Berkshire and Greenbriar), will be able to transfer control of us to a third party by transferring their common stock, which would not require the approval of our board of directors or our other stockholders.

In addition, our revolving credit facility and senior notes contain covenants that may impede, discourage or prevent a takeover of us. For instance, upon a change of control of us, we may be required to repurchase all of our outstanding senior notes and we would default on our revolving credit facility. As a result, a potential takeover may not occur unless sufficient funds are available to repay our outstanding debt.

These provisions of our charter documents, the DGCL and our debt documents, alone or together, could delay or deter hostile takeovers and changes of control or changes in our management. Any provision of our amended and restated certificate of incorporation, bylaws or the DGCL or our debt documents that has the effect of delaying or deterring a change of control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect our stock price if they are viewed as discouraging takeover attempts in the future.

We are a “controlled company,” controlled by a control group, whose interests in our business may be different from yours.

Prior to the completion of this offering, our common stock will be owned principally by the Control Group, consisting of the Investcorp Group, Berkshire, Greenbriar and the International Investors.

Upon completion of this offering, the Control Group will own approximately     % of our outstanding common stock (     % if the underwriters exercise in full their option to purchase additional shares). As a result, the Control Group will, for the foreseeable future, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of us or our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and the rules and regulations of the NYSE, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. This concentration of ownership will limit your ability to influence corporate matters and could discourage or delay a change of control of us, which could deprive our stockholders of an opportunity to receive a premium for their shares of our common stock and might reduce our stock price. For information regarding the ownership of our outstanding stock, please see the section titled “Principal and Selling Stockholders.”

Because the Control Group will own common stock representing more than 50% of our voting power after giving effect to this offering, we are considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted to, and have, opted out of the corporate governance requirements that our board of directors and our compensation committee meet the standard of independence established by those corporate governance requirements. As a result, our board of directors and those committees may have more directors who do not meet the NYSE independence standards than they would if those standards were to apply. We also have opted out of the NYSE’s requirement that we establish a nominating and corporate governance committee and that such committee contain independent directors. The NYSE independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. You will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE, and circumstances may occur in which the interests of the Control Group could be in conflict with the interests of our other stockholders.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements relating to our business and financial outlook, that are based on our current expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions. Actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any such statement to reflect new information, or the occurrence of future events or changes in circumstances.

Many factors could cause actual results to differ materially from those indicated by the forward-looking statements or could contribute to such differences including:

•	general business and economic conditions in the United States and other countries, including uncertainty as to changes and trends;

•	our ability to develop and implement the operational and financial systems needed to manage our operations;

•	our ability to execute key strategies, including pursuing acquisitions and successfully integrating and operating acquired companies;

•	the ability of our customers and suppliers to obtain financing related to funding their operations in the current economic market;

•	the financial condition of our customers, many of which are small businesses with limited financial resources;

•	changing relationships with customers, suppliers and strategic partners;

•	changes in state or federal laws or regulations affecting the tire industry;

•	impacts of competitive products and changes to the competitive environment;

•	acceptance of new products in the market; and

•	unanticipated expenditures.

You should review this prospectus carefully, including the section captioned “Risk Factors,” for a more complete discussion of the risks of an investment in our common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us of this offering will be approximately $      million, based upon an assumed initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus) and after paying the underwriting discount and commissions and other estimated expenses of the offering.

We intend to use the net proceeds of this offering:

•	first, to redeem the $45.2 million aggregate principal amount of our Discount Notes due October 1, 2013, which we refer to as our Discount Notes and which carry an interest rate of 13%, for an aggregate redemption price of approximately $ million (including a redemption premium of 1.0%, or $0.5 million, and accrued interest of approximately $ million);

•	second, to redeem all of the outstanding shares of our 8% cumulative redeemable preferred stock, which we refer to as the Redeemable Preferred Stock, at a redemption price equal to $20.0 million, plus accumulated and unpaid dividends, which we estimate will be approximately $ million through the anticipated redemption date for the Redeemable Preferred Stock; and

•	to the extent of any remainder, to redeem a portion or all of the $150.0 million aggregate principal amount of our Senior Notes due April 1, 2013, which we refer to as our 2013 Notes, and which carry an interest rate of 10.75% (including a redemption premium of 2.688% and any accrued and unpaid interest).

A $1.00 increase or decrease in the assumed initial public offering price of $      per share would increase or decrease, respectively, the proceeds to us from this offering by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

We will not receive any of the proceeds from the sale of shares by the selling stockholders if the underwriters exercise their option to purchase shares to cover overallotments. The selling stockholders include certain entities affiliated with members of our board of directors.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our incorporation in 2005, and we have no intention to declare or pay dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by certain covenants contained in our revolving credit facility and in the indentures that govern our Floating Rate Notes, 2013 Notes and Discount Notes and may be further restricted by any future indebtedness that we incur.

Our business is conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries.

DILUTION

If you invest in our common stock, you will be diluted to the extent the initial public offering price per share of our common stock exceeds the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of October 3, 2009 was approximately ($391.7) million, or ($391.84) per share of common stock. The net tangible book value per share represents the amount of our tangible net worth, or total tangible assets less total liabilities, divided by 999,527 shares of our common stock outstanding as of that date.

After giving effect to the issuance and sale of           shares of our common stock sold by us in this offering and our receipt of the net proceeds from such sale, based on an assumed public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the underwriting discount and commissions and the estimated expenses of the offering, our as-adjusted net tangible book value per share as of October 3, 2009 would have been approximately $      per share. This amount represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution in net tangible book value of $      per share to new investors purchasing shares of our common stock in this offering. Dilution per share is determined by subtracting the net tangible book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. Net tangible book value is not affected by the sale of shares of our common stock offered by the selling stockholders. The following table illustrates the per share dilution:

Expenses	Amount

Assumed initial public offering price per share	$
Net tangible book value per share as of October 3, 2009	(391.84)
Increase in net tangible book value per share attributable to new investors

Adjusted net tangible book value per share after this offering

Dilution per share to new investors	$

A $1.00 increase or decrease in the assumed initial public offering price of $      per share would increase or decrease, respectively, our net tangible book value by $     , the net tangible book value per share after this offering by $      and the dilution per share to new investors by $     , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes as of October 3, 2009, after giving effect to the offering:

•	the total number of shares of common stock purchased from us;

•	the total consideration paid to us before deducting underwriting discounts and commissions of $ and estimated offering expenses of approximately $ ; and

•	the weighted average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus).

					Weighted
					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share

Assuming no exercise of the overallotment option:
Existing stockholders		%	$	%	$
New investors
Total		100.0%		100.0%
Assuming full exercise of the overallotment option:
Existing stockholders		%	$	%	$
New investors
Total		100.0%		100.0%

The foregoing table does not reflect proceeds to be realized by existing stockholders in connection with the sales by them in this offering, options outstanding under our stock option plans or stock options to be granted after the offering. Following the offering, there will be 144,719 options outstanding with a weighted average exercise price of $169.16.

CAPITALIZATION

The following table sets forth our capitalization at October 3, 2009, on an actual basis and as adjusted to give effect to (1) the sale of shares of our common stock in this offering at an assumed initial offering price of $           per share (the midpoint of the range set forth on the cover page of this prospectus), (2) the application of the net proceeds from this offering, including the redemption of all of our outstanding Discount Notes, the redemption of all of our outstanding Redeemable Preferred Stock and the repayment of $          of our 2013 Notes, (3) the automatic conversion of all of our outstanding Series A, Series B and Series D Common Stock on a one-to-one basis into our common stock and (4) the repayment of $6.3 million aggregate principal amount of our Discount Notes on April 1, 2010, as required by the terms of the Discount Notes.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to the consolidated financial statements included elsewhere in this prospectus.

	As of October 3, 2009
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$6,446	$

Current maturities of long-term debt	$8,112

Long-term debt
Floating Rate Notes	140,000
2013 Notes	150,000
Discount Notes	45,217
Revolving credit facility	225,222
Capital lease obligations	14,118
Other	6,747

Total long-term debt, including capital lease obligations	581,304

Total debt	589,416

Redeemable Preferred Stock	25,918
Stockholders’ equity
Series A Common Stock, par value $0.01 per share; 1,500,000 shares authorized, 690,700 shares outstanding actual, no shares outstanding as adjusted	7		—
Series B Common Stock, par value $0.01 per share; 315,000 shares authorized, 307,327 shares outstanding actual, no shares outstanding as adjusted	3		—
Series D Common Stock, par value $0.01 per share; 1,500 shares authorized, 1,500 shares outstanding actual, no shares outstanding as adjusted	—		—
Common Stock, par value $0.01 per share; 1,816,500 shares authorized, no shares outstanding actual, shares outstanding as adjusted	—
Additional paid-in capital	218,321
Warrants	4,631
Accumulated earnings	7,334
Accumulated other comprehensive loss	(2,151)
Treasury stock, at cost, 473 shares of Series A Common Stock	(100)

Total stockholders’ equity	228,045

Total capitalization	$843,379	$

We expect that a $1.00 increase or decrease in the assumed initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus) would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Investcorp and the other members of the Control Group, acting through American Tire Distributors Holdings, Inc., which we refer to as ATDH, acquired American Tire Distributors, Inc., which we refer to as ATDI, in an acquisition completed on March 31, 2005. As used in this prospectus, unless the context indicates otherwise, the term “Successor” refers to ATDH and its subsidiaries and the term “Predecessor” refers to ATDI and its subsidiaries.

The following table sets forth selected historical consolidated financial data of both the Predecessor and the Successor for the periods indicated. Both the Predecessor’s and the Successor’s fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to those of the prior or subsequent fiscal years. Fiscal 2004 (ended January 1, 2005) contains operating results for 53 weeks. Selected historical financial data as of the end of and for fiscal 2004 is derived from the Predecessor’s consolidated financial statements as of and for that year. Selected historical financial data for the fiscal quarter ended April 2, 2005 is derived from the Predecessor’s consolidated financial statements as of and for that period. Selected historical financial data for the period of April 2, 2005 through December 31, 2005 and for fiscal 2006, 2007 and 2008 are derived from the Successor’s consolidated financial statements as of and for such periods and reflect ATDH’s acquisition of ATDI and related transactions. The fiscal quarter ended April 2, 2005 contains operating results for 13 weeks and the period of April 2, 2005 through December 31, 2005 contains operating results for 39 weeks. Fiscal 2006 (ended December 30, 2006) and fiscal 2007 (ended December 29, 2007) contain operating results for 52 weeks. Fiscal 2008 (ended January 3, 2009) contains operating results for 53 weeks.

The selected consolidated statements of operations data presented below for fiscal 2004, 2005, 2006, 2007 and 2008 and the balance sheet data at January 1, 2005, December 31, 2005, December 30, 2006, December 29, 2007 and January 3, 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the nine months ended October 4, 2008 and October 3, 2009 and the balance sheet data at October 4, 2008 and October 3, 2009 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which have been prepared on the same basis as our audited consolidated financial statements. The selected consolidated statement of operations data presented below for fiscal years 2004 and 2005 and the balance sheet data at January 1, 2005 and December 31, 2005 were derived from our audited annual consolidated financial statements which are not included in this prospectus. Our historical operating results are not necessarily indicative of future operating results. See “Risk Factors” and the notes to our financial statements. You should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes.

	Predecessor		Successor
			Period
			from
			April 2,
		Quarter	2005
		Ended	through					Nine Months Ended
	Fiscal	April 2,	December 31,	Fiscal				October 4,	October 3,
	2004	2005	2005	2006	2007	2008		2008	2009
		(Unaudited)						(Unaudited)	(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)
Statement of Operations Data:
Net sales	$1,282,069	$354,339	$1,150,944	$1,577,973	$1,877,480		$1,960,844	$1,517,300	$1,645,046
Cost of goods sold, excluding depreciation included in selling, general and administrative expense below	1,043,793	290,488	939,325	1,293,594	1,552,975		1,605,064	1,249,110	1,364,554

Gross profit	238,276	63,851	211,619	284,379	324,505		355,780	268,190	280,492
Selling, general and administrative expense	183,235	52,653	172,605	227,399	258,347		274,412	204,084	233,602
Impairment of intangible asset	—	—	—	2,640	—		—	—	—
Transaction expenses	—	28,211	95	—	—		—	—	—

Operating income (loss)	55,041	(17,013)	38,919	54,340	66,158		81,368	64,106	46,890
Other (expense) income
Interest expense	(13,371)	(3,682)	(41,359)	(60,065)	(61,633)		(59,169)	(44,402)	(41,345)
Other, net	(393)	(252)	111	(364)	(285)		(1,155)	(953)	(845)

Income (loss) from operations before income taxes	41,277	(20,947)	(2,329)	(6,089)	4,240		21,044	18,751	4,700
Income tax provision (benefit)	16,236	(6,620)	(728)	(1,482)	2,867		11,373	8,200	2,356

Net income (loss)	$25,041	$(14,327)	$(1,601)	$(4,607)	$1,373		$9,671	$10,551	$2,344

Net income (loss) per common share	$4.85	$(14.33)	$(1.60)	$(4.61)	$1.37		$9.68	$10.56	$2.35
Weighted average common shares issued and outstanding	5,161,917	1,000,000	999,527	999,527	999,527		999,527	999,527	999,527
Unaudited pro forma basic net income (loss) per common share(1)						$			$
Unaudited pro forma weighted average common shares issued and outstanding(1)

	Predecessor		Successor
			Period
			from
			April 2,
		Quarter	2005
		Ended	through				Nine Months Ended
	Fiscal	April 2,	December 31,	Fiscal			October 4,	October 3,
	2004	2005	2005	2006	2007	2008	2008	2009
		(Unaudited)					(Unaudited)	(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,334		$5,545	$3,600	$4,749	$8,495	$9,081	$6,446
Working capital	133,720		201,820	172,627	186,556	288,313	287,219	243,067
Total assets	549,243		1,120,118	1,123,506	1,210,696	1,390,860	1,298,128	1,296,567
Long-term debt, including capital leases	231,480		540,549	517,154	536,871	639,384	622,337	581,304
Total redeemable preferred stock	9,535		18,559	19,822	21,450	23,941	23,302	25,918
Total stockholders’ equity	57,765		220,806	216,758	216,395	224,486	226,324	228,045
Other Operating Data:
Cash flows provided by (used in):
Operating activities	$25,709	$9,871	$(34,654)	$66,586	$18,827	$(54,086)	$(77,148)	$100,007
Investing activities	(63,302)	(1,438)	(468,815)	(28,527)	(29,860)	(81,671)	(11,113)	2,052
Financing activities	37,601	(8,264)	505,511	(40,004)	12,182	139,503	92,593	(104,108)
Depreciation and amortization	6,781	1,738	16,409	25,071	28,096	25,530	18,717	23,573
Capital expenditures	4,379	1,574	6,086	9,845	8,648	13,424	10,011	5,565

(1)	Unaudited pro forma basic net income (loss) per common share has been calculated assuming conversion of all outstanding shares of our Series A, Series B and Series D common stock on a one-to-one basis into shares of our common stock as well as to reflect the assumed use of proceeds to redeem debt and preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated results of operations, financial condition and liquidity should be read in conjunction with our consolidated financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that reflect our current expectations, estimates, forecast and projections. These forward-looking statements are not guarantees of future performance, and actual outcomes and results may differ materially from those expressed in these forward-looking statements. See “Risk Factors” and “Special Note About Forward-Looking Statements.”

Our fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior or subsequent fiscal years. Fiscal 2008, which ended January 3, 2009, contained operating results for 53 weeks while fiscal 2007, which ended December 29, 2007, and fiscal 2006, which ended December 30, 2006, contained operating results for 52 weeks.

Company Overview

We are the leading replacement tire distributor in the United States, providing a critical range of services to enable tire retailers to effectively service and grow sales to consumers. Through our network of 83 distribution centers, we offer access to industry-leading breadth and depth of inventory, representing approximately 40,000 stock-keeping units (SKUs), to approximately 60,000 customers. The critical range of services we provide includes frequent and timely delivery of inventory, business support services, such as credit, training and access to consumer market data, administration of tire manufacturer affiliate programs, a leading online ordering and reporting system and a website that enables our tire retailer customers to participate in Internet marketing of tires to consumers. We estimate that our share of the replacement passenger and light truck tire market in the United States has increased from approximately 1.2% in 1996 to approximately 9.2% in 2008, which we believe is approximately twice the market share of our closest competitor.

We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers.

We believe we distribute the broadest product offering in our industry, supplying our customers with nine of the top ten leading passenger and light truck tire brands. We carry the flag brands of all four of the largest tire manufacturers — Bridgestone, Continental, Goodyear, and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. In addition to flag brands, we also sell lower price point associate brands of many of these and other manufacturers, as well as proprietary brand tires, custom wheels and accessories and related tire service equipment. Tire sales accounted for approximately 91.4% of our net sales in fiscal 2008. We believe our large, diverse product offering allows us to better penetrate the replacement tire market across a broad range of price points.

Key Business Metrics

Key business factors that have influenced our results of operations are:

•	Availability of consumer credit and changes in disposable income. Recent economic conditions, including increased unemployment and rising fuel prices, have caused consumers to delay tire purchases, reduce spending on tires or purchase less costly brand tires. For instance, in fiscal 2008, increased fuel costs, increased unemployment and tightening credit caused a decrease in miles driven and consumer spending, both of which caused a decrease in our unit sales and unit sales in the entire U.S. tire replacement industry. We believe that during fiscal 2008 and the first nine months of 2009, weak economic conditions have caused some consumers to delay the replacement of their tires.

•	Acquisitions. Over the past five years, we have successfully acquired and integrated ten businesses representing in excess of $700 million in annual net sales. Our acquisition strategy has allowed us to increase our share in existing markets, add distribution in new and complementary regions and utilize increasing scale to realize cost savings.

•	Number of vehicles in the U.S. market. While the number of automobiles registered in the United States has generally increased steadily over time, the growth rate in the number of automobiles slowed during fiscal 2008 and the first nine months of 2009, primarily due to weakening economic conditions, the reduced availability of consumer credit and decreasing consumer confidence.

•	Average age of vehicles. As the average age of vehicles has increased, the number of vehicles requiring replacement tires has increased. As consumers have chosen to drive existing vehicles longer, leading to increasing average age, these consumers may spend more on vehicle maintenance.

•	Miles driven. An increase in the number of miles driven generally increases the rate at which tires are replaced, thereby increasing the number of tires we sell. We believe that during fiscal 2008 and the first nine months of 2009, weak economic conditions and economic uncertainty caused a decrease in the number of miles driven, impacting demand. However, through November 2009, miles driven had increased on a year-over-year basis for six of the preceding eleven months.

Our unit sales decreased 2.5% during fiscal 2008, primarily due to weak economic conditions that began in fiscal 2007. During the first nine months of 2009, our unit sales increased 11.7% over the comparable sales in the prior year, primarily due to our acquisition of Am-Pac, which alone represented a 19.9% increase in our unit sales. Other factors that affected our performance during the first nine months of 2009 relative to the comparable period in the prior year were decreased demand in fiscal 2009, as compared to fiscal 2008, due to the weakened economy and the inclusion of three additional business days in the fiscal 2008 period, which caused a 1.7% decrease in unit sales between the periods.

Our History

On March 31, 2005, the Investcorp Group, Berkshire, Greenbriar and the International Investors, through ATDH, acquired our operations by purchasing all of the outstanding stock of ATDI. The acquisition did not trigger a change of control for accounting purposes.

2006 and 2007 Acquisitions

On January 27, 2006, we completed the purchase of Silver State Tire Company, Inc. and Golden State Tire Distributors, which collectively we refer to as Silver State. This acquisition established a distribution footprint for us in Nevada. On July 28, 2006, we completed the purchase of Samaritan Wholesale Tire Company, which we refer to as Samaritan Tire. This acquisition expanded our service in Minnesota and into Western Wisconsin.

On May 31, 2007, we completed the purchase of Jim Paris Tire City of Montebello, Inc., which we refer to as Paris Tire. This acquisition expanded our service in Colorado and the Midwest. On July 2, 2007, we completed the purchase of certain assets and the assumption of certain liabilities of Martino Tire Company, which we refer to as Martino Tire. This acquisition expanded our service in Florida and complemented our existing distribution centers located in Florida. On December 7, 2007, we completed the purchase of 6H-Homann, LLC and Homann Tire, LTD, which we refer to collectively as Homann Tire, which expanded our service in Texas (further complementing our existing distribution centers) and allowed us to expand into Louisiana.

The Homann Tire, Martino Tire, Paris Tire, Samaritan Tire and Silver State acquisitions were financed through borrowings under our revolving credit facility. The aggregate purchase price of these acquisitions was $42.7 million, consisting of $41.7 million in cash and $1.0 million in direct acquisition costs.

2008 Acquisitions

On October 8, 2008, we completed the purchase of certain assets and the assumption of certain liabilities of Remington Tire Distributors, Inc., which does business under the name Gray’s Wholesale Tire Distributors and which we refer to as Gray’s Tire. This acquisition expanded our presence in Texas and Oklahoma and complemented our existing distribution centers located within the states of Texas and Oklahoma.

On December 18, 2008, we completed the purchase of all of the issued and outstanding capital stock of Am-Pac. This acquisition significantly strengthened our presence in markets we served and allowed us to expand our operations into St. Louis, Missouri and western Texas. We financed the Am-Pac and Gray’s Tire acquisitions through borrowings under our revolving credit facility. We accounted for each of these acquisitions under the purchase method of accounting and, accordingly, the results of operations for the acquired businesses have been included in our consolidated statements of operations from the date of such acquisition. The aggregate purchase price of the Am-Pac acquisition was approximately $74.7 million, consisting of $71.1 million in cash and $3.6 million in direct acquisition costs. Of the $71.1 million in cash, $9.8 million was placed in escrow and $59.1 million was used to pay off Am-Pac’s outstanding debt. The amount held in escrow was excluded in the preliminary allocation of the cost of the assets acquired and liabilities assumed because it represented contingent consideration for which the contingency had not been resolved. We recorded the preliminary purchase price allocation in our consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed, which resulted in a customer relationship intangible asset of $9.6 million, an intangible trade name asset of $4.5 million and goodwill of $5.8 million. Effective July 31, 2009, pursuant to the acquisition agreement, we received $0.9 million in connection with closing date balance sheet and purchase price adjustments.

Results of Operations

Nine Months Ended October 3, 2009 Compared to Nine Months Ended October 4, 2008

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales (dollars in thousands):

				Period-Over-
	Nine	Nine	Period-Over-	Period	Results as a Percentage of
	Months	Months	Period	Percentage	Net Sales for Each Period
	Ended	Ended	Change	Change	Ended
	October 4,	October 3,	Favorable	Favorable	October 4,	October 3,
	2008	2009	(Unfavorable)	(Unfavorable)	2008	2009
	(Unaudited)	(Unaudited)

Net sales	$1,517,300	$1,645,046	$127,746	8.4%	100.0%	100.0%
Cost of goods sold, excluding depreciation included in selling, general and administrative expense below	1,249,110	1,364,554	(115,444)	(9.2)	82.3	82.9

Gross profit	268,190	280,492	12,302	4.6	17.7	17.1
Selling, general and administrative expense	204,084	233,602	(29,518)	(14.5)	13.5	14.2

Operating income	64,106	46,980	(17,216)	(26.9)	4.2	2.9
Other expense:
Interest expense	(44,402)	(41,345)	3,057	6.9	(2.9)	(2.5)
Other, net	(953)	(845)	108	11.3	(0.1)	(0.1)

Income from operations before income taxes	18,751	4,700	(14,051)	(74.9)	1.2	0.3
Income tax provision	8,200	2,356	5,844	71.3	0.5	0.1

Net income	$10,551	$2,344	$(8,207)	(77.8)%	0.7%	0.1%

Net Sales

Sales increased $127.7 million in the nine months ending October 3, 2009, primarily driven by our acquisition of Am-Pac in late 2008, which contributed $215.6 million to the year-over-year increase. Additionally, we generally passed through the tire manufacturers’ multiple 2008 price increases, which contributed an additional $41.0 million to the year-over-year increase. Excluding Am-Pac and the three additional business days in the nine-month period of 2008, while our sales of passenger and light truck tire units continued to outperform the overall passenger and light truck tire market (down 7.4% as measured by the Rubber Manufacturer’s Association, or RMA), sales still declined 6.5% during the nine-month period of 2009 as compared to the nine-month period of fiscal 2008. As such, softer tire unit sales of $87.3 million (approximately $20.9 million of which resulted from an additional three business days in the nine-month period of fiscal 2008 compared to the same period in fiscal 2009), combined with a decline in wheel and equipment and supply sales of $42.2 million, partially offset the increases noted above.

Gross Profit

Gross profit in the nine months ending October 3, 2009 increased $12.3 million, primarily due to the contribution from the Am-Pac acquisition and, to a lesser extent, higher net tire pricing resulting from the pass through of manufacturer price increases that occurred throughout fiscal 2008. Partially offsetting these increases was the benefit of favorable inventory cost layers generated during the first nine months of fiscal 2008, which resulted from passing through tire manufacturers’ multiple price increases, that did not repeat in fiscal 2009, as well as lower tire, wheel and equipment and supply sales volumes, due, in part, to the three fewer business days in the nine-month period of 2009.

Selling, General and Administrative Expense

The increase in selling, general and administrative expenses of $29.5 million is due predominantly to our acquisition of Am-Pac in fiscal 2008, which accounted for an increase of approximately $36.7 million. Other increases included higher restructuring expense related to lease tails for facilities that were relocated ($1.0 million), higher rents for larger facilities occupied during fiscal 2008 or early 2009 ($3.6 million) and higher amortization expense related to the change in accounting estimate for certain customer list intangible assets. Lower employee-related expenses of $9.4 million, including lower incentive-based compensation, lower overall employee headcount and three fewer business days in fiscal 2009 as compared to fiscal 2008, as well as lower fuel cost partially offset the increases noted above.

Interest Expense

The $3.1 million decrease in interest expense for the nine-month period of 2009 was due to lower interest rates on our variable rate debt, partially offset by higher average borrowings from our revolving credit facility during the nine-month period of 2009 as well as a $0.9 million increase in interest expense related to the change in fair value of the interest rate swap agreement entered into in the second quarter of 2009.

Income Tax Provision

We recognized an income tax provision of $2.4 million in the nine-month period of 2009 based on a pre-tax income of $4.7 million, compared to an income tax provision of $8.2 million in the nine-month period of fiscal 2008 based on a pre-tax income of $18.8 million. The effective tax rate for the first nine months of 2009 was 50.1%, compared with 43.7% for the corresponding period in fiscal 2008. The increase in the effective tax rate is due primarily to a lower projected pre-tax income level for 2009 as compared to fiscal 2008 with a consistent anticipated amount from permanent differences (primarily the impact of preferred stock dividends that are not deductible for income tax purposes). The income tax provision recorded for the first nine months of 2009 has been computed based on year-to-date income and projected results for the full year. The final effective tax rate to be applied to fiscal 2009 will depend on the actual amount of pre-tax income (loss) generated by us for the full year.

Net Income

Net income for the nine-month period of 2009 decreased $8.2 million due, in part, to higher selling, general and administrative expenses, as discussed above, partially offset by improvement in contributed gross profit dollars, lower interest expense and the fluctuation in the income tax provision between periods.

Fiscal 2008 Compared to Fiscal 2007

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales (dollars in thousands):

				Period-Over-
			Period-Over-	Period
			Period	Percentage	Results as a Percentage of
			Change	Change	Net Sales for Each Period Ended
			Favorable	Favorable	Fiscal	Fiscal
	Fiscal 2007	Fiscal 2008	(Unfavorable)	(Unfavorable)	2007	2008

Net sales	$1,877,480	$1,960,844	$83,364	4.4%	100.0%	100.0%
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,552,975	1,605,064	(52,089)	(3.4)	82.7	81.9

Gross profit	324,505	355,780	31,275	9.6	17.3	18.1
Selling, general and administrative expenses	258,347	274,412	(16,065)	(6.2)	13.8	14.0

Operating income	66,158	81,368	15,210	23.0	3.5	4.1
Other expense:
Interest expense	(61,633)	(59,169)	2,464	4.0	(3.3)	(3.0)
Other, net	(285)	(1,155)	(870)	(305.3)	0.0	(0.1)

Income from operations before income taxes	4,240	21,044	16,804	396.3	0.2	1.1
Income tax provision	2,867	11,373	(8,506)	(296.7)	0.2	0.6

Net income	$1,373	$9,671	$8,298	604.4%	0.1%	0.5%

Net Sales

Net sales for fiscal 2008 increased $83.3 million, or 4.4%, to $1,960.8 million from $1,877.5 million in fiscal 2007. The increase in sales in fiscal 2008 was primarily driven by an increase in tire pricing, net of selective promotional activities, which contributed $115.9 million to the year-over-year increase as we passed through tire manufacturers’ multiple price increases. Additionally, our acquisitions of Paris Tire, Martino Tire and Homann Tire in fiscal 2007 combined with the acquisition of Gray’s Tire and Am-Pac in fiscal 2008 contributed an additional $73.2 million to the year-over-year increase. Excluding acquisitions, our sales of passenger and light truck tire units outperformed the overall passenger and light truck tire market (as measured by the RMA), but still declined during fiscal 2008 as compared to fiscal 2007. As such, softer tire unit sales of $98.8 million (including a benefit of approximately $27.5 million from an additional week in our fiscal 2008), combined with a decline in equipment and supply sales of $6.6 million to partially offset the increases noted above.

Gross Profit

Gross profit increased $31.3 million to $355.8 million in fiscal 2008 from $324.5 million in fiscal 2007. This increase is primarily due to contributions from our fiscal 2007 and 2008 acquisitions and passing through tire manufacturers’ multiple price increases which provided for a favorable inventory cost layer (i.e., the benefit from the sale of inventory in fiscal 2008 that was purchased prior to tire manufacturers’ multiple price increases). Lower tire unit, equipment and supply sales volumes, despite an additional week in fiscal 2008, partially offset these increases.

Gross profit as a percentage of sales increased from 17.3% in fiscal 2007 to 18.1% in fiscal 2008 primarily due to the favorable inventory cost layer.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for fiscal 2008 increased $16.1 million to $274.4 million from $258.3 million in fiscal 2007. The acquisitions of Paris Tire, Martino Tire and Homann Tire in fiscal 2007, combined with the acquisition of Gray’s Tire and Am-Pac in fiscal 2008, accounted for approximately $7.9 million of the increase, $4.4 million of which was due to employee-related expenses. Additionally, facility lease and utilities expense increased $2.8 million primarily due to infrastructure investments, including relocation to larger facilities and upgrades to existing facilities. Fuel cost increased $3.7 million year-over-year due primarily to higher fuel cost per gallon throughout most of fiscal 2008. Other increases included higher vehicle leasing, higher travel costs and higher equipment and computer maintenance expense. These increases were partially offset by lower employee- related expenses of $0.6 million (primarily due to lower incentive compensation expense partially offset by higher salaries and wages due to the additional week in fiscal 2008).

Interest Expense

Interest expense, net of capitalized interest, decreased $2.4 million to $59.2 million in fiscal 2008 from $61.6 million in fiscal 2007. The decrease in interest expense is due to lower interest rates on our variable rate debt, partially offset by higher overall debt levels.

Interest expense, net of capitalized interest, for fiscal 2008 of $59.2 million exceeds cash payments for interest during the same period of $57.7 million principally due to non-cash amortization of debt issuance costs and accretion of interest on our Redeemable Preferred Stock, as well as interest accrued but not yet paid.

Income Tax Provision

We recognized an income tax provision of $11.4 million in fiscal 2008 based on a pre-tax income of $21.0 million. We recognized an income tax provision of $2.9 million in fiscal 2007 based on a pre-tax income of $4.2 million. The effective tax rate for fiscal 2008 was approximately 54% compared to 68% in fiscal 2007. The decrease in the effective tax rate is due primarily to the increase in pre-tax income and the impact of certain permanent timing differences, primarily related to our redeemable preferred stock, on our pre-tax income of $21.0 million in fiscal 2008 as opposed to the same permanent timing differences on our pre-tax income of $4.2 million in fiscal 2007.

Net Income

Net income for fiscal 2008 increased $8.3 million to $9.7 million from $1.4 million in fiscal 2007. The increase in net income is due to improvement in contributed gross profit dollars, contributions from acquisitions and lower interest expense, partially offset by an increase in selling, general and administrative expenses, as discussed above, and the fluctuation in the income tax provision between periods.

Fiscal 2007 Compared to Fiscal 2006

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales (dollars in thousands):

				Period-Over-
			Period-Over-	Period
			Period	Percentage
			Change	Change	Results as a Percentage of
			Favorable	Favorable	Net Sales
	Fiscal 2006	Fiscal 2007	(Unfavorable)	(Unfavorable)	Fiscal 2006	Fiscal 2007

Net sales	$1,577,973	$1,877,480	$299,507	19.0%	100.0%	100.0%
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,293,594	1,552,975	(259,381)	(20.1)	82.0	82.7

Gross profit	284,379	324,505	40,126	14.1	18.0	17.3
Selling, general and administrative expenses	227,399	258,347	(30,948)	(13.6)	14.4	13.8
Impairment of intangible asset	2,640	—	2,640	100.0	0.2	0.0

Operating income	54,340	66,158	11,818	21.7	3.4	3.5
Other expense:
Interest expense	(60,065)	(61,633)	(1,568)	(2.6)	(3.8)	(3.3)
Other, net	(364)	(285)	79	21.7	0.0	0.0

(Loss) income from operations before income taxes	(6,089)	4,240	10,329	169.6	(0.4)	0.2
Income tax (benefit) provision	(1,482)	2,867	(4,349)	(293.5)	(0.1)	0.2

Net (loss) income	$(4,607)	$1,373	$5,980	129.8%	(0.3)%	0.1%

Net Sales

Net sales for fiscal 2007 increased $299.5 million, or 19.0%, to $1,877.5 million from $1,578.0 million in fiscal 2006. The increase in sales in fiscal 2007 was primarily a result of increased passenger and light truck tire unit sales which accounted for $183.6 million of the increase and was further benefited by increased tire unit sales of high and ultra-high performance tires that provide an increased profit per tire. Tire unit sales for farm, industrial and other specialty products also increased (contributing $14.5 million over fiscal 2006), but were partially offset by a softening in commercial truck units (down $7.4 million from fiscal 2006). Additionally, the acquisitions of Paris Tire, Martino Tire and Homann Tire in fiscal 2007 and Samaritan Tire in late 2006 contributed $59.4 million to the year-over-year increase. Also, favorable tire pricing, net of selective promotional activities, benefited fiscal 2007 by approximately $51.5 million as we passed through tire manufacturers’ multiple price increases that resulted from rising raw material costs. A decline in wheel sales of $5.4 million and a net decline in equipment and supply sales of $1.9 million partially offset the increases noted above.

Gross Profit

Gross profit increased $40.1 million to $324.5 million in fiscal 2007 from $284.4 million in fiscal 2006. This increase is primarily the result of higher tire unit sales volumes, including the increase in unit sales of high and ultra-high performance tires that provide an increased profit per tire, and contributions from our fiscal 2007 and late fiscal 2006 acquisitions. These increases were partially offset by softer wheel sales.

Gross profit as a percentage of sales decreased 0.7 percentage points from 18.0% in fiscal 2006 to 17.3% in fiscal 2007. The decrease is primarily due to mix of product sales, including the sale of more high and ultra-high performance tires, which are higher profit per tire contributors but carry lower overall gross profit margins. Additionally, the benefit from the sale of inventory in early 2006 that was purchased prior to tire manufacturers’ multiple price increases (i.e., a favorable inventory cost layer) contributed to the decline in gross profit percentage year-over-year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for fiscal 2007 increased $30.9 million to $258.3 million from $227.4 million in fiscal 2006. Acquisitions made during late fiscal 2006 and throughout fiscal 2007 accounted for approximately $9.6 million of the increase, half of which was due to employee-related expenses. Excluding these acquisitions, employee-related expenses accounted for $15.5 million of the increase and included $11.8 million of incentive-based compensation, overtime and contract labor, to support increased sales volumes. Depreciation expense increased $2.2 million as we continued to expand warehousing infrastructure and invest in information technology. Other increases included higher facility lease expense, higher fuel costs, increased advertising and higher travel costs (collectively $4.9 million). These increases were partially offset by a reduction in amortization of prepaid management advisory fees that were paid in connection with the acquisition of ATDI by ATDH in March 2005 ($1.4 million).

Impairment of Intangible Asset

In September 2006, we were informed by one of our suppliers that it was going to cease the manufacturing of one of our tire brands for which we maintained a trade name intangible asset. As a result of this decision and due to our inability to place other sourcing regarding this tire brand, in accordance with accounting standards, we evaluated the fair value of the trade name intangible asset, as computed utilizing a discounted cash flow model, as compared to its carrying value. Based on this evaluation, we recorded an impairment charge of $2.6 million, for the full carrying amount of the trade name intangible asset. No similar charges were recorded during fiscal 2007.

Interest Expense

Interest expense increased $1.5 million to $61.6 million in fiscal 2007 from $60.1 million in fiscal 2006. The increase in interest expense is primarily due to higher debt levels year-over-year, which resulted from our acquisition of Paris Tire in May 2007, Martino Tire in July 2007 and Homann Tire in December 2007.

Interest expense for fiscal 2007 of $61.6 million exceeds cash payments for interest during the same period of $51.6 million principally due to non-cash amortization of debt issuance costs and accretion of interest on our Discount Notes and the Redeemable Preferred Stock, as well as interest accrued but not yet paid.

Income Tax Provision (Benefit)

We recognized an income tax provision of $2.9 million in fiscal 2007 based on a pre-tax income of $4.2 million. We recognized an income tax benefit of $1.5 million in fiscal 2006 based on a pre-tax loss of $6.1 million. The effective tax rate for fiscal 2007 was approximately 68%, compared to 24% in fiscal 2006. The increase in the effective tax rate is due primarily to the impact of certain permanent timing differences, primarily related to our redeemable preferred stock, on our pre-tax income of $4.2 million in fiscal 2007 as opposed to the same permanent timing differences on our pre-tax loss of $6.1 million in fiscal 2006.

Net Income (Loss)

Net income for fiscal 2007 was $1.4 million, an increase of $6.0 million from a net loss of $4.6 million in fiscal 2006. The increase in net income is due, in part, to higher tire unit volumes and improvements in contributed gross profit dollars, partially offset by an increase in selling, general and administrative expenses, as discussed above, and the fluctuation in the income tax provision (benefit) between periods. Net income in fiscal 2007 also benefited from the non-recurrence of an impairment of intangible asset charge recorded in fiscal 2006.

Liquidity and Capital Resources

Nine Months Ended October 3, 2009 Cash Flows

At October 3, 2009 our total debt, including capital leases, was $589.4 million, compared to $642.4 million at January 3, 2009, a decrease of $53.0 million. Higher repayments of our amended revolving credit facility accounted for the majority of the decrease in total debt. Total commitments by the lenders under our revolving credit facility were $400.0 million at October 3, 2009, of which $225.2 million was outstanding and $123.8 million was available for additional borrowings. The amount available to borrow under our revolving credit facility is limited by the borrowing base computation. For additional information on our existing indebtedness and the borrowing base under our revolving credit facility, see “Description of Indebtedness.”

The following table summarizes the cash flows for the nine months ended October 3, 2009 and October 4, 2008:

	Nine Months Ended
	October 4,	October 3,
	2008	2009
	(Unaudited)	(Unaudited)
	(Dollars in thousands)

Cash (used in) provided by operating activities	$(77,148)	$100,007
Cash (used in) provided by investing activities	(11,113)	2,052
Cash provided by (used in) financing activities	92,593	(104,108)

Net increase (decrease) in cash and cash equivalents	4,332	(2,049)
Cash and cash equivalents, beginning of period	4,749	8,495

Cash and cash equivalents, end of period	$9,081	$6,446

Cash payments for interest	$50,190	$40,818
Cash payments for taxes, net	$11,386	$5,294
Capital expenditures financed by debt	$2,258	$1,369

Operating Activities

Cash provided by operating activities increased $177.1 million to $100.0 million in the nine months ended October 3, 2009 compared to cash used in operating activities of $77.1 million in the nine months ended October 4, 2008. The increase in cash provided by operating activities was primarily due to a decrease in our net working capital requirements. For the nine months ended October 3, 2009, our change in operating assets and liabilities generated a cash inflow of approximately $69.9 million, primarily driven by a decrease in inventories and, to a lesser extent, an increase in accounts payable, partially offset by an increase in accounts receivable and a decrease in accrued expenses. The decrease in inventories resulted from the combination of the consolidations of the acquired Am-Pac distribution centers (finalized in early July 2009) and rationalization of their inventories, as well as reduction in elevated year-end inventory levels. The increase in accounts receivable resulted from seasonal volume increases during the third quarter of 2009 and the decrease in accrued expenses resulted from income tax payments and incentive compensation payments made during the nine months ended October 3, 2009, both of which related to fiscal 2008 performance. Comparatively, during the same period of fiscal 2008, our change in operating assets and liabilities generated a cash outflow of approximately $109.6 million, primarily driven by increases in accounts receivables and inventories combined with a decrease in accrued expenses partially offset by an increase in accounts payable. The decrease in accrued expenses is primarily due to interest payments on our senior notes, income tax payments and incentive compensation payments that were made during the nine months ended October 4, 2008.

Investing Activities

Net cash provided by investing activities increased $13.2 million to $2.1 million in the nine months ended October 3, 2009 compared to net cash used in investing activities of $11.1 million in the nine months ended October 4, 2008. The increase in net cash provided by investing activities was due primarily to the proceeds from the sale of assets held for sale, including $7.3 million for the sale of certain retail operations acquired in the Am-Pac acquisition, and a lower level of purchases of property and equipment in the first nine months of 2009 as compared to the first nine months of fiscal 2008 primarily resulting from the expansion of one of our distribution centers in fiscal 2008, which did not repeat. Capital expenditures during the nine months ended October 3, 2009 included information technology upgrades and warehouse racking. During the nine months ended October 3, 2009, we also had capital expenditures financed by debt of $1.4 million relating to information technology.

Financing Activities

Net cash used in financing activities increased $196.7 million to $104.1 million in the nine months ended October 3, 2009 compared to net cash provided by financing activities of $92.6 million in the nine months ended October 4, 2008. The increase in cash used in financing activities was primarily due to lower net borrowings under our revolving credit facility, primarily due to the reduction in working capital requirements discussed above, as well as the timing of outstanding checks from year-end that cleared in first quarter 2009.

Supplemental Disclosures of Cash Flow Information

Cash payments for interest decreased $9.4 million to $40.8 million in the nine-month period ended October 3, 2009 compared to $50.2 million in the nine-month period ended October 4, 2008 primarily due to the timing of our 2008 calendar period, which included four quarterly interest payments on our Floating Rate Notes ($14.2 million) compared to only three quarterly interest payments in the nine-month period ended October 3, 2009 ($7.7 million). In addition, lower interest rates during the nine-month period ended October 3, 2009 as compared to the nine-month period ended October 4, 2008 also contributed to the year-over-year decline in cash payments for interest.

Cash payments for taxes decreased $6.1 million to $5.3 million in the nine-month period ended October 3, 2009 compared to $11.4 million in the nine-month period ended October 4, 2008 primarily due to the balance and timing of income tax extension payments for fiscal 2007 made in fiscal 2008, as compared to payments for fiscal 2008 made in fiscal 2009.

Fiscal 2008 Cash Flows

At January 3, 2009, our total debt, including capital leases, was $642.4 million, compared to $539.9 million at December 29, 2007, a year-over-year increase of $102.5 million. Increased borrowings under our revolving credit facility of $103.7 million (primarily driven by our acquisitions completed in fiscal 2008 as well as timing of interest payments on our senior notes, income tax payments and incentive compensation payments made during fiscal 2008) contributed to the year-over-year increase. Total commitments by the lenders under our revolving credit facility were $400.0 million at January 3, 2009, of which $276.9 million was outstanding and $104.6 million was available for additional borrowings. The amount available to borrow under our revolving credit facility is limited by the borrowing base computation. For additional information on our existing indebtedness and the borrowing base under our revolving credit facility, see “Description of Indebtedness.”

The following table summarizes our cash flows for fiscal 2006, 2007 and 2008:

	Fiscal
	2006	2007	2008
		(Dollars in thousands)

Cash provided by (used in) operating activities	$66,586	$18,827	$(54,086)
Cash used in investing activities	(28,527)	(29,860)	(81,671)
Cash (used in) provided by financing activities	(40,004)	12,182	139,503

Net (decrease) increase in cash and cash equivalents	(1,945)	1,149	3,746
Cash and cash equivalents, beginning of period	5,545	3,600	4,749

Cash and cash equivalents, end of period	$3,600	$4,749	$8,495

Cash payments for interest	$46,263	$51,629	$57,711
Cash (receipts) payments for taxes, net	$(13,163)	$2,242	$11,634
Capital expenditures financed by debt	$2,360	$2,822	$3,295
Supplier loan	$6,000	$—	$—

Operating Activities

Total net cash used in operating activities for fiscal 2008 increased $72.9 million to $54.1 million compared to net cash provided by operating activities of $18.8 million in fiscal 2007. The increase in net cash used in operating activities was primarily due to an increase in our net working capital requirements primarily driven by an increase in inventories combined with a decrease in accrued expenses and decreases in accounts payable. The increase in inventories was primarily driven by increased purchases for the purpose of achieving certain manufacturer volume-related incentives, coupled with a softer tire unit sell-out, particularly during the fourth quarter of fiscal 2008. The decrease in accrued expenses is primarily due to interest payments on our senior notes, income tax payments and incentive compensation payments that were made during fiscal 2008. The decrease in accounts payable partially resulted from the timing of payments to several Am-Pac suppliers in connection with that acquisition.

Total net cash provided by operating activities for fiscal 2007 decreased $47.8 million to $18.8 million compared to $66.6 million in fiscal 2006. The decrease in net cash provided by operating activities was due in part to receipt of a federal income tax refund ($13.6 million) in first quarter 2006 that did not repeat in fiscal 2007. In addition, a reduction in our net working capital requirements in fiscal 2006 did not repeat during fiscal 2007 due primarily to our overall growth during fiscal 2007. For fiscal 2007, our change in operating assets and liabilities generated a cash outflow of approximately $12.7 million, primarily driven by increases in accounts receivable and inventories that were partially offset by an increase in accounts payable. During fiscal 2006, excluding the income tax refund discussed above, our change in operating assets and liabilities generated a cash inflow of $22.0 million, primarily driven by an increase in accounts payable and a reduction in accounts receivable and other current assets partially offset by an increase in inventories.

Investing Activities

Total net cash used in investing activities increased $51.8 million to $81.7 million in fiscal 2008 compared to $29.9 million in fiscal 2007. The increase in net cash used in investing activities was due primarily to an increase in our acquisition activity, $47.6 million, and an increase in purchase levels of property and equipment, $4.8 million. The increase in purchase levels of property and equipment was due, in part, to the expansion of one of our distribution centers. Capital expenditures for fiscal 2008 also included information technology upgrades and warehouse racking. During fiscal 2008 we also had capital expenditures financed by debt of $3.3 million relating to information technology.

Total net cash used in investing activities increased $1.4 million to $29.9 million in fiscal 2007 compared to $28.5 million in fiscal 2006. The increase in net cash used in investing activities was due primarily to an increase in our acquisition activity, $0.6 million, and an increase in purchase levels of assets held for sale, $1.9 million. These increases were partially offset by a $1.2 million reduction in purchase levels of property and equipment. Capital expenditures during fiscal 2007 were primarily for information technology upgrades and warehouse racking. During fiscal 2007 we also had capital expenditures financed by debt of $2.8 million relating to information technology.

Financing Activities

Total net cash provided by financing activities increased $127.3 million to $139.5 million in fiscal 2008 compared to $12.2 million in fiscal 2007. The increase in net cash provided by financing activities for fiscal 2008 was primarily due to increased borrowings under our revolving credit facility due, in part, to cash paid for our acquisitions completed during fiscal 2008 and higher cash payments for interest and taxes, as well as the increase in working capital requirements discussed above.

Total net cash provided by financing activities increased $52.2 million to $12.2 million in fiscal 2007 compared to net cash used in financing activities of $40.0 million in fiscal 2006. The increase in net cash provided by financing activities for fiscal 2007 was primarily due to a reduction in net payments on our revolving credit facility, including the receipt of a federal income tax refund ($13.6 million) in first quarter 2006 that was used to pay down our revolving credit facility.

Supplemental Disclosures of Cash Flow Information

Cash payments for interest increased $6.1 million to $57.7 million in fiscal 2008 compared to $51.6 million in fiscal 2007 primarily due to timing of our fiscal year-end on January 3, 2009 and, as such, included $3.6 million related to the January 1st interest payment on our Floating Rate Notes. In addition, interest payments on our Discount Notes began on October 1, 2007 and accordingly, the cash payments for interest amount for fiscal 2008 includes two interest payments relating to our Discount Notes compared to only one interest payment in fiscal 2007.

Cash payments for taxes increased $9.4 million to $11.6 million in fiscal 2008 compared to $2.2 million in fiscal 2007 primarily due to payments of fiscal 2007 income taxes during the extension period in fiscal 2008. The increase in income tax payments was a result of higher pre-tax income during fiscal 2007 compared to fiscal 2006 and related federal extension income tax payments.

Adjusted EBITDA

We evaluate liquidity based on several factors, including a measure we refer to in this prospectus as Adjusted EBITDA and which we refer to as Indenture EBITDA in our filings under the Securities Exchange Act of 1934, or Exchange Act. Neither Adjusted EBITDA nor the ratios based on Adjusted EBITDA presented herein comply with U.S. GAAP because Adjusted EBITDA is adjusted to exclude certain cash and non-cash items. The ratio of Adjusted EBITDA to consolidated interest expense is also used in certain of the covenants in the indentures governing our three series of senior notes. Adjusted EBITDA, which is referred to as consolidated cash flow in the indentures, represents earnings before interest, taxes, depreciation and amortization and the other adjustments set forth below permitted in calculating covenant compliance under the indentures governing our senior notes. We believe that the inclusion of this supplementary information is necessary for investors to understand our ability to engage in certain corporate transactions in the future under the indentures. The indentures governing our three series of outstanding notes limit, among other things, our ability to incur additional debt (subject to certain exceptions including debt under our revolving credit facility), issue preferred stock (subject to certain specified exceptions), make certain restricted payments or investments or make certain purchases of our stock, unless the ratio of our Adjusted EBITDA to consolidated interest expense (as defined in the indentures), each calculated on a pro forma basis for the proposed transaction, would have been at least 2.0 to 1.0 for the four fiscal quarters prior to the proposed transaction.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, cash flow provided by (used in) operating activities as determined in accordance with GAAP. Adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies. For the four fiscal quarters ended October 3, 2009, our ratio of Adjusted EBITDA to consolidated interest expense, each as calculated under the indentures governing our three series of outstanding notes, was 1.6 to 1.0. Because we currently do not satisfy the 2.0 to 1.0 Adjusted EBITDA to consolidated interest expense ratio contained in our three series of outstanding notes, we are currently limited in our ability to, among other things, incur additional debt (subject to certain exceptions including debt under our revolving credit facility), issue preferred stock (subject to certain specified exceptions), make certain restricted payments or investments or make certain purchases of our stock. See “Risk Factors — Risks Relating to Our Business — Our high level of indebtedness may adversely affect our financial condition, restrict our growth or place us at a competitive disadvantage.” These restrictions do not interfere with the day-to-day-conduct of our business. Moreover, the indentures do not require us to maintain any financial performance metric or ratio in order to avoid a default.

The following table shows the calculation of Adjusted EBITDA from the most directly comparable GAAP measure, net cash provided by (used in) operating activities:

				Nine Months	Nine Months
				Ended	Ended
				October 4,	October 3,
	Fiscal 2006	Fiscal 2007	Fiscal 2008	2008	2009
				(Unaudited)	(Unaudited)
		(Dollars in thousands)

Net cash provided by (used in) operating activities	$66,586	$18,827	$(54,086)	$(77,148)	$100,007
Changes in assets and liabilities	(35,646)	12,703	103,000	109,575	(69,915)
(Provision) benefit for deferred income taxes	1,970	6,916	(3,432)	3,417	4,721
Interest expense	60,065	61,633	59,169	44,402	41,345
Income tax provision (benefit)	(1,482)	2,867	11,373	8,200	2,356
(Provision for) recovery of doubtful accounts	325	(854)	(2,514)	(1,113)	(1,368)
Amortization of other assets	(5,443)	(5,056)	(4,834)	(3,626)	(3,627)
Accretion of Discount Notes	(5,906)	(1,571)	—	—	—
Accretion of Redeemable Preferred Stock	(441)	(441)	(441)	(331)	(331)
Accrued dividends on Redeemable Preferred Stock	(1,750)	(1,893)	(2,051)	(1,522)	(1,648)
Post-retirement benefit plan termination	1,933	—	—	—	—
Other	3,447	2,266	810	841	(266)

Adjusted EBITDA	$83,658	$95,397	$106,994	$82,695	$71,274

Adjusted EBITDA for the nine months ended October 3, 2009 decreased $11.4 million to $71.3 million compared to $82.7 million in the nine months ended October 4, 2008 due primarily to a reduction in passenger and light truck tire sales units and, to a lesser extent, lower sales contributions from wheels, equipment and supplies during the nine-month period ended October 3, 2009, partially offset by the contributions from our acquisition of Am-Pac, favorable net tire pricing and related contributed gross profit dollars and lower selling, general and administrative expenses, excluding Am-Pac, resulting from three fewer business days in fiscal 2009 versus fiscal 2008, as well as lower headcount and fuel costs.

Adjusted EBITDA for fiscal 2008 increased $11.6 million to $107.0 million from $95.4 million in fiscal 2007. The increase in Adjusted EBITDA was due primarily to favorable tire pricing, including the benefit from a favorable inventory cost layer in fiscal 2008, and our acquisitions made during late fiscal 2008 and throughout fiscal 2007.

Adjusted EBITDA for fiscal 2007 increased $11.7 million to $95.4 million from $83.7 million in fiscal 2006. The increase in Adjusted EBITDA was due primarily to higher sales volumes and contributions from acquisitions, partially offset by the benefit of sales associated with a favorable inventory cost layer in first quarter 2006 that did not repeat during fiscal 2007.

We anticipate that our principal use of cash going forward will be to meet working capital and debt service requirements, to make capital expenditures and to fund acquisitions. Based upon current and anticipated levels of operations, we believe that our cash flow from operations, together with amounts available under our revolving credit facility, will be adequate to meet our anticipated requirements for at least the next 12 months. In addition, we have total commitments by our lenders under our revolving credit facility of $400.0 million with availability of $123.8 million as of October 3, 2009. We currently expect our lenders will be able to meet their commitments under that facility.

Contractual Commitments

The following chart reflects certain cash obligations associated with our contractual commitments as of January 3, 2009, and does not give effect to this offering or the use of proceeds from this offering (in millions):

		Less than 1
	Total	Year	1-3 Years	4-5 Years	After 5 Years

Long-term debt (variable rate)	$416.9	$—	$276.9	$140.0	$—
Long-term debt (fixed rate)	211.1	2.9	12.8	195.2	0.2
Estimated interest payments(1)	209.6	49.3	97.1	47.0	16.2
Operating leases, net of sublease income	278.4	48.8	78.9	57.8	92.9
Redeemable Preferred Stock(2)	45.9	—	—	—	45.9
Capital leases(3)	0.3	0.2	0.1	—	—
Uncertain tax positions	1.9	1.5	0.8	(0.5)	0.1
Other long-term liabilities	7.2	—	4.3	—	2.9

Total contractual cash obligations	$1,171.3	$102.7	$470.9	$439.5	$158.2

(1)	Represents the annual interest expense on fixed and variable rate debt. Projections of interest expense on variable rate debt are based on current interest rates.

(2)	Represents the redemption amount plus cumulative dividends.

(3)	Excludes capital lease obligations relating to the sale and leaseback of three owned facilities. All cash paid to the lessor is recorded as interest expense and is included in the estimated interest payments amount in the table.

Off-Balance Sheet Arrangements

We have no significant off balance sheet arrangements, other than liabilities related to leases of Winston Tire Company that we guaranteed when we sold Winston Tire in 2001. As of October 3, 2009, our total obligations as guarantor on these leases are approximately $6.0 million extending over 10 years. However, we have secured assignments or sublease agreements for the vast majority of these commitments with contractually assigned or subleased rentals of approximately $5.5 million as of October 3, 2009. A provision has been made for the net present value of the estimated shortfall. The accrual for lease liabilities could be materially affected by factors such as the credit worthiness of lessors, assignees and sublessees and our success at negotiating early termination agreements with lessors. These factors are significantly dependent on general economic conditions. While we believe that our current estimates of these liabilities are adequate, it is possible that future events could require significant adjustments to those estimates.

Critical Accounting Policies and Estimates

The preparation of our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported. We consider certain accounting policies, described below, to be critical policies.

Revenue Recognition and Accounts Receivable — Allowance for Doubtful Accounts

We recognize revenue when title and risk of loss pass to the customer, which is upon delivery under free-on-board destination terms. We also permit customers from time to time to return certain products, but there is no contractual right of return. We continuously monitor and track such returns and record an estimate of such future returns, based on historical experience and recent trends. While such returns have historically been within management’s expectations and the provisions established have been adequate, we cannot guarantee that we will continue to experience the same return rates that we have in the past. If future returns increase significantly, operating results would be adversely affected.

The allowance for doubtful accounts provides for estimated losses inherent within our accounts receivable balance. Management evaluates both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables, past collection trends and general economic conditions. Management believes, based on our review, that the allowance for doubtful accounts is adequate to cover potential losses. Actual results may vary as a result of unforeseen economic events and the impact those events could have on our customers.

Inventories

Inventories are valued at the lower of cost, determined on the first-in, first-out method, or fair market value. We perform periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and record necessary provisions to reduce such inventories to net realizable value. If actual market conditions are less favorable than those projected by management, additional inventory provisions may be required.

Self-Insured Reserves

We are self-insured for automobile liability, workers’ compensation and the health care claims of our team members, although we maintain stop-loss coverage with third-party insurers to limit our total liability exposure. A reserve for liabilities associated with these losses is established for claims filed and claims incurred but not yet reported using actuarial methods followed in the insurance industry and our historical claims experience. While we do not expect the amounts ultimately paid to differ significantly from our estimates, our self-insurance reserves and corresponding selling, general and administrative expenses could be affected if future claim experience differs significantly from historical trends and actuarial assumptions.

Acquisition Exit Cost Reserves

In connection with certain acquisitions, we record exit cost reserves for closed facilities that are subject to long-term commitments based upon the future minimum lease payments and related ancillary costs from the date of closure to the end of the remaining lease term, net of estimated sublease rentals that could be reasonably expected to be obtained for the property. Future cash flows are based on contractual lease terms and knowledge of the market in which the facility is located. These estimates are subject to multiple factors, including inflation, ability to sublease the property and other economic conditions. Internally developed estimates of sublease rentals are based upon the market in which the property is located, the results of previous efforts to sublease similar property and the current economic environment. Reserves may be adjusted in the future based upon the actual resolution of each of these factors.

Valuation of Goodwill and Other Intangible Assets

Financial Accounting Standards Board, or FASB, authoritative guidance requires that goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested for impairment annually and more frequently in the event of an impairment indicator. This guidance requires that management compare the reporting unit’s carrying value to its fair value as of an annual assessment date. Management has computed fair value by utilizing a variety of methods including discounted cash flow and market multiple models. This authoritative guidance also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives and reviewed whenever events or circumstances indicate an impairment may exist. In accordance with this guidance, we have elected November 30 as our annual impairment assessment date. We completed our annual impairment assessment as of November 30, 2008 and concluded that no impairment charge was required to be reflected in our 2008 financial statements. We will continue to perform goodwill and intangible asset impairment reviews annually or more frequently if facts or circumstances warrant a review. Future adverse developments in market conditions or our current or projected operating results could cause the fair value of our goodwill to fall below the carrying value, requiring an impairment charge.

Long-Lived Assets

Management reviews long-lived assets, which consist of property, leasehold improvements and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recovered. Recoverability of long-lived assets to be held and used is evaluated by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the excess of the carrying amount over the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell when we have committed to a disposal plan.

Income Taxes and Valuation Allowances

Pursuant to FASB authoritative guidance for accounting for income taxes and uncertain tax positions, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

We account for uncertain tax positions in accordance with FASB authoritative guidance. However, the application of income tax law is inherently complex. As such, we are required to make certain assumptions and judgments regarding our income tax positions and the likelihood whether such tax positions would be sustained if challenged. Interest and penalties related to uncertain tax provisions are recorded as a component of the provision for income taxes. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in our assumptions and judgments can materially affect amounts recognized in our consolidated balance sheets and statements of operations.

Vendor Rebates

We receive rebates from our vendors under a number of different programs. These rebates are recorded in accordance with authoritative guidance related to accounting for cash consideration received from vendors. Many of the vendor programs provide for us to receive rebates when any of a number of measures are achieved, generally related to the volume of purchases. These rebates are accounted for as a reduction to the price of the product, which reduces the carrying value of inventory until the product is sold. Throughout the year, the amount earned for annual rebates is based on purchases management considers probable for the full year. These estimates are continually revised to reflect rebates earned based on actual purchase levels. Historically, actual rebates have been within the expectations used in the estimates.

If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts that have been recorded related to product already purchased, it may impact gross margins on products sold or revenues earned in future periods to the extent that the changes are not passed along to the customer.

Customer Rebates

We offer rebates to our customers under a number of different programs. These rebates are recorded in accordance with authoritative guidance related to accounting for consideration given by a vendor to a customer. The majority of these programs provide for the customer to receive rebates, generally in the form of a reduction in the related accounts receivable balance, when certain measures are achieved, generally related to the volume of product purchased from us. These rebates are recorded as a reduction of the related price of the product, which reduces the amount of revenue recorded. Throughout the year, the amount of rebates is estimated based on the expected level of purchases to be made by customers that participate in the rebate programs. These estimates are periodically revised to reflect rebates earned by customers based on actual purchases made. Historically, actual rebates paid have been within the expectations used in management’s estimates.

Cooperative Advertising and Marketing Programs

We participate in cooperative advertising and marketing programs, or co-op advertising, with our vendors. Co-op advertising funds are provided to us generally based on the volume of purchases made with vendors that offer such programs. A portion of the funds received must be used for specific advertising and marketing expenditures incurred by us or our customers. The co-op advertising funds received by us from our vendors are accounted for in accordance with authoritative guidance related to accounting for cash consideration received from a vendor, which requires that we record the funds received as a reduction of cost of sales or as an offset to specific costs incurred in selling the vendor’s products. The co-op advertising funds that are provided to our customers are accounted for in accordance with authoritative guidance related to accounting for cash consideration given by a vendor to a customer, which requires that we record the funds paid as a reduction of revenue since no separate identifiable benefit is received by us.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued the FASB Accounting Standards Codification, or the Codification. The Codification will become the source of authoritative GAAP recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification is not intended to change or alter existing GAAP. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the Codification did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued authoritative guidance for events that occur subsequent to the end of a reporting period. This FASB authoritative guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This FASB authoritative guidance is effective for interim and annual reporting periods ended after June 15, 2009. We adopted this guidance on July 4, 2009 and have included the required disclosures in the notes to our consolidated financial statements.

In April 2009, the FASB issued authoritative guidance for fair value disclosures of financial instruments during interim periods. This guidance extends the disclosure requirements for fair value of financial instruments to interim period financial statements, in addition to the existing requirements for annual periods and reiterates the requirement to disclose the methods and significant assumptions used to estimate fair value. This guidance is effective for interim and annual periods ending after June 15, 2009. We adopted this guidance on July 4, 2009 and have included the required disclosures in the notes to our consolidated financial statements.

In April 2009, the FASB issued authoritative guidance for the recognition and presentation of impairments that are other-than-temporary. This guidance amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. This accounting standard is effective for interim and annual periods ending after June 15, 2009. We adopted this accounting standard on July 4, 2009 with no material impact on our consolidated financial statements.

In April 2008, the FASB issued authoritative guidance for the determination of useful lives of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this guidance is to improve the consistency between the useful life of a recognized intangible asset under the FASB authoritative guidance for goodwill and other intangible assets and the period of expected cash flows used to measure the fair value of the asset under the FASB authoritative guidance for business combinations and other U.S. generally accepted accounting principles. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We adopted this guidance on January 4, 2009 (the first day of our 2009 fiscal year). The adoption of this guidance did not have a material impact on our results of operations or financial position.

In March 2008, the FASB issued authoritative guidance for disclosures of derivative instruments and hedging activities. This guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted the provisions of this accounting standard on January 4, 2009 (the first day of our 2009 fiscal year). As a result of this adoption, we expanded our disclosures regarding derivative instruments and hedging activities which are included in the notes to our consolidated financial statements.

In December 2007, the FASB issued revisions to an accounting standard for business combinations. The revised accounting standard requires an acquiring entity to recognize, with limited exceptions, all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value. In addition, the revised accounting standard will require acquisition costs to be expensed as incurred, acquired contingent liabilities to be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, restructuring costs associated with a business combination to be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date to generally affect income tax expense. This revised accounting standard also includes a substantial number of new disclosure requirements. The revised accounting standard is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. We adopted the revised accounting standard on January 4, 2009 (the first day of our 2009 fiscal year). The adoption of this revised accounting standard did not have a material impact on our results of operations or financial position; however, the impact in future periods will depend on the nature and size of business combinations completed in future periods.

Quantitative and Qualitative Disclosures About Market Risk

Our results of operations are exposed to changes in interest rates primarily with respect to our revolving credit facility and our Floating Rate Notes. Interest on the revolving credit facility is tied to the Base Rate, as defined in the agreement, or LIBOR. Interest on the Floating Rate Notes is tied to the three-month LIBOR. At October 3, 2009 and January 3, 2009, we had $365.2 million and $416.9 million, respectively, outstanding under our revolving credit facility and our Floating Rate Notes, of which $180.2 million and $331.9 million, respectively, were not hedged by an interest rate swap agreement and were thus subject to interest rate changes. An increase or decrease of 1.0% in such interest rate percentages would increase or decrease, respectively, our annual interest expense by $1.8 million and $3.3 million, based on the outstanding balance of the revolving credit facility and Floating Rate Notes that were not hedged at October 3, 2009 and January 3, 2009, respectively.

On June 4, 2009, we entered into an interest rate swap agreement, effective as of June 8, 2009, which we refer to as the 2009 Swap, to manage exposure to fluctuations in interest rates. The 2009 Swap represents a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the 2009 Swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At October 3, 2009, the 2009 Swap in place covers a notional amount of $100.0 million of variable rate indebtedness at a fixed interest rate of 1.45% and expires on June 8, 2011. The 2009 Swap has not been designated for hedge accounting treatment. Accordingly, we recognize the fair value of the 2009 Swap in the accompanying condensed consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying condensed consolidated statements of operations. The fair value of the 2009 Swap is the estimated amount that we would pay or receive to terminate the agreement at the reporting date. The fair value of the 2009 Swap was a liability of $0.9 million at October 3, 2009 and is included in other liabilities in the accompanying condensed consolidated balance sheet with the offset included in interest expense in the accompanying condensed consolidated statement of operations.

On October 11, 2005, we entered into an interest rate swap agreement, which we refer to as the 2005 Swap, to manage exposure to fluctuations in interest rates. The Swap represents a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the Swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At October 3, 2009 and January 3, 2009, the Swap in place covered a notional amount of $85.0 million of our outstanding $140.0 million Floating Rate Notes at a fixed interest rate of 4.79% and expires on September 30, 2010. The Swap has been designated for hedge accounting treatment. Accordingly, we recognize the fair value of the Swap in the accompanying consolidated balance sheets and any changes in the fair value are recorded as adjustments to other comprehensive income (loss). The fair value of the Swap is the estimated amount that we would pay or receive to terminate the agreement at the reporting date. The fair value of the Swap was a liability of $3.5 million at October 3, 2009 and $4.3 million at January 3, 2009 and is included in other liabilities in the accompanying consolidated balance sheets with the offset included in other comprehensive income (loss), net of tax.

BUSINESS

Our Company

We are the leading replacement tire distributor in the United States, providing a critical range of services to enable tire retailers to effectively service and grow sales to consumers. Through our network of 83 distribution centers, we offer access to industry-leading breadth and depth of inventory, representing approximately 40,000 stock-keeping units (SKUs), to approximately 60,000 customers. The critical range of services we provide includes frequent and timely delivery of inventory, business support services, such as credit, training and access to consumer market data, administration of tire manufacturer affiliate programs, a leading online ordering and reporting system and a website that enables our tire retailer customers to participate in Internet marketing of tires to consumers. We estimate that our share of the replacement passenger and light truck tire market in the United States has increased from approximately 1.2% in 1996 to approximately 9.2% in 2008, which we believe is approximately twice the market share of our closest competitor.

We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers.

We believe we distribute the broadest product offering in our industry, supplying our customers with nine of the top ten leading passenger and light truck tire brands. We carry the flag brands of all four of the largest tire manufacturers — Bridgestone, Continental, Goodyear, and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. In addition to flag brands, we also sell lower price point associate brands of many of these and other manufacturers, as well as proprietary brand tires, custom wheels and accessories and related tire service equipment. Tire sales accounted for approximately 91.4% of our net sales in fiscal 2008. We believe our large, diverse product offering allows us to better penetrate the replacement tire market across a broad range of price points.

For the nine-month period ended October 3, 2009, our net sales totaled $1,645.0 million, our net income was $2.3 million and our EBITDA was $69.6 million. From fiscal 2003 to fiscal 2008, we grew our net sales and EBITDA at a compound annual rate of 12.0% and 17.0%, respectively, outperforming the overall U.S. replacement tire market, which experienced an average annual unit volume decrease of 0.7%. For a reconciliation from net income to EBITDA, see “Prospectus Summary — Summary Consolidated Financial Data.”

Our Industry

The U.S. replacement tire market generated annual retail sales of approximately $30.2 billion in 2008, according to Modern Tire Dealer. In 2008, passenger tires, medium truck tires and light truck tires accounted for 64.1%, 17.8% and 14.2%, respectively, of the U.S. replacement tire market. Farm, specialty and other types of tires accounted for the remaining 3.9%. In 2009, according to Tire Review, tire retailers obtained 69% of their tire volume from wholesale tire distributors, like us, and 17% of their tire volume from tire manufacturers.

In the United States, replacement tires are sold to consumers through several different channels, including local, regional and national independent tire retailers, mass merchandisers, warehouse clubs, tire manufacturer-owned stores, automotive dealerships, service stations and web-based marketers. Between 1990 and 2008, independent tire retailers and automotive dealerships have enjoyed the largest increase in market share, moving from 54.0% to 60.0% and 1.0% to 5.5% of the market, respectively, according to Modern Tire Dealer.

The U.S. replacement tire market has historically experienced stable growth and favorable pricing dynamics. From 1955 through 2009, U.S. replacement tire unit shipments increased by an average of approximately 2.6% per year even after factoring in the effects of the recent turbulent economic period. In addition, the industry has seen stronger growth in the high and ultra-high performance tire segments, which have experienced a compound annual growth rate of approximately 9% over the period from 2000 to 2008.

We believe growth in the U.S. replacement tire market will continue to be driven by favorable underlying dynamics, including:

•	increases in the number and average age of passenger cars and light trucks;

•	increases in the number of miles driven;

•	increases in the number of licensed drivers as the U.S. population continues to grow;

•	increases in the number of replacement tire SKUs;

•	growth of the high performance tire segment; and

•	shortening tire replacement cycles due to changes in product mix that increasingly favor high performance tires, which have shorter average lives.

Our Competitive Strengths

We believe the following key strengths position us well to maintain our ability to achieve revenue growth that exceeds that of the U.S. replacement tire industry:

Leading Position in a Highly-Fragmented Marketplace.  We are the leading replacement tire distributor in the United States with an estimated market share of approximately 9.2%. We believe our scale provides us key competitive advantages relative to our smaller, and generally regionally-focused, competitors that include the ability to: efficiently stock and deliver a wide variety of tires, custom wheels, tire service equipment and accessories; invest in services, including sales tools and technologies, to support our customers; and realize operating efficiencies from our scalable infrastructure. We believe our leading market position, combined with our commitment to distribution, as opposed to the retail operations engaged in by our customers, enhances our ability to expand our sales footprint cost effectively both in our existing markets and in new domestic geographic markets.

Extensive and Efficient Distribution Network.  We have the largest independent replacement tire distribution network in the United States with 83 distribution centers and approximately 800 delivery vehicles serving 37 states. Our extensive distribution footprint, combined with our sophisticated inventory management and logistics technologies, enables us to deliver the vast majority of orders on a same or next day basis, which is critical for tire retailers who are typically limited by physical inventory capacity and working capital constraints. Our delivery technologies, including dynamic routing and Roadnet 5000, a routing tool, allow us to more effectively and efficiently organize and optimize our route systems to provide timely product delivery. Our Oracle ERP system provides a scalable platform that can support future growth and ongoing cost reduction initiatives, including warehouse and truck management systems, which we believe will allow us to continue reducing warehouse and delivery costs per unit.

Broad Product Offering from Diverse Supplier Base.  We believe we offer the most comprehensive selection of tires in the industry. We supply nine of the top ten leading passenger tire brands, and we carry the flag brands of all four of the largest tire manufacturers — Bridgestone, Continental, Goodyear and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. Our tire product line includes a full suite of flag, associate and proprietary brand tires, allowing us to service a broad range of price points from entry level to the faster growing ultra-high performance category. In addition to tires, we also offer custom wheels and accessories and related service equipment. We believe that our broad product offering drives penetration among existing customers, attracts new customers and maximizes customer retention.

Broad Range of Critical Services.  We provide a critical range of services which enables our tire retailer customers to operate their businesses more profitably. These services include convenient access to and timely delivery of the broadest product offerings available in the industry, as well as fundamental business support services, such as credit, training and access to consumer market data, that enable our tire retailer customers to better service their individual markets, and administration of tire manufacturer affiliate programs. We provide our customers with convenient 24/7 access to our extensive product offerings through our industry-leading and proprietary business-to-business web portal, ATDOnline®. In fiscal 2009, approximately 64% of our total order volume was placed through ATDOnline®, up from 56% in fiscal 2007. Our online services also include TireBuyer.com®, which was launched in late 2009 to allow our local independent tire retailer customers to participate in the Internet marketing of tires to consumers. We also provide select, qualified independent tire retailers with the opportunity to participate in our Tire Pros® franchise program through which they receive advertising and marketing support and the benefits of a national brand identity.

Diversified Customer Base and Longstanding Customer Relationships.  We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers. We believe the diversity of our customer base and the strength of our customer relationships present an opportunity to grow market share regardless of macroeconomic and replacement tire market conditions.

Strong Cash Flow Generation Capability.  Our inventory management systems and vendor relationships enable us to generate strong cash flow from operations through efficient management of our working capital. We have designed efficient warehouse, delivery, information technology and other infrastructure capabilities to be scalable, creating incremental distribution capacity to support further penetration within current markets and expansion into new domestic geographic markets. In addition, our bad debt expense has been below 0.15% of sales for fiscal 2006 through fiscal 2009 due to our credit and collection procedures. We have also effectively leveraged our fixed assets with average annual maintenance capital expenditures of less than $3.0 million during the period from fiscal 2006 to fiscal 2009. We believe the low capital intensity of our business should allow us to continue producing favorable cash flow in the future.

Strong Management Team with Track Record of Driving Growth and Improving Efficiency.  Our senior management team has a proven track record of implementing successful initiatives, including the execution of a disciplined acquisition strategy, that have contributed to our gross profit expansion and above-market net sales growth. In addition, we have reduced costs through the integration of operating systems and introduction of standard operating practices across all locations, resulting in improved operating efficiencies, reduced headcount and improved operating profit at existing and acquired locations. We believe our cost discipline and acquisition integration experience will continue to be competitive advantages as we grow both organically and through selective acquisitions. Our senior management team has an average of 25 years of distribution experience and over 19 years working with us or our predecessors.

Our Business Strategy

Our objective is to be the largest distributor of replacement tires to local, regional and national independent U.S. tire retailers, as well as automotive dealerships, service stations and mass merchandisers, to drive above-market growth and further enhance profitability and cash flow. We intend to accomplish this objective by executing the following key operating strategies:

Leverage Our Infrastructure in Existing Markets.  Through infrastructure expansions over the past several years, we have developed a scalable platform with available incremental distribution capacity. Our distribution infrastructure enables us to efficiently add new customers and service growing channels, such as automotive dealerships, thereby increasing profitability by leveraging the utilization of our existing assets. We believe our relative penetration in existing markets is largely a function of the services we offer and the length of time we have operated locally. Specifically, in new markets, we have experienced growth in market share over time, and in states we have served the longest, we generally have market share well in excess of our national average.

Continue to Expand into New Geographic Markets.  Our existing organizational and technological platforms are scalable and designed to accommodate additional distribution capacity and increased sales as we expand our network throughout the United States. For example, we entered the Texas market in late 2004 and Minnesota in 2007 and we were able to leverage our platforms to more than double our sales in both states since our entry. While we have the largest distribution footprint in the U.S. replacement tire market, we have limited or no market presence in 18 of the contiguous United States that represent approximately 35% of the tire replacement market, including New York, Ohio, Michigan, Illinois and New Jersey. We are currently contemplating expansion strategies in several of these states to drive future growth.

Grow Participation in Tire Pros® Franchise Program.  Through our fiscal 2008 acquisition of Am-Pac Tire Dist., Inc., which we refer to as Am-Pac, we acquired the Tire Pros® franchise program, which enables us to deliver advertising and marketing support to tire retailer customers operating as Tire Pros® franchisees. Since the acquisition, we have focused on modifying and improving the Tire Pros® franchise program. The Tire Pros® franchise program allows participating local tire retailers to enjoy the benefits of a national brand identity with minimal investment, while still maintaining their local identity. In return, we benefit from increasing volume penetration among, and further aligning ourselves with, our franchisees.

Continue to Offer a Comprehensive Tire Portfolio to Meet Our Customers’ Needs.  We service a broad range of price points from entry-level to faster growing high and ultra-high performance tires, providing a full suite of flag, associate and proprietary brand tires. We intend to continue to focus on high and ultra-high performance tires, given the growth in demand for such tires, while maintaining our emphasis on providing broad market and entry level tire offerings. Our entry level offerings were recently expanded by the addition of our exclusive Capitol® and Negotiator® brands upon the acquisition of Am-Pac. Our comprehensive tire portfolio is designed to satisfy all of our customers’ needs and allow us to become the supplier of choice, thereby increasing customer penetration and retention.

Grow TireBuyer.com® into a Premier Internet Tire Provider.  In late 2009, we launched TireBuyer.com®, an Internet site that enables our local independent tire retailer customers to connect with consumers and sell to them over the Internet. TireBuyer.com® allows our broad base of independent tire retailer customers to participate in a greater share of the growing Internet tire market. We believe that TireBuyer.com® complements and services our participating local independent tire retailers by providing them access to a sales and marketing channel previously unavailable to them.

Utilize Technology Platform to Continue to Increase Distribution Efficiency.  We intend to continue to invest in our inventory and warehouse management systems and logistics technology to further increase our efficiency and profit margins and improve customer service. We continue to evaluate and incorporate technical solutions such as handheld scanning for receiving, picking and delivery of products to our customers. We believe these increased efficiencies will continue to enhance our reputation with our customers for providing a high level of prompt customer service, while also reducing costs.

Selectively Pursue Acquisitions.  We expect to continue to employ an acquisition strategy to increase our share in existing markets, add distribution in new markets and utilize our scale to realize cost savings. In addition, we believe acquisitions in our existing geographic markets, such as Am-Pac, provide an opportunity to grow market share while improving profitability through significant cost savings. Over the past five years, we have successfully acquired and integrated ten businesses representing in excess of $700 million in annual net sales. We believe our position as the leading replacement tire distributor in the United States, combined with our access to capital and our scalable platform, allows us to make acquisitions at attractive post-synergy valuations.

Products

We sell a broad selection of well-known flag, lower price point associate and proprietary brand tires, custom wheels and accessories and related service equipment. Tire sales accounted for approximately 91.4%, 89.0% and 87.2% of our net sales in fiscal 2008, 2007 and 2006, respectively. We believe our large, diverse product offering allows us to service the broad range of price points in the replacement tire market.

Tires

Sales of passenger and light truck tires accounted for approximately 79.8% of our net sales in fiscal 2008. The remainder of our tire sales were for medium trucks, farm vehicles and other specialty tires.

Flag brands.  Flag brands, which have the greatest brand recognition as a result of both strong sales and strong marketing support from tire manufacturers, are generally premium-quality and premium-priced offerings. The flag brands that we sell have high consumer recognition and generate higher per-tire profit than associate or proprietary brands. We distribute the flag brands of the four largest tire manufacturers — Bridgestone, Continental, Goodyear and Michelin — as well as Hankook, Kumho, Nexen, Nitto and Pirelli brands. Within our flag brand product portfolio, we also carry high and ultra-high performance tires.

We believe that our ability to effectively distribute a wide variety of products is key to our success. The overall U.S. replacement tire market is highly fragmented and, according to Modern Tire Dealer, the top ten passenger car tire brands account for approximately 61.0% of total U.S. replacement tire units. We believe this is the result of two factors. First, automobile manufacturers utilize a wide variety of tire brands and sizes for original equipment. Second, owner loyalty to original equipment is relatively high, as approximately one-half of all new passenger car and light truck owners replace their tires with the same equipment at the time of the first tire replacement. As a result, in order to be competitive, tire retailers, particularly local independent tire retailers, must be able to access a broad range of inventory quickly. Our customers can use our broad product offering and timely order fulfillment to sell a comprehensive product lineup that they would otherwise be unable to provide on a stand-alone basis due to working capital constraints and limited warehouse capacity.

Our high and ultra-high performance tires are our highest per-tire profit products and also have relatively shorter replacement cycles. For the same reasons as other flag brands, but to an even greater degree, we believe working capital and inventory constraints make these tires difficult for tire retailers to efficiently stock. High and ultra-high performance tires experienced a compound annual growth rate of approximately 9% over the period from 2000 to 2008, significantly in excess of the overall market growth. According to Modern Tire Dealer and RMA, the high performance tire markets were down 3.2% in 2008 while the overall replacement tire market was down 8.7%.

Associate brands.  Associate brands are primarily lower-priced tires manufactured by well-known manufacturers. Our associate brands, such as Fusion® and Riken®, allow us to offer tires in a wider price range. In addition, associate brands are attractive to our tire retailer customers because they may count towards various incentive programs offered by manufacturers.

Proprietary and exclusive brands.  Our proprietary brands are lower-priced tires made by tire manufacturers exclusively for, and marketed by, us for which we hold or control the trademark. The Am-Pac acquisition provided us with the exclusive rights to distribute both the Capitol® and Negotiator® brands in North America. The addition of these two brands significantly strengthened our entry-level priced product offering. Our proprietary and exclusive brands allow us to sell value-oriented tires to tire retailers, increasing our overall market penetration.

Custom Wheels and Accessories

We offer over 30 different wheel brands, along with installation and service accessories. Of these brands, five are proprietary: ICW® Racing, Pacer®, Drifz®, Cruiser Alloy® and O.E. Performance®. An

additional four brands are exclusive to us: CX, Maas, Zora and Gear. Nationally available flag brands complement our offering with such brands as Asanti, Advanti Racing, Cragar, Ultra, Lexani, Mickey Thompson, Konig, HRE, Lowenhart and Racinghart. Collectively, these brands represent one of the most comprehensive wheel offerings in the industry. Custom wheels directly complement our tire products as many custom wheel consumers purchase tires when purchasing wheels. Customers can order custom wheels from us along with their regular tire shipments without the added complexity of being serviced by an additional vendor. Sourcing of product is worldwide through a number of manufacturers. Our net sales of custom wheels in fiscal 2008 were $90.3 million or approximately 4.6% of net sales.

Equipment, Tools and Supplies

We supply our customers with tire service equipment, tools and supplies from leading manufacturers. Equipment, tools and supplies include wheel alignment products, tire changers, automotive lift equipment, air tools and a wide array of tire supplies. These products broaden our portfolio and leverage our customer relationships. The manufacturers we represent are the leaders in the industry, and include Hunter Engineering, Challenger, Champion, Shure, Chicago Pneumatic, Ingersoll Rand, REMA Tip Top and Group 31 Inc. Our net sales of equipment, tools, supplies and other items in fiscal 2008 was $78.8 million, or approximately 4.0% of net sales.

Distribution System

We have designed our distribution system to deliver products from a wide variety of tire manufacturers to our tire retailer customers. In recent years, tire manufacturers have reduced the number of tire retailers they service directly and tire retailers have reduced the inventory they hold. At the same time, the complexity of replacement SKUs has continued to expand. As a result of these changes, tire retailers have increasingly relied on us and we have become a more critical link in enabling tire retailers to more efficiently manage their business.

We utilize a sophisticated inventory and delivery system to distribute our products to most customers on a same or next day basis. In our distribution centers, we use sophisticated bin locator systems, material handling equipment and routing software that link customer orders to our inventory and delivery routes. We believe this distribution system, which is integrated with our industry-leading and proprietary business-to-business ATDOnline® ordering and reporting system, provides us a competitive advantage by allowing us to ship customer orders quickly and efficiently while also reducing labor costs. Our logistics and routing technology uses third-party software packages and GPS systems, including dynamic routing and Roadnet 5000, to optimize route design and delivery capacity. Coupled with our fleet of approximately 800 delivery vehicles, this technology enables us to cost effectively make multiple daily or weekly shipments to customers as necessary. With this distribution infrastructure, we were able to deliver the vast majority of our customers’ orders on a same or next day basis during fiscal 2009.

Approximately 80% of our tire purchases are shipped directly by tire manufacturers to our distribution centers. The remainder of our purchases are shipped by manufacturers to our import redistribution centers located in Maiden, North Carolina and Bakersfield, California. These import redistribution centers warehouse slower-moving and foreign-manufactured products, which are forwarded to our distribution centers as needed.

Marketing and Customer Service

Our marketing efforts are focused on driving growth through customer service, additional product placement and market expansion. We provide a critical range of services which enables our tire retailer customers to operate their businesses more profitably. These services include convenient access to and timely delivery of the broadest inventory available in the industry, as well as fundamental business support services, such as credit, training and access to consumer market data, that enable our tire retailer customers to better service their individual markets, and administration of tire manufacturer affiliate programs. We provide our customers with convenient 24/7 access to our extensive inventories through our ATDOnline® web portal. In fiscal 2009, approximately 64% of our total order volume was ordered through ATDOnline®, up from 56% in fiscal 2007. Our online services also include our latest initiative, TireBuyer.com®, which was launched in late 2009 to allow our local independent tire retailer customers to participate in the Internet marketing of tires to consumers. We also provide select, qualified independent tire retailers with the opportunity to participate in our Tire Pros® franchise program through which they receive advertising and marketing support and the benefits of a national brand identity.

Sales Force

We have structured our sales organization to best service our existing customers and develop new prospective customers. As the manufacturers have reduced their own sales staffs, our sales force has assumed the consultative role manufacturers previously provided to tire retailers.

Our tire sales force consists of sales personnel at each distribution center plus a sales administrative team located at our field support center in Huntersville, North Carolina. Sales teams consisting of salespeople and customer service representatives, focus on tire retailers located within the service area of the distribution center and include a combination of tire-, wheel- and equipment-focused sales personnel. Some sales personnel visit targeted customers to advance our business opportunities and those of our customers, while other sales personnel remain at our facility, making client contact by telephone to advance specific products or programs. Customer service representatives manage incoming calls from customers and provide assistance with order placement, inventory inquiries and general customer support. The Huntersville-based sales administrative team directs sales personnel at the distribution centers and manages our corporate account customers, including large national and regional retail tire and service companies. This sales administrative team also manages our Huntersville-based call center, which provides call management assistance to the distribution centers during peak times of the day, thereby minimizing customer wait time, and also provides support upon any disruption in a distribution center’s local telephone service. This team also serves as the primary point of contact for product and technical inquiries from TireBuyer.com® shoppers.

Our aftermarket wheel sales group employs sales and technical support personnel in the field and performance specialists in each region. This sales group’s responsibilities include cultivating new prospective wheel customers and coordinating with tire sales professionals to cover existing accounts. The technical support professionals provide answers to customer questions regarding wheel style and fitment. We also have established a dedicated equipment, tool and supply sales force that works with the wheel sales group to sell related service equipment, tools and supplies.

ATDOnline® and TireBuyer.com®

ATDOnline® provides our customers with web-based online ordering and 24/7 access to our inventory availability and pricing. Orders are processed automatically and printed in the appropriate distribution center within minutes of entry through ATDOnline®. Our customers are able to track expected deliveries and retrieve copies of their signed delivery receipts. ATDOnline® also allows customers to track account balances and participation in tire manufacturer incentive programs. We have encouraged our customers to use this system because it represents a more efficient method of order entry and information access than traditional order systems. In fiscal 2009, approximately 64% of our total order volume was placed through ATDOnline®, up from 56% in fiscal 2007.

In late 2009, we launched TireBuyer.com®, an Internet site which enables our local independent tire retailer customers to access consumers and sell to them over the Internet. Consumers using TireBuyer.com® choose to buy from a select, qualified independent tire retailer participating in our TireBuyer.com® program. We then distribute the purchased products to the selected tire retailer for local installation. The tire retailer receives the full revenue of the transaction, less any applicable processing fees, upon product installation. We employ a third-party provider to handle the online billing and payment process. We do not handle customers’ credit card or other sensitive information. We account for revenues from TireBuyer.com® in the same manner as other orders received from tire retailer customers. The TireBuyer.com® transaction structure allows us to retain our distribution focus, while strengthening our relationship with our tire retailer customers.

Tire Retailer Programs

Through our fiscal 2008 acquisition of Am-Pac, we acquired the Tire Pros® franchise program through which we deliver advertising and marketing support to tire retailer customers operating as Tire Pros® franchisees. Since the acquisition, we have focused on modifying and improving the Tire Pros® franchise program. Local independent tire retailers participating in this franchise program enjoy the benefits of a national brand identity with minimal investment, while still maintaining their local identity. We anticipate increasing volume penetration among, and further aligning ourselves with, franchisees.

Individual manufacturers offer a variety of programs for tire retailers that sell their products, such as Bridgestone’s TireStarz, Continental’s Gold, Goodyear’s G3X, Kumho’s Fuel and Michelin’s Alliance. These programs, which are relatively complex, provide cooperative advertising funds, volume discounts and other incentives. As part of our service to our customers, we assist in the administration of managing these programs for the manufacturers and enhance these programs through dedicated staff to assist tire retailers in managing their participation. We believe these enhancements, combined with other aspects of our customer service, provide significant value to our customers.

We also offer our tire retailer customers ATDServiceBAY®, which makes available a comprehensive suite of benefits including nationwide tire and service warranties (through third-party warranty providers), a nationally accepted, private-label credit card (through GE Capital), access to consumer market data and training and marketing programs to provide our tire retailer customers with the support and service that are critical to succeed in today’s increasingly competitive marketplace.

Customers

We serve a highly diversified customer base comprised of local, regional and national independent tire retailers, automotive dealerships, tire manufacturer-owned stores, mass merchandisers and service stations. During fiscal 2009, we sold to approximately 60,000 customers in 37 states, principally located in the Southeastern and Mid-Atlantic regions, as well as portions of the Northeast, Midwest, Southwest and the West Coast of the United States. In fiscal 2008, our largest customer and our top ten customers accounted for less than 1.7% and 6.7%, respectively, of our net sales. We are a top supplier to many of our customers and maintain customer relationships that exceed a decade on average for our top 20 customers.

Automotive dealerships are focused on growing their service business in an effort to expand profitability, and we believe they view having replacement tire capabilities as an important service element. Between 1990 and 2008, automotive dealerships have enjoyed a large increase in market share, moving from 1.0% of the U.S. tire replacement market to 5.5% of the market according to Modern Tire Dealer.

Suppliers

We purchase our tires from several sources, including the four largest tire manufacturers, Bridgestone, Continental, Goodyear and Michelin, from whom we bought 58.0% of our tire products in fiscal 2008. In general, we do not have long-term supply agreements with tire manufacturers, instead relying on oral arrangements or written agreements that are renegotiated annually and can be terminated on short notice. However, we have conducted business with many of our major tire suppliers for over 20 years, and we believe that we have good relationships with all of our major suppliers. In recent years, tire manufacturers have reduced the number of tire retailers they service directly. As a result of this change, tire retailers have increasingly relied on us, and we have become a more critical link between manufacturers and tire retailers.

There are a number of worldwide manufacturers of wheels and other automotive products and equipment. Most of the wheels we purchase are proprietary brands, namely, Pacer®, Cruiser Alloy®, Drifz®, O.E. Performance® and ICW® Racing, and are produced by a variety of manufacturers. We purchase equipment and other products from multiple sources, including industry leaders such as Hunter Engineering, Challenger, Champion, Shure, Chicago Pneumatic, Ingersoll Rand, REMA Tip Top and Group 31 Inc.

Competition

The U.S. tire distribution industry is highly competitive and fragmented. In the United States, replacement tires are sold to consumers through several different outlets, including local, regional and national independent tire retailers, mass merchandisers, warehouse clubs, tire manufacturer-owned stores, automotive dealerships, service stations and web-based marketers. We compete with a number of tire distributors on a regional basis. Our main competitors include TBC/Treadways Wholesale (owned by Sumitomo), which has retail operations that compete with its distribution customers, and TCI Tire Centers. In the dealership channel, our principal competitor is Dealer Tire, which is focused principally on administering replacement tire programs for selected automobile manufacturers’ dealerships. In the online channel, our principal competitor is Tire Rack, which is principally focused on high and ultra-high performance offerings, acting as both a retailer and a wholesaler. We face competition from smaller regional companies and would be adversely affected if mass merchandisers and warehouse clubs gained market share from local independent tire retailers, as our market share in those channels is lower.

We believe that the principal competitive factors in our business are found in the critical range of services that we provide to tire retailers including 24/7 access to the broadest inventory in the industry. We believe that we compete effectively in all aspects of our business due to our ability to offer a broad selection of flag, associate and proprietary brand products, our competitive prices and our ability to provide quality services in a frequent and timely manner.

Information Systems

Through infrastructure expansions over the past several years, we have developed a scalable platform with incremental capacity available. We are currently finishing the rollout of an Oracle ERP system that supports future growth and ongoing cost reduction initiatives, including warehouse and truck management systems, which we believe will allow us to continue reducing warehouse and delivery costs per unit. The ERP implementation, which is nearing completion, has basically replaced our legacy computer system. We continue to evaluate and incorporate technical solutions such as handheld scanning for receiving, picking and delivery of product to our customers.

Trademarks

The proprietary brand names under which we market our products are trademarks of our company. These proprietary brand names are important to our business because they develop brand identification and foster customer loyalty. All of our trademarks are of perpetual duration as long as they are periodically renewed. We currently intend to maintain all of them in force. The principal proprietary brand names under which we market our products are: DYNATRAC® tires, CRUISERWIRE® custom wheels, DRIFZ® custom wheels, ICW® custom wheels, PACER® custom wheels, O.E. PERFORMANCE® custom wheels, MAGNUM® automotive lifts and FUSION® tires. Our other trademarks include: AMERICAN TIRE DISTRIBUTORS®, ATDONLINE®, ATDSERVICEBAY®, AUTOEDGE®, WHEEL WIZARD®, ENVIZIO®, WHEEL WIZARD ENVIZIO®, WHEELENVIZIO.COM®, XPRESSPERFORMANCE®, TIREBUYER.COM® and TIRE PROS®.

Seasonality

Although the effects of seasonality are not significant to our business, we have historically experienced an increase in net sales in the second and third fiscal quarters and an increase in working capital in the first fiscal quarter.

Environmental Matters

Our operations and properties are subject to federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of hazardous materials, substances and waste and relating to the investigation and clean-up of contaminated properties, including off-site disposal locations. We do not incur significant costs complying with environmental laws and regulations. However, we could be subject to material environmental costs, liabilities or claims in the future, especially in the event of the adoption of new environmental laws or changes in existing laws and regulations or in their interpretation.

Employees

As of January 2, 2010, our operations employed approximately 2,300 people. None of our employees are represented by a union. We believe our employee relations are satisfactory.

Inventory Control

We believe that we maintain levels of inventory that are adequate to meet our customers’ needs on a same or next day basis. Since customers look to us to fulfill their needs on short notice, backlog of orders is not a meaningful statistic for us. Our inventory stocking levels are determined using our computer systems, our sales personnel at the distribution center and region levels, and our product managers. The data used for this determination is derived from sales activity from all of our distribution centers, from individual distribution centers, and in each geographic area. It is also derived from vendor information and from customer information. The computer system monitors the inventory level for all stock items. All distribution centers stock a base inventory and may expand beyond preset inventory levels as deemed appropriate by their general managers. Inventories in our distribution centers are established from data from our retail customers’ stores served by the respective distribution centers. Inventory quantities are periodically re-balanced from center-to-center.

Properties

Our principal properties are geographically situated to meet sales and operating requirements. All of our properties are considered to be adequate to meet current operating requirements. As of January 2, 2010, we operate a total of 83 distribution centers located in 29 states, aggregating approximately 7.1 million square feet. Of these centers, two were owned and the remainder were leased. In addition, we have a number of non-essential properties, principally acquired in the Am-Pac acquisition, that we are attempting to sell or sublease.

We also lease our principal executive office, located in Huntersville, North Carolina. This lease is scheduled to expire in 2021.

Several of our property leases contain provisions prohibiting a change of control of the lessee or permitting the landlord to terminate the lease or increase rent upon a change of control of the lessee. Based primarily upon our belief that (i) we maintain good relations with the substantial majority of our landlords, (ii) most of our leases are at market rates and (iii) we have historically been able to secure suitable leased property at market rates when needed, we believe that these provisions will not have a material adverse effect on our business or financial position.

Legal Proceedings

We are involved from time to time in various lawsuits, including class action lawsuits arising out of the ordinary conduct of our business. Although no assurances can be given, we do not expect that any of these matters will have a material adverse effect on our business or financial condition. We are also involved in various litigation proceedings incidental to the ordinary course of our business. We believe, based on consultation with legal counsel, that none of these will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Board of Directors and Executive Officers

The following table contains information regarding our current directors and executive officers. Directors hold their positions until the annual meeting of the stockholders at which their term expires or until their respective successors are elected and qualified. Executive officers hold their positions until the annual meeting of the board of directors or until their respective successors are elected and qualified.

Name	Age	Position

Richard P. Johnson	62	Chairman and Director
William E. Berry	55	President, Chief Executive Officer and Director
J. Michael Gaither	57	Executive Vice President, General Counsel and Secretary
David L. Dyckman	45	Executive Vice President and Chief Financial Officer
Daniel K. Brown	56	Executive Vice President — Sales
Phillip E. Marrett	59	Executive Vice President — Procurement
Joseph P. Donlan	63	Director
Donald Hardie	42	Director
James Hardymon	75	Director
Christopher Laws	35	Director
James M. Micali	62	Director
Randy Peeler	45	Director
David Tayeh	43	Director

Richard P. Johnson — Chairman and Director.  Mr. Johnson has served on our board of directors since February 2001 and has been Chairman of our board of directors since May 2003. He was our Chief Executive Officer from January 2001 until he retired in April 2009, President from January 2001 to May 2003 and President of our Southeast Division from May 1998 to January 2001. Prior to joining us, he was President and Chief Operating Officer of Itco Tire Co., which we refer to as Itco, from February 1997 to May 1998, President and Chief Operating Officer of Albert Fisher Distribution from 1994 to 1996, and Senior Vice President of Albert Fisher Distribution from 1991 to 1994. Prior to that time, Mr. Johnson held a variety of management positions with Leprino Foods, Sargento Cheese and Kraft Foods. He holds an associate’s degree from Palm Beach College.

William E. Berry — President, Chief Executive Officer and Director.  Mr. Berry has served on our board of directors and as our Chief Executive Officer since April 2009 and has been our President since May 2003. He was our Chief Operating Officer from May 2003 to April 2009, Executive Vice President and Chief Financial Officer from January 2002 to May 2003, and Senior Vice President of Finance for the Southeast Division from May 1998 to January 2002. Mr. Berry joined us in May 1998 as a result of our merger with Itco, where he served as Controller from 1984 to 1998, Executive Vice President in charge of business development and sales and marketing from 1996 to 1998 and prior to that was Senior Vice President of Finance. Prior to that, Mr. Berry held a variety of financial management positions for a subsidiary of the Dr Pepper Company and also spent three years in a public accounting firm. He holds a bachelor’s degree in business administration from Virginia Tech.

J. Michael Gaither — Executive Vice President, General Counsel and Secretary.  Mr. Gaither has been our General Counsel and Secretary since 1991 and has been an Executive Vice President since May 1999. He was our Treasurer from February 2001 to June 2003, and Senior Vice President from 1991 to May 1999. Prior to joining us, he was a lawyer in private practice. He holds a bachelor’s degree from Duke University and a JD from the University of North Carolina-Chapel Hill.

David L. Dyckman — Executive Vice President and Chief Financial Officer.  Mr. Dyckman has been our Executive Vice President and Chief Financial Officer since January 2006. Prior to joining American Tire, Mr. Dyckman was Executive Vice President and Chief Financial Officer of Thermadyne Holdings Corporation from January 2005 to December 2005, and Chief Financial Officer and Vice President of Corporate Development for NN, Inc. from April 1998 to December 2004. Mr. Dyckman holds a bachelor’s degree and an MBA from Cornell University.

Daniel K. Brown — Executive Vice President — Sales.  Mr. Brown has been our Executive Vice President of Sales since March 2008. He was our Senior Vice President of Procurement from March 2001 until March 2008. He was our Senior Vice President of Sales and Marketing from 1997 to March 2001. Prior to that time, he held a variety of positions with us, including Vice President of Marketing, Director of Marketing and Marketing Manager. Mr. Brown holds a bachelor’s degree from Western Carolina University.

Phillip E. Marrett — Executive Vice President — Procurement.  Mr. Marrett has been our Executive Vice President of Procurement since March 2008. He was our Regional Vice President in the Southeast Division from 1998 to March 2008. Prior to joining American Tire, he was employed by Itco from 1997 to 1998 and Dunlop Tire from 1976 to 1996.

Joseph P. Donlan — Director.  Mr. Donlan has served on our board of directors since May 1997. He is a Managing Director of Brown Brothers Harriman & Co., which he joined in 1970, and Co-Manager of its 1818 Mezzanine Fund, L.P., its 1818 Mezzanine Fund II, L.P. and BBH Capital Partners III, L.P. Prior to organizing the 1818 Mezzanine Fund, L.P., Mr. Donlan managed Brown Brothers’ New York commercial banking activities. He served as Brown Brothers’ Senior Credit Officer and became a member of the firm’s Credit Committee on which he continues as an advisor. Mr. Donlan holds a bachelor’s degree from Georgetown University and an MBA from Rutgers University.

Donald Hardie — Director.  Mr. Hardie has served on our board of directors since March 2005. He was an executive officer of Investcorp or one or more of its wholly owned subsidiaries from September 2002 until December 2008. Prior to joining Investcorp, Mr. Hardie was an investment banker and a lawyer. He received his bachelor’s degree from the University of Virginia and a JD from New York University School of Law.

James Hardymon — Director.  Mr. Hardymon has served on our board of directors since March 2008. He was Chief Executive Officer and Chairman of Textron, Inc. from 1992 until his retirement in 1999. Mr. Hardymon is a director of Lexmark International, Inc. and director of WABCO Holdings, Inc. and member of Advisory Boards of Investcorp International, Inc. Mr. Hardymon holds a bachelor’s degree and a masters degree in civil engineering from the University of Kentucky.

Christopher Laws — Director.  Mr. Laws has served on our board of directors since May 2009. He is a Director of Greenbriar Equity Group LLC, which he joined in June 2006. Prior to joining Greenbriar, he was employed at Blue Point Capital Partners, where he focused on investments in industrial manufacturing and service companies. Prior to joining Blue Point, he was employed by Morgan Stanley’s Real Estate Private Equity group in Tokyo and its Real Estate Private Equity and Investment Banking Group in New York. Mr. Laws holds a bachelor’s degree from Dartmouth College and an MBA from Harvard Business School.

James M. Micali — Director.  Mr. Micali has served on our board of directors since February 2009. Mr. Micali is Of Counsel with the law firm Ogletree Deakins LLC and Senior Advisor to Azalea Fund III of the private equity firm Azalea Capital LLC. He was Chairman and President of Michelin North America, Inc. from 1996 until his retirement in August 2008 and was a member of Michelin Group’s Executive Council from 2001 to 2008. Prior to that time, he was Executive Vice President, Legal and Finance, of Michelin North America from 1990 to 1996 and General Counsel and Secretary from 1985 to 1990. Mr. Micali is a director of SCANA Corporation, Ritchie Bros. Auctioneers, Inc. and Sonoco Products Company. Mr. Micali holds a bachelor’s degree from Lake Forest College and a JD from Boston College Law School.

Randy Peeler — Director.  Mr. Peeler has served on our board of directors since March 2005. He is a Managing Director of Berkshire, which he joined in 1996. Prior to joining Berkshire, Mr. Peeler was responsible for new business ventures at Health Advances from 1994 to 1996, and served as Chief of Staff to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury. Prior to joining the U.S. Treasury, he was a consultant with Cannon Associates. He received his bachelor’s degree in Public Policy Studies & Economics from Duke University in 1987 and his MBA from Harvard Business School in 1992.

David Tayeh — Director.  Mr. Tayeh has served on our board of directors since November 2005. He has been a Managing Director of Investcorp or one or more of its wholly owned subsidiaries since 2005. He was Chief Financial Officer of Jostens, Inc. from 2004 to 2005, Managing Director of Investcorp or one or more of its wholly owned subsidiaries from 1999 to 2004, and Vice President of DLJ Investment Banking from 1994 to 1998. Mr. Tayeh holds a bachelor’s degree from The University of Chicago and an MBA from The Wharton School of the University of Pennsylvania.

Board Structure and Committee Compensation

As of the date of this prospectus, our board of directors consists of nine directors, and we have an audit committee and a compensation committee. Upon the listing of our common stock on the NYSE, we will reorganize our board of directors so that it consists of           directors. The composition of our audit committee and compensation committee during the last fiscal year and the function of each of the committees are described below. During fiscal 2009, our board of directors held five meetings. Each director attended at least 75% of all board of directors meetings and applicable committee meetings, except that Randy Peeler took a personal sabbatical for part of 2008 and attended one out of the five board meetings held during 2009.

	Audit	Compensation
Name	Committee	Committee

William E. Berry
Joseph P. Donlan
Donald Hardie	X	X
James Hardymon
Richard P. Johnson
Christopher Laws	X
James M. Micali
Randy Peeler
David Tayeh	X	X

Audit Committee

The audit committee of our board of directors consists of Mr. Hardie, Mr. Laws and Mr. Tayeh. Our board of directors has designated Mr. Hardie as an independent member and has determined that he qualifies as an “audit committee financial expert” as defined by the rules under the Exchange Act. Our audit committee held four meetings during fiscal 2009. The background and experience of each of our audit committee members is set forth above. The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. Mr. Tayeh is expected to resign from the Audit Committee upon the closing of this offering.

Prior to the listing of our common stock on the NYSE, our board of directors will adopt a written charter under which the audit committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the NYSE, will be available on our Website.

Under SEC rules and the rules of the NYSE, our audit committee must consist of at least one independent member upon the effectiveness of the registration statement related to this offering, a majority of independent members within 90 days after the effectiveness of the registration statement and only independent members within one year of the effectiveness of the registration statement. We expect to have at least one independent member upon the effectiveness of the registration statement, and we intend to be in compliance with the other applicable independence rules when required.

Compensation Committee

The compensation committee of our board of directors consists of Mr. Tayeh and Mr. Hardie. Our board of directors has designated Mr. Hardie as an independent member. Our compensation committee held two meetings during fiscal 2009. The compensation committee oversees our compensation plans and organizational matters. Such oversight includes decisions regarding executive management salaries, incentive compensation, long-term compensation plans and equity plans for our employees and consultants.

Prior to the listing of our common stock on the NYSE, our board of directors will adopt a written charter under which the compensation committee will operate. A copy of the charter will be available on our Web site.

Compensation of Directors

During fiscal 2008, the following compensation was paid to James Hardymon, the only director receiving a fee for service who was otherwise not employed by us or a representative of our stockholders:

Fees Earned or Paid
Name	in Cash ($)

James Hardymon	$50,000

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, David Tayeh and Donald Hardie served on the compensation committee of our board of directors, which reviewed and recommended executive compensation for the named executive officers and our other executives. All compensation recommendations of the compensation committee were reviewed by and subject to the approval of our full board of directors.

Code of Conduct

We have adopted a code of conduct that applies to all of our employees, including our principal executive officer and principal financial officer. A copy of our code of conduct is available, free of charge, upon written request sent to the legal department at our corporate offices located at 12200 Herbert Wayne Court, Suite 150, Huntersville, NC 28078. We also expect to make our code of conduct available free of charge on our website at http://www.atd-us.com upon the closing of this offering.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. This section also includes a series of tables containing specific information about the compensation earned in fiscal 2008 by the following individuals, referred to as our named executive officers:

•	Richard P. Johnson, Chairman;

•	William E. Berry, President and Chief Executive Officer;

•	David L. Dyckman, Executive Vice President and Chief Financial Officer;

•	J. Michael Gaither, Executive Vice President, General Counsel and Secretary; and

•	Daniel K. Brown, Executive Vice President — Sales.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program. On April 1, 2009, Mr. Berry, who was previously our President, was elevated to Chief Executive Officer. At that time, Mr. Johnson retired as Chief Executive Officer, remaining on our board of directors as non-executive chairman.

Compensation Philosophy and Objectives

Our compensation committee is charged by the board of directors with establishing and reviewing the compensation programs for the named executive officers. Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation paid to executive officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact stockholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives and long-term incentive compensation opportunities are influenced by: (i) our executive’s level of responsibility and function, (ii) our overall performance and profitability and (iii) our assessment of the competitive marketplace. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our stockholders is to make sure that our executives retain an appropriate level of equity ownership throughout their tenure with us. Our compensation program pursues this objective through our equity-based long-term incentive awards.

These programs are continually evaluated for effectiveness in achieving our stated objectives as well as to reflect the economic environment within which we operate. In this vein, recent events roiling the world’s economies provide a backdrop for the continued review of our compensation strategies. Accordingly, we adjusted shorter term compensation and incentives to help manage through the difficult 2009 economic environment while at the same time addressing alternative long-term strategies to reward long-term success and execution. This included freezing all wages and compensation effective January 4, 2009, the first day of our 2009 fiscal year.

Overview of Executive Compensation Components

Our executive compensation program consists of several compensation elements, as illustrated in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	• Core competence of the executive relative to skills, experience and contributions to us	• Provides fixed compensation based on competitive market practice
Annual Cash Incentive	• Contributions toward our achievement of specified Adjusted EBITDA	• Provides focus on meeting annual goals that lead to our long-term success
•     Provides annual performance-based cash incentive compensation
• Motivates achievement of critical annual performance metrics
Long-Term Incentives	Stock Option Program • Vesting program based primarily on achievement of specified Adjusted EBITDA targets, thereby aligning executive’s interests with those of stockholders	• Executive focus on Company performance • Executive ownership of Company security • Retention of the executives
• Continued employment with us during a 5-year vesting period
Retirement Benefits	• Our executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax qualified and nonqualified retirement plans	• Provides a tax-deferred retirement savings alternative to certain eligible executives

•     The Deferred Compensation Plan is a nonqualified plan comprised of a voluntary deferral program that allows the named executive officers to defer a portion of their annual salary and bonus and a noncontributory program that provides for certain contributions to be made on behalf of certain executives by us according to a Board approved schedule. Effective January 4, 2009, we suspended contributions to this plan for fiscal 2009. While our funds are set aside to fund this plan, they remain available to our general creditors

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Welfare Benefits
•     Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans
•     Continuation of welfare benefits may occur as part of severance upon certain terminations of employment
•     In addition, we sponsor an executive medical program for our executive officers, which provides for reimbursement for certain executive officers and eligible dependents for medical expenses not covered by the Group Medical Plan
• These benefits are part of our broad-based total compensation program • We believe we benefit from these perquisites by encouraging our executive officers to protect their health
Additional Benefits and Perquisites	• Certain executive officers: One club membership • Vehicle allowance	• Consistent with offering our executives a competitive compensation program
Termination Benefits
•     We have employment agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated without cause or the officer leaves for good reason, each defined in the agreements
• Termination benefits are designed to retain executives and provide continuity to management.

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operations performance with long-term stockholder value, and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we seek to provide competitive pay relative to the marketplace, for total direct compensation opportunities, including salary, target annual bonus and long-term incentives, as well as additional benefits and perquisites. To achieve competitive positioning for the annual cash compensation component, we take a somewhat conservative approach to base salaries with higher than average target bonus opportunities annually, focusing less on fixed pay and more on performance-based opportunities. Targeted annual cash bonus opportunities are based on, among other things, our budgeted annual Adjusted EBITDA goals and other factors, which may fluctuate from year to year.

The compensation committee focuses on the executive’s tenure, individual performance and changes in responsibility as well as our overall annual budget goals. Additionally, the compensation committee ensures that compensation paid is consistent with such factors as change in cost of living.

2008 Base Salary

Base salary levels reflect a combination of factors including the executive’s experience and tenure, our overall annual budget, the executive’s individual performance and changes in responsibility. The compensation committee reviews salary levels annually using these factors. We do not target base salary at any particular percent of total compensation.

The base salaries of our named executive officers reflect our philosophy of setting base salaries relative low in comparison to competitor companies. The Chief Executive Officer participates with other senior management in preparing salary recommendations for the compensation committee, including that of the Chief Executive Officer. These recommendations are reviewed, modified and approved by the compensation committee and submitted to the board of directors for final ratification. In fiscal 2008, base pay increases granted to Messrs. Dyckman, Berry, Gaither and Brown ranged from 3.6% to 11.5% and were established after considering job performance, internal pay alignment and equity and marketplace competitiveness. Mr. Johnson’s salary was not adjusted.

2008 Annual Incentive Plan

Our annual incentive plan, which we refer to as the annual incentive plan, provides our executive officers an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. The budgeted amount of Adjusted EBITDA is a primary factor, as target bonus opportunities are adjusted annually when we set our budget for Adjusted EBITDA goals for the year. We do not target annual bonus opportunities at any particular percentage of total compensation.

For the named executives, the compensation committee set annual bonus opportunities for fiscal 2008 based on achievement of performance goals relating to Adjusted EBITDA, which we believe has a strong correlation with stockholder value. We set the Adjusted EBITDA goals for fiscal 2008 bonus opportunities at levels that are intended to reflect improvement in performance over the prior fiscal year, specific market conditions and better-than-average growth within our competitive industry.

Once our performance goals have been set and approved, the compensation committee then sets a bonus pool for all executives covered by the annual incentive plan as a percentage of Adjusted EBITDA. The targeted bonus pool for fiscal 2008 was $5.8 million, subject to adjustment, based upon an Adjusted EBITDA target of $107.9 million. In fiscal 2008, we achieved 99.3% of the Adjusted EBITDA goal, which resulted in a total bonus pool paid of $5.3 million. The compensation committee then sets a range of bonus opportunities for each named executive officer based on the achievement of such goals. Target bonus opportunities for fiscal 2008 were set as a percentage of the pool as follows: Mr. Johnson, 17.3%; Mr. Berry, 10.3%; Messrs. Dyckman, Gaither and Brown, 4.7% each.

Actual bonus amounts for fiscal 2008 were determined based on achievement of the performance goals. The named executives were eligible to earn their percentage of the bonus pool if we achieved at least 95% of our Adjusted EBITDA goal. No bonus is earned if performance falls below 95% of the Adjusted EBITDA goal. The pool grows pro rata for Adjusted EBITDA between 95% and 100% achievement of our Adjusted EBITDA goal. Above 100% of our Adjusted EBITDA goal, the pool grows by approximately 40% of each incremental Adjusted EBITDA dollar. Actual bonuses to be paid to the named executive officers are included in the Summary Compensation Table. The compensation committee reserves the right to modify or change the plan at any time in its sole discretion.

Stock Option Plan

We have adopted one stock option plan, the 2005 Management Stock Incentive Plan, which we refer to as the 2005 Plan, which is designed to attract, retain and motivate our and our subsidiaries’ directors, officers, employees and consultants. Substantially all of the options authorized under the plan have been granted with vesting schedules subject to certain performance-based goals. No annual grants of options under this plan are included as a component of the named executives’ compensation plan.

In connection with the Investcorp Group’s acquisition of our operations on March 31, 2005, we acquired 372,888 outstanding options to purchase ATDI common stock in exchange for nonqualified options, which we refer to as the rollover options, to purchase 33,199 shares of our Series A Common Stock, $0.01 par value per share. All rollover options granted under the 2005 Plan are fully vested.

The following table summarizes compensation for our named executive officers for fiscal 2008, 2007 and 2006:

Summary Compensation Table for Fiscal 2008, 2007 and 2006

			Non-Equity
			Incentive Plan	All Other
		Salary	Compensation	Compensation	Total
Name and Principal Position	Fiscal	($)	($)	($)	($)

Richard P. Johnson	2008	$550,000	$916,100	$68,500	$1,534,600
Chairman	2007	550,000	1,344,882	66,328	1,961,210
	2006	525,000	115,000	46,792	686,792
William E. Berry	2008	373,077	548,500	56,260	977,837
President and Chief Executive Officer	2007	350,000	806,929	55,762	1,212,691
	2006	325,000	100,000	45,815	470,815
J. Michael Gaither	2008	289,231	250,300	57,497	597,028
Executive Vice President, General	2007	280,000	369,843	54,816	704,659
Counsel and Secretary	2006	280,000	55,000	42,427	377,427
Daniel K. Brown	2008	269,231	250,300	50,787	570,318
Executive Vice President — Sales	2007	260,000	369,843	47,482	677,325
	2006	250,000	55,000	38,606	343,606
David L. Dyckman	2008	287,693	250,300	23,313	561,306
Executive Vice President and	2007	260,000	369,843	21,130	650,973
Chief Financial Officer	2006	250,000	55,000	14,400	319,400

The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation from Summary Compensation Table for Fiscal 2008, 2007 and 2006

		Registrant
		Contributions to
		Nonqualified
		Deferred			401(k)			Executive
		Compensation	Vehicle		Company	Club	Life	Medical	Long-term
Name	Fiscal	Plan	Allowance		Match	Dues	Insurance	Benefits	Disability	Total

Richard P. Johnson	2008	$27,000	$19,200		$7,750	$5,904	$5,548	$2,273	$825	$68,500
	2007	27,000	15,954	(1)	6,923	5,904	7,370	2,077	1,100	66,328
	2006	27,000	8,053	(2)	6,600	—	4,222	—	917	46,792
William E. Berry	2008	20,000	16,800		10,250	5,544	1,319	1,522	825	56,260
	2007	20,000	16,800		7,723	5,544	2,350	2,245	1,100	55,762
	2006	20,000	16,800		6,600	—	1,498	—	917	45,815
J. Michael Gaither	2008	17,000	16,800		10,250	6,000	1,622	5,000	825	57,497
	2007	17,000	16,800		7,500	6,000	1,416	5,000	1,100	54,816
	2006	17,000	16,800		6,600	—	1,110	—	917	42,427
Daniel K. Brown	2008	16,000	14,400		7,750	5,544	857	5,411	825	50,787
	2007	16,000	14,400		5,400	5,544	1,311	3,727	1,100	47,482
	2006	16,000	14,400		6,240	—	1,049	—	917	38,606
David L. Dyckman	2008	—	14,400		7,750	—	338	—	825	23,313
	2007	—	14,400		5,400	—	230	—	1,100	21,130
	2006	—	14,400		—	—	—	—	—	14,400

(1)	Includes $1,554 included in taxable wages with respect to personal use of a Company vehicle.

(2)	Represents amounts included in taxable wages with respect to personal use of a Company vehicle.

The following table sets forth certain information regarding the grant of plan-based awards made during fiscal 2008 to the named executive officers:

Grants of Plan-Based Awards for Fiscal 2008

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
Name	($)(1)	($)(2)	($)(3)

Richard P. Johnson	$401,200	$1,002,900	—
William E. Berry	240,200	600,500	—
J. Michael Gaither	109,600	274,000	—
Daniel K. Brown	109,600	274,000	—
David L. Dyckman	109,600	274,000	—

(1)	Represents the minimum payment under the annual incentive plan if we achieve the threshold level of 95% of the Adjusted EBITDA goal.

(2)	Represents payments under the annual incentive plan if we achieve 100% of our Adjusted EBITDA goal. In Fiscal 2008, we did not meet plan targets, which resulted in lower payments. These payments are included in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(3)	There is no limit to the maximum amount payable under the annual incentive plan.

The following table provides information concerning unexercised options for the named executive officers as of January 3, 2009.

Outstanding Equity Awards at Fiscal 2008 Year End

	Number of		Number of
	Securities		Securities
	Underlying		Underlying		Option
	Unexercised		Unexercised		Exercise	Option
	Options (#)		Options (#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date

Richard P. Johnson	15,323	(a)	—		$15.73	06/12/12
	11,010	(b)	16,514	(b)	211.50	06/22/12
	—		19,773	(c)	211.50	06/22/12
William E. Berry	10,215	(a)	—		15.73	06/12/12
	7,340	(b)	11,009	(b)	211.50	06/22/12
	—		13,182	(c)	211.50	06/22/12
J. Michael Gaither	7,661	(a)	—		15.73	06/12/12
	1,652	(b)	2,477	(b)	211.50	06/22/12
	—		2,966	(c)	211.50	06/22/12
Daniel K. Brown	1,468	(b)	2,202	(b)	211.50	06/22/12
	—		2,636	(c)	211.50	06/22/12
David L. Dyckman	1,468	(b)	2,202	(b)	211.50	01/03/13
	—		2,636	(c)	211.50	01/03/13

(a)	Represents rollover options that were granted to acquire outstanding options to purchase ATDI common stock. All Rollover Options were granted under the 2005 Plan and are fully vested.

(b)	Represents options that were granted under the 2005 Plan that vest upon meeting our specified performance goals, the passage of time or the occurrence of certain events.

(c)	Represents options that were granted under the 2005 Plan that vest in connection with any future sale of us upon the achievement of certain performance goals.

The following table sets forth information regarding nonqualified deferred compensation plans, including, with respect to each named executive officer, the aggregate contributions made by such executive officer during fiscal 2008, the aggregate contributions made by us during fiscal 2008, on behalf of the executive officer, the aggregate losses accrued during fiscal 2008, the aggregate value of withdrawals and distributions to the executive officer during fiscal 2008 and balance of account as of January 3, 2009:

Nonqualified Deferred Compensation for Fiscal 2008

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Losses in	Withdrawals/	January 3,
	in Fiscal 2008	in fiscal 2008	fiscal 2008	Distributions	2009
Name	($)(1)	($)(2)	($)	($)	($)(3)

Richard P. Johnson	$11,000	$27,000	$(122,685)	$(33,059)	$233,961
William E. Berry	55,269	20,000	(164,380)	—	248,721
J. Michael Gaither	—	17,000	(133,953)	—	277,296
Daniel K. Brown	—	16,000	(158,264)	—	240,304
David L. Dyckman	—	—	—	—	—

(1)	Amounts in this column are included in the amounts reported as salary or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for fiscal 2008 for each of the named executive officers.

footnotes continued on following page

(2)	Amounts in this column reflect company contributions and are included in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated:

		Reported
	Fiscal	Amounts
Name	Year	($)

Richard P. Johnson	2008	$38,000
	2007	37,981
	2006	37,500
William E. Berry	2008	75,269
	2007	46,301
	2006	99,100
J. Michael Gaither	2008	17,000
	2007	21,514
	2006	29,169
Daniel K. Brown	2008	16,000
	2007	16,000
	2006	16,000
David L. Dyckman	2008	—
	2007	—
	2006	—

In 1999, we established a deferred compensation plan for our top executives and regional employees covered by the executive bonus plan to encourage each participant to promote our long-term interests. Participants are allowed to defer portions of their annual salary as well as bonuses received into the plan. In addition to employee deferrals, we make contributions on behalf of our top executives and certain regional employees in varying amounts. The plan provides that an employee who became a participant on or before November 23, 1998 shall be fully vested in all amounts credited to his or her account. All named executives participating in the plan have been participants since before November 23, 1998. The plan provides that an employee who became a participant after November 23, 1998 shall be at all times be fully vested in elective deferrals into his or her account and that, as to contributions made by us, such contributions vest ratably over five years as long as he or she continues to be an employee. The deferred compensation plan may be altered and amended by our board of directors. Upon the acquisition of ATDI, all balances under the 1999 Company Deferred Compensation Plan became vested and payable.

Potential Payments upon Termination

Employment Agreements

We have entered into employment agreements with each of Messrs. Johnson, Berry, Gaither, Brown and Dyckman providing for the payment of an annual base salary and bonus opportunities, as well as participation by each of them in the benefit plans and programs generally maintained by us for senior executives from time to time.

We or the employee may terminate the applicable employment agreement at any time. Upon termination of employment for any reason, the employee is entitled to receive a basic termination payment equal to: (i) his base salary earned through the date of termination and (ii) the previous year’s bonus if the termination is after December 31 and before a bonus has been awarded. If we terminate the employee without cause or if the employee leaves for good reason (each as defined in his employment agreement), he is entitled to an additional severance payment based on a multiple of his base salary and plan bonus.

The employment agreements each contain confidentiality and non-compete provisions.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Investcorp and the other members of the Control Group, acting through ATDH, acquired ATDI in an acquisition completed on March 31, 2005. Pursuant to a merger agreement dated as of February 4, 2005 and amended and restated on March 7, 2005, ATD MergerSub, Inc., a subsidiary of ATDH, merged with and into ATDI. ATDI continued as the surviving corporation with ATDH as its sole stockholder. Both immediately before and immediately after this merger, ATDH was controlled by the Control Group.

Stockholders Agreement

On March 31, 2005, ATDH and the members of the Control Group entered into a stockholders agreement that contains agreements with respect to the election of directors, restrictions on the sale, issuance or transfer of shares and special corporate governance provisions. The stockholders agreement will terminate automatically upon the closing of this offering and our listing on the NYSE.

Warrants

In March 2005, in connection with the acquisition of ATDI, ATDH issued warrants to The 1818 Mezzanine Fund II, L.P., which we refer to as The 1818 Fund, in exchange for $4.6 million in cash less related transaction costs of $0.1 million. The warrants entitle the holders to acquire up to 21,895 shares of our Series A Common Stock (or a successor security) at $0.01 per share. The warrants expire on September 30, 2015. We have recorded these warrants at fair value and have presented them as a component of stockholders’ equity at January 3, 2009 and December 29, 2007.

Redeemable Preferred Stock

In connection with its acquisition of ATDI, we issued 20,000 shares of our Redeemable Preferred Stock to The 1818 Fund in exchange for $15.4 million in cash less related transaction costs of $0.5 million. The Redeemable Preferred Stock has a stated value of $1,000 per share and entitles holders to receive, when and if declared by the board of directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. The dividends and accretion of the carrying amount to the redemption amount are recorded as interest expense in our consolidated statements of operations. Our board of directors is not obligated to declare dividends and the preferred stock provides no monetary penalties for a failure to declare dividends. The Redeemable Preferred Stock may be redeemed by us at any time, and we must redeem it upon the later of a change of control of us or at its maturity in 2015. Our Redeemable Preferred Stock is classified as a noncurrent liability in the accompanying consolidated balance sheets in accordance with FASB authoritative guidance related to accounting for certain financial instruments with characteristics of both liabilities and equity.

Related Party Transactions

Redeemable Preferred Stock and Warrants

In connection with the acquisition of ATDI, ATDH issued 20,000 shares of our Redeemable Preferred Stock and warrants to acquire up to 21,895 shares of ATDH Series A Common Stock at $.01 per share to The 1818 Fund. Joseph P. Donlan, a member of the ATD’s board of directors, is a Managing Director of Brown Brothers Harriman & Co., The 1818 Fund’s general partner.

Deferred Financing Fees

Advisory fees of $13.9 million were paid to Investcorp and its affiliates, Berkshire Partners and Greenbriar Equity Group, in connection with our amended revolving credit facility and the issuance of the senior notes and Redeemable Preferred Stock at the time of ATDH’s acquisition of ATDI. These fees are recorded as debt issuance costs in the accompanying consolidated balance sheets and are being amortized over the life of the respective debt.

Management Advisory Fees

Management advisory fees of $8.0 million were paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at the closing of the acquisition of ATDI for services to be rendered over a period of five years following the date of the acquisition. This payment is being amortized pursuant to the terms of the agreement and on a basis consistent with the services provided. We recorded amortization expense of $0.5 million, $0.5 million and $1.9 million during fiscal 2008, 2007 and 2006, respectively.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as to the beneficial ownership of our common stock as of February 5, 2010, and after giving effect to the sale of the common stock offered hereby, by (i) the selling stockholders assuming the underwriters exercise their option to purchase shares to cover overallotments in full, assuming the overallotment shares are offered at $      per share (the midpoint of the price range set forth on the cover of this prospectus), (ii) each person or group who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (iii) each director and named executive officer and (iv) all directors and executive officers as a group. Percentage of beneficial ownership prior to this offering is based on 999,527 shares of common stock outstanding as of February 5, 2010. Unless otherwise noted, these persons may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. We expect that immediately following the initial public offering.

As indicated in the table below, certain of our stockholders have entered into a stockholders agreement with respect to the shares of our capital stock that they beneficially own. See “Certain Relationships and Transactions — Stockholders Agreement.” All such stockholders may be deemed to be a control group for such purposes, and all such shares may be deemed beneficially owned by such group. Because we believe that it more accurately reflects ownership of our capital stock, this table does not reflect shares which may be deemed to be beneficially owned by any entity solely by virtue of the stockholders agreement.

	Shares		Shares Offered
	Beneficially		Assuming	Shares Beneficially Owned After this
	Owned		Overallotment is	Offering Assuming
	Prior to this		Exercised	the Overallotment Option is Exercised
	Offering(1)		in Full(2)	in Full
Name	Number	%	Number	Number %

1818 Mezzanine Fund(3)	21,895.0000	2.2
Berkshire(4)	224,586.0000	22.5
Greenbriar(5)	82,742.0000	8.3
Investcorp S.A.(6)	227,082.8600	22.7
SIPCO Limited(7)	227,082.8600	22.7
American Tire Holdings T3 Limited(8)	27,656.5436	2.8
American Tire Holdings T3.5 Limited(8)	13,032.6728	1.3
American Tire Holdings T5 Limited(8)	18,912.5296	1.9
ATD Equity Limited(8)	82,242.2260	8.2
ATD IIP Limited(8)	36,370.2492	3.6
ATD International Limited(8)	63,284.2336	6.3
ATD Investments Limited(8)	63,284.2336	6.3
Archdale Limited(9)	107.9614	*
Ballet Limited(10)	138.0000	*
Carthage Limited(9)	107.9614	*
Denary Limited(10)	138.0000	*
Fuquay Limited(9)	107.9614	*
Gleam Limited(10)	138.0000	*
GPF American Tire Holdings Limited(8)	63,041.7652	6.3
Highlands Limited(10)	138.0000	*
Investcorp 2005 ATD Holdings Portfolio L.P.(8)	97,371.0000	9.7
Investcorp Coinvestment Partners II L.P.(11)	28,368.0000	2.8
Investcorp Investment Equity Limited(12)	120.0000	*
Noble Limited(10)	138.0000	*

	Shares		Shares Offered
	Beneficially		Assuming	Shares Beneficially Owned After this
	Owned		Overallotment is	Offering Assuming
	Prior to this		Exercised	the Overallotment Option is Exercised
	Offering(1)		in Full(2)	in Full
Name	Number	%	Number	Number %

Outrigger Limited(10)	138.0000	*
Parkwood Limited(9)	107.9614	*
Quill Limited(10)	138.0000	*
Radial Limited(10)	138.0000	*
Shoreline Limited(10)	138.0000	*
Tire Equity Limited(8)	63,284.2336	6.3
Tire Holdings Limited(8)	63,284.2336	6.3
Tire Investments Limited(8)	63,284.2336	6.3
Zinnia Limited(10)	138.0000	*

Richard P. Johnson(13)	26,333.0000	2.6
William E. Berry(13)	17,555.0000	1.8
J. Michael Gaither(13)	9,313.0000	*
Daniel K. Brown(14)	3,832.0000	*
David L. Dyckman(13)	1,468.0000	*
Joseph P. Donlan(3)	21,895.0000	2.2
Donald Hardie	—	—
James Hardymon	533.0000	*
Christopher Laws(15)	—	—
James Micali	333.0000	*
D. Randolph Peeler(16)	—	—
David Tayeh(17)	—	—
All of our directors and executive officers as a group (13 persons)(18)	85,093.0000	8.5

*	Represents less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 5, 2010 are deemed outstanding for the purposes of computing the beneficial ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

(2)	These shares of common stock will be sold only if the overallotment option is exercised in full. The shares to be sold are only listed for the company that will actually receive the proceeds of the sale of the shares and are not also listed with respect to each company that is deemed to be the beneficial owner of such shares.

(3)	Represents 21,895 shares of Series A common stock issuable upon the exercise of warrants. These warrants will become exercisable for 21,895 shares of our common stock upon the closing of this offering. Mr. Donlan is the co-manager of The 1818 Mezzanine Fund, L.P. and in that capacity will have authority to exercise investment power over the shares.

(4)	Of these shares, 2,617 shares are owned directly by Berkshire Investors LLC and 221,969 shares are owned directly by Berkshire Fund VI Limited Partnership. Immediately prior to the closing of this footnotes continued on following page

offering, these shares will be held as Series B Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. Berkshire Fund VI, Limited Partnership (“Berkshire Fund VI”) holds 221,969 shares of our Series B Common Stock, and Berkshire Investors LLC (“Investors”) holds 2,617 shares of our Series B Common Stock. The business address for these stockholders is c/o Berkshire Partners LLC, 200 Clarendon Street, Boston, MA 02116. Sixth Berkshire Associates LLC, a Massachusetts limited liability company (“Sixth Berkshire”), is the general partner of Berkshire Fund VI. The managing members of Sixth Berkshire are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Lawrence S. Hamelsky, Ross M. Jones, Richard K. Lubin, D. Randolph Peeler, and Robert J. Small (the “Sixth Berkshire Principals” and together with Joshua A. Lutzker, the “Berkshire Principals”). The Berkshire Principals are the managing members of Investors and Berkshire Partners. This beneficial owner is a party to the stockholders agreement.

(5)	Of these shares, 1,617 shares are owned directly by Greenbriar Coinvestment Partners, L.P. and 81,125 shares are owned directly by Greenbriar Equity Funds L.P. Immediately prior to the closing of this offering, these shares will be held as Series B Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. The address for this beneficial holder is c/o Greenbriar Equity Group LLC, 555 Theodore Fremd Avenue, Suite A-201, Rye, New York 10580. This beneficial owner is a party to the stockholders agreement.

(6)	Investcorp S.A. does not directly own any of our stock but may be deemed to share beneficial ownership as described below. The number of shares of stock shown as owned by Investcorp S.A. includes all of the shares owned by Investcorp Investment Equity Limited. Investcorp S.A. owns no stock in Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Carthage Limited, Fuquay Limited, GPF American Tire Holdings Limited, Parkwood Limited, Archdale Limited or in the beneficial owners of these entities. Investcorp may be deemed to share beneficial ownership of the shares of stock held by these entities because the entities or their beneficial owners have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each such entity has granted such affiliate the authority to direct the voting and disposition of our voting stock owned by such entity for as long as such agreement is in effect. Investcorp’s address is 37 rue Notre-Dame, Luxembourg. The shares shown as owned by Investcorp S.A. also include all of the shares of Investcorp Coinvestment Partners II, L.P. and Investcorp 2005 ATD Holdings Portfolio L.P. because an affiliate of Investcorp acts as the general partner of each such entity.

(7)	Represents shares that may be beneficially owned by Investcorp and therefore may be beneficially owned by SIPCO Limited through its ownership of a majority of a company’s stock that indirectly owns a majority of Investcorp’s shares. SIPCO Limited’s address is Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands.

(8)	Immediately prior to the closing of this offering, these shares will be held as Series A Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. The address for this beneficial owner is Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands. This beneficial owner is a party to the stockholders agreement.

(9)	Immediately prior to the closing of this offering, these shares will be held as Series A Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. The address for this beneficial owner is Boundary Hall, Cricket Square, P.O. Box 2197, Grand Cayman KY1-1105, Cayman Islands. This beneficial owner is a party to the stockholders agreement.

(10)	Immediately prior to the closing of this offering, these shares will be held as Series D Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. The address for this beneficial owner is Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands. This beneficial owner is a party to the stockholders agreement.

(11)	Immediately prior to the closing of this offering, these shares will be held as Series D Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this footnotes continued on following page

offering. The address for this beneficial owner is Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands.

(12)	Immediately prior to our initial public offering, these shares will be held as Series A Common Stock. These shares will convert to shares of our common stock on a one-to-one basis upon the closing of this offering. The address for this beneficial owner is c/o Investcorp International, Inc, 280 Park Avenue, 36th Floor, New York, NY 10017.

(13)	Represents shares of Series A common stock issuable upon the exercise of options. These options will become exercisable for shares of our common stock on a one-to-one basis upon the closing of this offering.

(14)	Includes 2,364 shares of Series A Common Stock held directly, which will convert to shares of our common stock on a one-to-one basis upon the closing of this offering, and 1,468 shares of Series A Common Stock issuable upon the exercise of options, which will become exercisable for shares of our common stock on a one-to-one basis upon the closing of this offering.

(15)	Mr. Laws is a Director of Greenbriar. Mr. Laws disclaims beneficial ownership over any shares beneficially owned by Greenbriar.

(16)	Mr. Peeler is a Managing Director of Berkshire. Mr. Peeler disclaims beneficial ownership over any shares beneficially owned by Berkshire.

(17)	Mr. Tayeh is a Managing Director of Investcorp. Mr. Tayeh disclaims beneficial ownership over any shares beneficially owned by Investcorp or the International Investors.

(18)	Includes 58,470 shares of Series A Common Stock issuable upon the exercise of options and 21,895 shares of Series A Common Stock issuable upon the exercise of warrants held by The 1818 Mezzanine Fund, L.P. Mr. Donlan, a member of our board of directors, is the co-manager of The 1818 Mezzanine Fund, L.P. and in that capacity will have authority to exercise investment power over the shares. The shares of Series A Common Stock and the options will become exercisable for shares of our common stock on a one-to-one basis upon the closing of this offering.

DESCRIPTION OF INDEBTEDNESS

Revolving Credit Facility

In March 2005, we and our subsidiaries entered into an amended and restated credit agreement which, as subsequently amended, provides for a senior secured revolving credit facility of up to $400.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base formula. As of October 3, 2009, the outstanding balance on the revolving credit facility was $225.2 million, the amount available for additional borrowings was $123.8 million, and we had $7.9 million of letters of credit outstanding. The revolving credit facility matures on December 31, 2011.

The borrowing base under our revolving credit facility is equal to the lesser of: (i) the aggregate lender commitments ($400.0 million) minus certain specified reserves and (ii) (1) 85% of the lower of cost or market value of eligible accounts receivable plus (2) the lower of (x) 65% of the lower of cost or market value of eligible tire inventory or (y) 85% multiplied by a fraction, the numerator of which is the liquidation value of eligible tire inventory, and the denominator of which is the lower of cost or market value of the eligible tire inventory (subject to a floor of $230.0 million), plus (3) (x) 50% of the lower of cost or market value or (y) 85% multiplied by a fraction, the numerator of which is the liquidation value of eligible non-tire inventory, and the denominator of which is the lower of cost or market value of the eligible non-tire inventory, whichever is lower, of eligible non-tire inventory (subject to a floor of $45.0 million) minus (4) certain specified reserves. The borrowing base is capped at the greater of (i) $325.0 million or (ii) 85% of the aggregate book value of our accounts receivable plus 65% of the aggregate book value of our inventory, whichever is greater.

Borrowings under the revolving credit facility bear interest, at our option, at either a base rate, plus an applicable margin (which was 0.0% as of October 3, 2009) or a Eurodollar rate, plus an applicable margin (which was 1.50% as of October 3, 2009). At October 3, 2009, borrowings under the revolving credit facility were at a weighted average interest rate of 1.9%. The applicable margin for the loans varies pursuant to a performance-based grid, as set forth in the revolving credit facility.

All obligations under the revolving credit facility are guaranteed by ATDH and each of ATDI’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the revolving credit facility are collateralized by a pledge of substantially all assets of the obligors, including all shares of ATDI’s capital stock and that of ATDI’s domestic subsidiaries, subject to certain limitations.

The revolving credit facility contains customary covenants, including covenants that restrict ATDI and its subsidiaries’ ability to incur additional debt, grant liens, enter into guarantees, enter into certain mergers, make certain loans and investments, dispose of assets, prepay certain debt, declare dividends, modify certain material agreements or organizational documents relating to preferred stock or change the business we conduct. In addition, ATDH guarantees the obligations of its subsidiaries under the revolving credit facility, has pledged the stock of ATDI as collateral, and is subject to limitations under the guarantee on its ability to engage in actions other than those of a holding company, to incur indebtedness or liens, and to enter into guarantees. If the amount available for additional borrowing under the revolving credit facility falls below $35.0 million (subject to adjustments based on the outstanding amount of the loans), then ATDI and its subsidiaries would become subject to an additional covenant requiring them to meet a fixed charge coverage ratio of 1.0 to 1.0. As of January 3, 2009 and October 3, 2009, we had more than $35.0 million available to draw under the revolving credit facility and were therefore not subject to the additional covenant.

Senior Debt Obligations

Discount Notes

On March 31, 2005, ATDH issued our Discount Notes, which mature on October 1, 2013, at an aggregate principal amount at maturity of $51.5 million, generating net proceeds of approximately $40.0 million. The Discount Notes were issued at a substantial discount from their principal amount at maturity. Prior to April 1, 2007, no interest accrued on the Discount Notes. Since April 1, 2007, interest on the Discount Notes has accrued at a rate of 13.0% per annum, payable semi-annually in arrears on April 1 and October 1 of each year. The Discount Notes contain covenants that may limit our ability to engage in certain corporate transactions unless we meet a minimum Adjusted EBITDA to consolidated interest expense ratio. For information about the covenants applicable to the Discount Notes, see “— Adjusted EBITDA.”

We may redeem the Discount Notes at any time upon not less than 30 nor more than 60 days notice at a redemption price of 103.0% of the principal amount if the redemption date occurs prior to April 1, 2010, and 101.0% of the principal amount if the redemption date occurs between April 1, 2010 and March 31, 2011 and 100.0% of the principal amount if the redemption date occurs on or after April 1, 2011. On April 1, 2010, if any Discount Notes are outstanding, we will be required to redeem 12.165% of each of the then outstanding Discount Notes’ principal amount at a redemption price of 100% of the principal amount of the portion of the Discount Notes so redeemed.

2013 Notes

On March 31, 2005, ATDI issued our 2013 Notes, which mature April 1, 2013, in an aggregate principal amount of $150.0 million, generating net proceeds of approximately $144.2 million. The 2013 Notes bear interest at a fixed rate of 10.75%. We may redeem the 2013 Notes at our option, at any time, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest. Interest on the 2013 Notes is payable semi-annually in arrears on April 1 and October 1 of each year. The 2013 Notes contain covenants that may limit our ability to engage in certain corporate transactions unless we meet a minimum Adjusted EBITDA to consolidated interest expense ratio. We may redeem the Notes at any time upon not less than 30 nor more than 60 days notice at a redemption price of 105.375% of the principal amount if the redemption date occurs prior to April 1, 2010, 102.688% of the principal amount if the redemption date occurs between April 1, 2010 and March 31, 2011 and 100.0% of the principal amount if the redemption date occurs on or after April 1, 2011. For information about the covenants applicable to the 2013 Notes, see “— Adjusted EBITDA.”

Floating Rate Notes

On March 31, 2005, ATDI issued our Floating Rate Notes, which mature April 1, 2012, in an aggregate principal amount of $140.0 million, generating net proceeds of approximately $134.5 million. The Floating Rate Notes bear interest at a floating rate equal to three-month LIBOR plus 6.25%, reset on January 1, April 1, July 1 and October 1 of each year. The interest rate applicable to the Floating Rate Notes ranged from 10.78% to 11.61% during fiscal 2006, 11.48% to 11.61% during fiscal 2007, 8.95% to 11.48% during fiscal 2008 and 6.85% to 7.69% in the first nine months of fiscal 2009. We may redeem the Floating Rate Notes at our option, at any time, in whole or in part, upon not less than 30 nor more than 60 days notice, at a redemption price of 100.0% of the principal amount, plus accrued and unpaid interest. The Floating Rate Notes contain covenants that may limit our ability to engage in certain corporate transactions unless we meet a minimum Adjusted EBITDA to consolidated interest expense ratio. For information about the covenants applicable to the Floating Rate Notes, see “— Adjusted EBITDA.”

Adjusted EBITDA

The indentures governing our three series of outstanding notes limit, among other things, our ability to incur additional debt (subject to certain exceptions including debt under our revolving credit facility), issue preferred stock (subject to certain specified exceptions), make certain restricted payments or investments or make certain purchases of our stock, unless the ratio of our Adjusted EBITDA to consolidated interest expense (as defined in the indentures), each calculated on a pro forma basis for the proposed transaction, would have been at least 2.0 to 1.0 for the four fiscal quarters prior to the proposed transaction.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, cash flow provided by (used in) operating activities as determined in accordance with GAAP. Adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies. For the four fiscal quarters ended October 3, 2009, our ratio of Adjusted EBITDA to consolidated interest expense, each as calculated under the indentures governing our three series of outstanding notes, was 1.6 to 1.0. Because we currently do not satisfy the 2.0 to 1.0 Adjusted EBITDA to consolidated interest expense ratio contained in our three series of outstanding notes, we are currently limited in our ability to, among other things, incur additional debt (subject to certain exceptions including debt under our revolving credit facility), issue preferred stock (subject to certain specified exceptions), make certain restricted payments or investments and make certain purchases of our stock. See “Risk Factors — Risks Relating to Our Business — Our high level of indebtedness may adversely affect our financial condition, restrict our growth or place us at a competitive disadvantage.” These restrictions do not interfere with the day-to-day-conduct of our business. Moreover, the indentures do not require us to maintain any financial performance metric or ratio in order to avoid a default. For a discussion of our historical Adjusted EBITDA and a reconciliation from net cash provided by (used in) operating activities to Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Adjusted EBITDA.”

DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

Our certificate of incorporation, as in effect immediately prior to the closing of this offering, authorizes us to issue 1,500,000 shares of Series A Common Stock, par value $0.01 per share, 315,000 shares of Series B Common Stock, par value $0.01 per share, 1,500 shares of Series D Common Stock, par value $0.01 per share, 1,816,500 shares of Common Stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share, or preferred stock. Our board of directors, without further approval of the stockholders, may establish the powers, preferences, rights, qualifications and limitations, including the dividend rights, dividend rates, conversion rights, conversion prices, voting rights and redemption rights, of any series of preferred stock and may authorize the issuance of any such series.

Common Stock

In addition to the series of common stock offered by this prospectus, we currently have three other series of common stock outstanding. Upon the closing of this offering, all outstanding shares of Series A, Series B and Series D Common Stock described above will automatically convert into shares of the same series as the common stock offered hereby. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of common stock offered hereby, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Holders of the common stock offered hereby are entitled to one vote per share on all matters to be voted on by our stockholders.

Subject to the rights of any holders of preferred stock, in the event of our liquidation, holders of our common stock are entitled to share ratably in our assets legally available for distribution after the payment of our debts. The shares of common stock offered hereby have no preemptive, subscription, conversion or redemption rights. Subject to the rights of any holders of preferred stock, the holders of the common stock are entitled to receive dividends and distributions of cash or other rights or property as may be declared by our board of directors from time to time out of assets or funds legally available for such dividend payments.

Preferred Stock

In connection with ATDH’s acquisition of ATDI, ATDH issued 20,000 shares of our Redeemable Preferred Stock to The 1818 Fund. These are the only shares of our Redeemable Preferred Stock that are outstanding. We may redeem the Redeemable Preferred Stock at any time at a redemption price equal to $20.0 million, plus accumulated and unpaid dividends. We are required to redeem the Redeemable Preferred Stock upon a change of control or at its maturity in 2015. The Redeemable Preferred Stock entitles its holders to receive, when and if declared by our board of directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. Our board of directors is not obligated to declare dividends, and the preferred stock provides no monetary penalties for a failure to declare dividends. We intend to fully redeem the Redeemable Preferred Stock after the closing of this offering.

Our board of directors, without any further vote or action by our stockholders, has the authority to issue up to an additional 480,000 shares of preferred stock from time to time, in one or more classes or series, on terms that it may determine, including among other things:

•	dividend rate;

•	liquidation preference;

•	whether or not the shares will be convertible into, or exchangeable for, any other securities; and

•	whether or not the shares will have voting rights, and, if so, the extent of the voting powers and the conditions under which the shares will vote as a separate class.

We believe that our board of directors’ ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a contest for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

Warrants

In connection with ATDH’s acquisition of ATDI, ATDH issued 21,895 warrants to The 1818 Fund for the purchase of an equivalent number of shares of our Series A Common Stock (or a successor security). The warrants may be exercised at any time at an exercise price of at $0.01 per share. The warrants expire on September 30, 2015.

Delaware Law

We currently have not opted out of the provisions of Section 203 of the DGCL, but we expect to revise our certificate of incorporation in connection with this offering to opt out of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that the stockholder becomes an interested stockholder, the board of directors approves the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers, and excluding shares held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to the time the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of stockholders (and not by written consent). For purposes of Section 203, “business combinations” include mergers, asset sales and certain other transactions resulting in a financial benefit to an stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within the past three years, has owned) 15% or more of the corporation’s voting stock.

The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203’s restrictions if stockholders holding a majority of the corporation’s voting stock approve an amendment to the corporation’s certificate of incorporation or bylaws electing not to be governed by Section 203.

Certificate of Incorporation and Bylaws

Various provisions of our certificate of incorporation and bylaws, as in effect immediately prior to the closing of this offering, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

Calling of Special Meetings of Stockholders.  Our bylaws provide that special meetings of our stockholders, unless otherwise provided by statute, may be called only by the Chairman of the board of directors, the President or by resolution of the board of directors and shall be called by the President or Secretary upon the written request of holders of not less than 10% in voting power of the outstanding stock entitled to vote at the meeting.

Amendment of the Bylaws.  Our board of directors has the power to adopt, amend or repeal our bylaws, subject to the power of our stockholders to do the same. As a result, the board of directors, acting alone, may amend any and all provisions of our bylaws.

Limits on Ability of Stockholders to Elect Directors.  Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, disqualification or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

Limitations on Liability and Indemnification of Officers and Directors.  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director, except for liability:

•	for any breach of a director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law for unlawful dividends, stock purchases or stock redemptions; or

•	for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides for the indemnification by us of any person serving as a director, officer, employee or other agent to the fullest extent permissible under the Delaware General Corporation Law. In addition, we have purchased a directors’ and officers’ insurance policy covering our officers and directors for liabilities that they may incur as a result of any action, or failure to act, in their capacity as officers and directors. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage a stockholder from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Listing

We intend to list our shares on the NYSE under the symbol “ATD”.

Transfer Agent and Registrar

We expect American Stock Transfer & Trust Company to be the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our common stock. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after the restrictions lapse, or the possibility of such sales, could cause our stock price to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding           shares of our common stock, assuming that there are no exercises of outstanding options after          , 2010. All of the shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below.

After this offering and assuming no exercise of the overallotment option,          shares of our common stock held by existing stockholders will be restricted securities, as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which exemption is summarized below. These restricted securities are subject to the lock-up agreements described below until 180 days after the date of this prospectus.

Lock-Up Agreements

In connection with this offering, officers, directors, employees and stockholders, who together held an aggregate of approximately     % of the outstanding shares of our common stock as of          , 2010 have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. For additional information, see “Underwriting.”

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations, subject to the availability of current public information about us.

The six month holding period increases to one year for sales occurring prior to 90 days after the date of this prospectus. However, a non-affiliate who has beneficially owned shares for at least one year will not be subject to any restrictions under Rule 144 if they have not been our affiliate during the preceding three months.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

The six month holding period increases to one year for sales occurring prior to 90 days after the date of this prospectus. Sales under Rule 144 by our affiliates are always subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plans

We plan on filing a registration statement on Form S-8 under the Securities Act covering the offer and sale of the shares of our common stock issuable upon exercise of outstanding options under our compensation plans and shares of our common stock reserved for future issuance under our compensation plans. We expect to file this registration statement as soon as practicable after this offering. However, we expect that no resale of these shares shall occur until after the 180-day lock-up period.

Registration Rights

In March 2005, we entered into a registration rights agreement for the benefit of the Control Group. The registration rights agreement provides the Investcorp Group, Berkshire, Greenbriar and the International Investors with certain registration rights relating to shares of our common stock held by them. Commencing 90 days after this offering, any member of the Investcorp Group may require us to register shares of our common stock under the Securities Act for up to a total of four effective registration statements. Beginning March 31, 2012, a majority interest of shares collectively held by Berkshire and Greenbriar have the right, for a period of one year, to require us to register shares of our common stock. In either case, if we receive a demand to register our common stock, then every member of the Control Group will have the opportunity to register shares of our common stock held by them.

Pursuant to the registration rights agreement, we will pay all registration expenses reasonably incurred in connection with the first four effective registration statements requested by Investcorp, and the first effective registration statement requested by a majority interest of shares held by Berkshire and Greenbriar. The registration rights are subject to certain limitations and conditions.

The registration rights agreement sets forth customary registration procedures. Pursuant to the registration rights agreement, we will indemnify the Control Group with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us in writing for use in the registration statement by the Control Group.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes);

•	an estate whose income is subject to U.S. federal income tax, regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner, the activities of the partnership or entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities or arrangements that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. In particular, this summary only addresses a non-U.S. holder that holds our common stock as a capital asset (generally, investment property) and does not address:

•	special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, and dealers and traders in stocks, securities or currencies;

•	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies;

•	any U.S. state and local or non-U.S. or other tax consequences; or

•	the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock as set forth in this summary. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common stock.

Dividends

In the event that we make distributions on our common stock that are treated as dividends for U.S. federal income tax purposes and are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, will be withheld from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required (a) to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form), in accordance with the applicable certification and disclosure requirements, and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible to claim the benefits under the applicable income tax treaty or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, the U.S. federal withholding tax discussed above will not apply if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the U.S. Internal Revenue Code); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder, or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. Holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund (or credit against any U.S. federal income tax liability) of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability by timely filing a refund claim with the U.S. Internal Revenue Service.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below. As set forth in “— Overallotment Option” below, the selling stockholders have granted an option to the underwriters to purchase up to           shares at the public offering price, less the underwriting discount.

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and, assuming the overallotment option is exercised, the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option		With Option

Public offering price	$	$		$
Underwriting discount	$	$		$
Proceeds, before expenses, to us	$	$		$
Proceeds, before expenses, to the selling stockholders	$		$—	$

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

Overallotment Option

The selling stockholders have granted an option to the underwriters to purchase up to           shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We expect the shares to be approved for listing on the New York Stock Exchange under the symbol “ATD”. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us, members of the Control Group or their affiliates in the ordinary course of business. They have received or may receive customary compensation and expenses for these commercial and investment banking transactions. In addition, affiliates of the underwriters act as lenders under our revolving credit facility, for which they receive customary fees.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered in the offering will be passed upon by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

Our financial statements as of January 3, 2009 and December 29, 2007 and for each of the three years in the period ended January 3, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Am-Pac as of September 30, 2008 and December 31, 2007 and the consolidated statements of operations, consolidated statement of stockholders’ equity and consolidated statements of cash flows of Am-Pac for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon which is also included herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the sale of all of the issued and outstanding common stock of Am-Pac). Such financial statements have been so included in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in the offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. In connection with certain covenants under our debt agreements, we also file annual, quarterly and special reports with the SEC, as well as amendments and exhibits thereto.

You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file with the SEC at the following public reference facilities of the SEC:

Public Reference Room
100 F Street, NE
Washington, DC 20549

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings, including the registration statement, are available to you on this website.

You may also request a copy of these filings at no cost, by writing or telephoning us at the following address:

American Tire Distributors Holdings, Inc.
Attention: Corporate Secretary
12200 Herbert Wayne Court
Suite 150
Huntersville, NC 28078
(704) 992-2000

INDEX TO FINANCIAL STATEMENTS

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

Audited Financial Statements for the Three Years Ended January 3, 2009
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets as of January 3, 2009 and December 29, 2007	F-26
Consolidated Statements of Operations for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-27
Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-28
Consolidated Statements of Cash Flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-29
Notes to Consolidated Financial Statements	F-30
Schedule II — Valuation and Qualifying Accounts	F-63

INDEX TO FINANCIAL STATEMENTS

AM-PAC TIRE DIST., INC.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 3,	January 3,
	2009	2009
	(Unaudited)
	(Amounts in thousands, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$6,446	$8,495
Restricted cash	10,250	10,250
Accounts receivable, net of allowance for doubtful accounts of $1,712 and $2,314	202,524	178,895
Inventories	366,893	456,077
Assets held for sale	2,976	14,712
Deferred income taxes	15,207	14,198
Other current assets	10,629	13,431

Total current assets	614,925	696,058

Property and equipment, net	55,185	57,616
Goodwill	375,737	369,961
Other intangible assets, net	230,237	243,033
Other assets	20,483	24,192

Total assets	$1,296,567	$1,390,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$332,233	$360,391
Accrued expenses	30,730	43,105
Liabilities held for sale	783	1,199
Current maturities of long-term debt	8,112	3,050

Total current liabilities	371,858	407,745

Long-term debt	581,304	639,384
Deferred income taxes	70,724	74,818
Other liabilities	18,718	20,486
Redeemable preferred stock; 20,000 shares authorized, issued and outstanding	25,918	23,941
Commitments and contingencies (see Note 12)
Stockholders’ equity:
Series A Common Stock, par value $.01 per share; 1,500,000 shares authorized; 691,173 shares issued and 690,700 shares outstanding	7	7
Series B Common Stock, par value $.01 per share; 315,000 shares authorized; 307,327 shares issued and outstanding	3	3
Series D Common Stock, par value $.01 per share; 1,500 shares authorized, issued and outstanding	—	—
Common Stock, par value $.01 per share; 1,816,500 shares authorized, no shares have been issued	—	—
Additional paid-in capital	218,321	218,022
Warrants	4,631	4,631
Accumulated earnings	7,334	4,990
Accumulated other comprehensive loss	(2,151)	(3,067)
Treasury stock, at cost, 473 shares of Series A Common Stock	(100)	(100)

Total stockholders’ equity	228,045	224,486

Total liabilities and stockholders’ equity	$1,296,567	$1,390,860

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended	Nine Months Ended
	October 3,	October 4,
	2009	2008
	(Unaudited)
	(Amounts in thousands)

Net sales	$1,645,046	$1,517,300
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,364,554	1,249,110

Gross profit	280,492	268,190
Selling, general and administrative expenses	233,602	204,084

Operating income	46,890	64,106
Other expense:
Interest expense	(41,345)	(44,402)
Other, net	(845)	(953)

Income from operations before income taxes	4,700	18,751
Income tax provision	2,356	8,200

Net income	$2,344	$10,551

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF
STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

						Accumulated
			Additional			Other	Treasury
	Common Stock		Paid-In		Accumulated	Comprehensive	Stock at
	Shares	Amount	Capital	Warrants	Earnings	Loss	Cost	Total
	(Unaudited)
	(Amounts in thousands, except share amounts)

Balance, January 3, 2009	999,527	$10	$218,022	$4,631	$4,990	$(3,067)	$(100)	$224,486
Comprehensive income:
Net income	—	—	—	—	2,344	—	—	2,344
Change in value of derivative instrument, net of income taxes of $0.3 million	—	—	—	—	—	534	—	534
Unrealized gain on rabbi trust assets, net of income taxes of $0.2 million	—	—	—	—	—	382	—	382

Total comprehensive income	—	—	—	—	—	—	—	3,260
Stock-based compensation expense	—	—	299	—	—	—	—	299

Balance, October 3, 2009	999,527	$10	$218,321	$4,631	$7,334	$(2,151)	$(100)	$228,045

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months	Nine Months
	Ended	Ended
	October 3,	October 4,
	2009	2008
	(Unaudited)
	(Amounts in thousands)

Cash flows from operating activities:
Net income	$2,344	$10,551
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles	23,573	18,717
Amortization of other assets	3,627	3,626
Benefit for deferred income taxes	(4,721)	(3,417)
Accretion of 8% cumulative preferred stock	331	331
Accrued dividends on 8% cumulative preferred stock	1,648	1,522
Provision for doubtful accounts	1,368	1,113
Other, net	1,922	(16)
Change in operating assets and liabilities:
Accounts receivable	(25,516)	(25,960)
Inventories	85,911	(66,060)
Other current assets	1,002	(840)
Accounts payable and accrued expenses	10,946	(15,053)
Other, net	(2,428)	(1,662)

Net cash provided by (used in) operating activities	100,007	(77,148)

Cash flows from investing activities:
Acquisitions, net of cash acquired	134	(168)
Purchase of property and equipment	(5,565)	(10,011)
Purchase of assets held for sale	(830)	(3,020)
Proceeds from sale of assets held for sale	8,146	1,977
Proceeds from sale of property and equipment	167	109

Net cash provided by (used in) investing activities	2,052	(11,113)

Cash flows from financing activities:
Borrowings from revolving credit facility	1,624,378	1,466,910
Repayments of revolving credit facility	(1,676,094)	(1,380,329)
Outstanding checks	(49,719)	9,397
Payments of other long-term debt	(2,673)	(3,385)

Net cash (used in) provided by financing activities	(104,108)	92,593

Net (decrease) increase in cash and cash equivalents	(2,049)	4,332
Cash and cash equivalents, beginning of period	8,495	4,749

Cash and cash equivalents, end of period	$6,446	$9,081

Supplemental disclosures of cash flow information —
Cash payments for interest	$40,818	$50,190

Cash payments for taxes, net	$5,294	$11,386

Supplemental disclosures of noncash activities —
Capital expenditures financed by debt	$1,369	$2,258

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Nature of Business:

American Tire Distributors Holdings, Inc. (also referred to herein as “Holdings,” or the “Company”) is a Delaware corporation that owns 100% of the issued and outstanding capital stock of American Tire Distributors, Inc., a Delaware corporation (“ATD”). Holdings has no significant assets or operations other than its ownership of ATD. ATD is primarily engaged in the wholesale distribution of tires, custom wheels, and related automotive service equipment and has one reportable segment.

2.	Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reporting and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and changes in financial position in conformity with accounting principles generally accepted in the United States. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company, the results of its operations and cash flows have been made. These financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The consolidated results of operations and cash flows for the nine months ended October 3, 2009 are not necessarily indicative of the operating results and cash flows that will be reported for the full fiscal year. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States.

The Company’s fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of 53-week fiscal years will not be comparable to the prior and subsequent 52-week fiscal years. The nine months ended October 3, 2009 and October 4, 2008 contain operating results for 39 weeks and 40 weeks, respectively.

The Company evaluated subsequent events through November 17, 2009, the date the accompanying financial statements were issued.

3.	Stock Options:

In March 2009, the Company granted options to James Micali, a member of the Company’s Board of Directors, to purchase 1,000 shares of Series A Common Stock. The options expire no later than 7 years and 30 calendar days from the date of grant and vest in equal installments over three years commencing on December 31, 2009. In addition, the Company authorized the grant of options to Alain Redheuil, who served as a member of the Company’s Board of Directors, to purchase 875 shares of Series A Common Stock. The options authorized by the Board of Directors expire on the 30th calendar day after the seventh anniversary of March 31, 2005, and vest upon the closing of an approved sale of the Company. The options described above were granted pursuant to the terms of the 2005 Management Stock Incentive Plan.

In determining the fair value of stock options issued during 2009, the Company used the Black-Scholes option pricing model. The fair value of the options granted to Mr. Micali and Mr. Redheuil during 2009, estimated on the date of grant using the Black-Scholes option pricing model, was $188.05 and $262.73 per share, respectively. The fair value of options granted was determined using the following assumptions: a risk-free interest rate of 2.55%; no dividend yield; expected lives of 7 years and 30 calendar days (for Mr. Micali) and 3 years and 30 calendar days (for Mr. Redheuil); and 35% volatility. As the Company does not have sufficient historical volatility data for its own common stock, the stock price volatility utilized in the calculation is based on the Company’s peer group in the industry in which it does business. For the nine months ended October 3, 2009, the Company recorded compensation expense related to stock option grants of

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.3 million which is included in selling, general and administrative expenses within the accompanying condensed consolidated statements of operations.

4.	Inventories:

Inventories consist primarily of automotive tires, custom wheels, automotive service equipment and related products and are valued at the lower of cost, determined on the first-in, first-out (FIFO) method, or net realizable value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. A majority of the Company’s tire vendors allow for the return of tire products, subject to certain limitations. All of the Company’s inventories are held as collateral under the Amended Revolver (as defined below).

5.	Assets Held for Sale:

As of October 3, 2009, the Company has a residential property, with a carrying value of $0.3 million classified as asset held for sale. The Company acquired this property as part of an employee relocation package. The Company is actively marketing this property and anticipates that it will be sold within a twelve-month period.

As part of the acquisition of Am-Pac Tire Dist., Inc. (“Am-Pac Tire”), the Company acquired certain retail stores and operations. As it is management’s intention to divest of these stores during fiscal 2009 and therefore in conjunction with the requirements of the accounting standards for the disposal of long-lived assets, the related retail store assets, including the allocation of purchase price, and the related liabilities are classified as held for sale within the accompanying condensed consolidated balance sheets. See Note 6 for more information regarding the acquisition of Am-Pac Tire and the subsequent sale, during the second quarter of 2009, of a portion of these retail stores and operations. Also, see Note 14 for information regarding the sale of substantially all of the remaining retail stores of Am-Pac Tire subsequent to October 3, 2009. Included within assets held for sale as of October 3, 2009 and January 3, 2009 are balances for inventory ($1.1 million and $3.4 million, respectively), balances for accounts receivable ($0.2 million and $0.5 million, respectively) and balances for fixed assets ($0.5 million and $2.0 million, respectively).

6.	Acquisitions

On December 18, 2008, the Company completed the purchase of all of the issued and outstanding capital stock of Am-Pac Tire pursuant to the terms of a Stock Purchase Agreement dated December 18, 2008. The aggregate purchase price of this acquisition, subject to adjustment, was approximately $74.7 million, consisting of $71.1 million in cash, of which $9.8 million is held in escrow and $59.1 million was used to pay off Am-Pac Tire’s outstanding debt, and $3.6 million in direct acquisition costs. The amount held in escrow has been excluded in the preliminary allocation of the cost of the assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. Unless the Company makes a proper claim for indemnity, as described in the Stock Purchase Agreement, prior to the eighteen (18) month anniversary of the closing, any amounts remaining in escrow plus any of the proceeds earned thereon will be released to the sellers. This acquisition significantly strengthened the Company’s presence in markets it currently serves and allowed the Company to expand its operations into St. Louis, Missouri and western Texas.

The purchase price allocation, which is considered preliminary as it relates to the fair value assessment of inventory items acquired and the resolution regarding the amount held in escrow, has been recorded in the accompanying condensed consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed and resulted in goodwill of $5.8 million. Effective July 31, 2009, the Company completed and settled, with the seller, the closing date balance sheet and determination of

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase price regarding the acquisition of Am-Pac Tire. In conjunction with this settlement, the Company received $0.9 million as a result of the closing date balance sheet and purchase price adjustment procedures included within the Stock Purchase Agreement. This amount has been reflected, during the third quarter of 2009, as an adjustment to the cash consideration paid in the acquisition of Am-Pac Tire.

As part of the acquisition of Am-Pac Tire, the Company acquired certain retail stores and operations. As it is management’s intention to divest of these stores during fiscal 2009 and in conjunction with accounting standards, the related assets, including the allocation of purchase price, and the related liabilities of the retail operations are classified as held for sale within the accompanying condensed consolidated balance sheets as of October 3, 2009 and January 3, 2009. Also, during the second quarter of 2009, the Company sold 26 of the acquired 37 retail stores with a carrying value of $10 million for proceeds of $7.3 million. The difference in proceeds and carrying value has been recorded as an adjustment to goodwill in the second quarter of 2009. In addition, subsequent to October 3, 2009, the Company sold substantially all of the remaining retail stores of Am-Pac Tire (see Note 14). Based upon the anticipated proceeds from the sale of these remaining stores, the Company adjusted the carrying value as of October 3, 2009. The difference in proceeds and carrying value, of approximately $3.0 million, has been recorded as an adjustment to goodwill in the third quarter of 2009.

The preliminary purchase price allocation is as follows (in thousands):

Total cash consideration	$71,095
Less: Debt paid by seller	(59,055)

Net cash consideration	12,040
Plus: Transaction fees	3,575
Less: Net book value of assets acquired	(9,281)
Plus: Pre-acquisition intangibles that were written off in purchase accounting	13,172

Excess of purchase price over net book value of assets acquired, excluding pre-acquisition intangibles	19,506
Allocation of excess purchase price to assets acquired and liabilities assumed:
Restricted cash	(9,750)
Accounts receivable	1,076
Income tax receivable	8,419
Property and equipment	(4,073)
Inventory	4,076
Assets held for sale	(980)
Customer lists	(9,591)
Trademarks and tradenames	(4,464)
Exit costs and termination benefits	10,658
Favorable leases	(232)
Net deferred taxes	(8,870)

Total adjustments	(13,731)

Goodwill	$5,775

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma supplementary data for the nine months ended October 4, 2008 gives effect to the Am-Pac Tire acquisition as if it had occurred as of December 30, 2007 (the first day of the Company’s 2008 fiscal year). The pro forma supplementary data is provided for informational purposes only and should not be construed to be indicative of the Company’s results of operations had the acquisition been consummated on the date assumed and does not project the Company’s results of operations for any future date.

Nine Months Ended
October 4,
2008
(In thousands,
except per share data)

Sales	$1,761,321
Net income	6,491
Net income per common share	6.49

On October 8, 2008, the Company completed the purchase of certain assets and the assumption of certain liabilities of Remington Tire Distributors, Inc., d/b/a Gray’s Wholesale Tire Distributors (“Gray’s Tire”) pursuant to the terms of an Asset Purchase Agreement dated as of October 8, 2008. This acquisition expanded the Company’s service across the state of Texas and Oklahoma and complemented its existing distribution centers located within the states of Texas and Oklahoma.

The purchase price allocation has been recorded in the accompanying condensed consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed and has resulted in negative goodwill of $3.9 million and a customer relationship intangible asset of $5.5 million. In accordance with accounting standards for business combinations, the negative goodwill was allocated on a pro rata basis to the noncurrent nonfinancial assets, such as property and equipment and other intangible assets, acquired in the Gray’s Tire acquisition which reduced the customer relationship intangible asset to $1.7 million. Amortization for the customer relationship intangible asset is deductible for income tax purposes. The Gray’s Tire acquisition does not rise to the level of being a material business combination.

The Am-Pac Tire and Gray’s Tire acquisitions were financed through borrowings under ATD’s Amended Revolver (as defined below). These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the results of operations for the acquired businesses have been included in the accompanying condensed consolidated statements of operations from the date of acquisition.

7.	Goodwill and Other Intangible Assets:

The Company has recorded, at October 3, 2009, goodwill of $375.7 million, including $5.8 million in connection with the purchase of Am-Pac Tire (see Note 6 for further information). Approximately $27.2 million of net goodwill is deductible for income tax purposes in future periods.

Other intangible assets represent customer lists, tradenames, noncompete agreements and software. Intangible assets with indefinite lives are not amortized and are tested for impairment at least annually. All other intangible assets with finite lives are being amortized on a straight-line or accelerated basis over their

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated useful lives as shown in the table below. The following table sets forth the gross amount and accumulated amortization of the intangible assets at October 3, 2009 and January 3, 2009 (in thousands):

		October 3, 2009		January 3, 2009
	Estimated	Gross	Accumulated	Gross	Accumulated
	Useful Life (Years)	Amount	Amortization	Amount	Amortization

Customer lists	17	$244,896	$62,019	$244,397	$48,590
Noncompete agreements	3-5	613	613	613	596
Tradenames	1	150	—	—	—
Software	1	77	77	77	77

Total amortizable intangible assets		$245,736	$62,709	$245,087	$49,263

In addition, at October 3, 2009 and January 3, 2009, the Company had $47.2 million of indefinite lived intangible assets, consisting of tradenames.

In first quarter 2009, the Company implemented a change in accounting estimate relating to certain of its customer list intangible assets. The primary reason for this change relates to an analysis of current customer attrition rates within some of the Company’s less significant acquisitions. During the nine months ended October 3, 2009, the effect of this change in estimate was to increase amortization expense by $2.2 million.

Estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $4.5 million for the remaining three months in 2009, $17.6 million in 2010, $15.6 million in 2011, $15.2 million in 2012 and $14.7 million in 2013.

8.	Long-term Debt and Other Financing Arrangements:

Revolving Credit Facility

On May 9, 2007, ATD entered into the Fifth Amendment to the Fourth Amended and Restated Loan and Security Agreement (the “Amended Revolver”). The Borrowers to the Amended Revolver are ATD and its subsidiaries. The Amended Revolver provides for a senior secured revolving credit facility of up to $400.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base formula. The Amended Revolver is collateralized by a pledge of substantially all assets of ATD. As of October 3, 2009, the outstanding Amended Revolver balance was $225.2 million. In addition, ATD had certain letters of credit outstanding at October 3, 2009 in the aggregate amount of $7.9 million and $123.8 million was available for additional borrowings.

Borrowings under the Amended Revolver bear interest, at ATD’s option, at either (i) the Base Rate, as defined, plus the applicable margin (0.0% as of October 3, 2009) or (ii) the Eurodollar Rate, as defined, plus the applicable margin (1.50% as of October 3, 2009). At October 3, 2009 and January 3, 2009, borrowings under the Amended Revolver were at a weighted average interest rate of 1.9% and 3.6%, respectively. The applicable margin for the loans varies based upon a performance grid, as defined in the Amended Revolver.

All obligations under the Amended Revolver are guaranteed by Holdings and each of ATD’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the Amended Revolver are also collateralized by a pledge of substantially all assets of the obligors, including all shares of ATD’s capital stock and that of ATD’s subsidiaries, subject to certain limitations.

In the event that ATD does not have at least $35.0 million available to be drawn under the Amended Revolver (subject to a cure) it would be required to meet a fixed charge coverage ratio of 1.0:1.0. Additionally, the Amended Revolver restricts ATD’s ability to incur additional debt; enter into guarantees; make loans and investments; declare dividends; modify certain material agreements or organizational documents relating to

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

preferred stock; and change the business it conducts, as well as other customary covenants. As of October 3, 2009 and January 3, 2009, ATD had more than $35.0 million available to draw under the Amended Revolver and was therefore not subject to the covenant. The Amended Revolver is set to expire on December 31, 2011.

Discount Notes

On March 31, 2005, Holdings issued Discount Notes with a maturity date of October 1, 2013 at an aggregate principal amount at maturity of $51.5 million. The Discount Notes were issued at a substantial discount from their principal amount at maturity and generated net proceeds of approximately $40.0 million. Prior to April 1, 2007, no interest accrued on the Discount Notes. Instead, the Discount Notes accreted at a rate of 13% compounded semi-annually to an aggregate accreted value of $51.5 million, the full principal amount at maturity. Subsequent to April 1, 2007, interest on the Discount Notes accrues at a rate of 13% per annum and is payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007.

The Discount Notes are subject to redemption at any time at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at certain redemption prices plus accrued and unpaid interest. On April 1, 2010, if any Discount Notes are outstanding, Holdings will be required to redeem 12.165% of each of the then outstanding Discount Notes’ aggregate accreted value at a redemption price of 100% of the accreted value of the portion of the Discount Notes so redeemed. Accordingly, for the period ended October 3, 2009, the Company has classified $6.3 million of the outstanding Discount Notes as current maturities of long-term debt within the accompanying condensed consolidated balance sheet.

2013 Notes

On March 31, 2005, ATD issued 2013 Notes in the aggregate principal amount of $150.0 million, resulting in net proceeds of approximately $144.2 million after debt issuance costs. The 2013 Notes have an annual coupon rate of 10.75% and will mature on April 1, 2013. The 2013 Notes will be subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at certain redemption prices plus accrued and unpaid interest. Interest on the 2013 Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2005.

Floating Rate Notes

On March 31, 2005, ATD issued Floating Rate Notes in the aggregate principal amount of $140.0 million, resulting in net proceeds of approximately $134.5 million after debt issuance costs. The Floating Rate Notes will mature on April 1, 2012. Interest on the Floating Rate Notes is payable quarterly in arrears at a rate equal to the three-month LIBOR, reset quarterly, plus 6.25%, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2005. The interest rate on the Floating Rate Notes ranged between 6.85% and 7.69% for the nine months ended October 3, 2009 and ranged between 8.95% and 11.48% for the nine months ended October 4, 2008. The Floating Rate Notes are subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at certain redemption prices plus accrued and unpaid interest.

The indentures governing the 2013 Notes, Floating Rate Notes, and the Discount Notes contain specified restrictions with respect to the conduct of the Company’s business and specified restrictive covenants limiting, among other things, the Company’s ability to pay dividends on or repurchase capital stock, repurchase or make early payments on subordinated debt, make investments, incur additional indebtedness, incur or assume liens on the Company’s assets to secure debt, merge or consolidate with another company, transfer or sell assets, and enter into transactions with affiliates. As of October 3, 2009 and January 3, 2009, ATD was in compliance with these covenants.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments

In March 2008, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard for the purpose of improving the financial reporting regarding derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The Company adopted the provisions of this standard effective January 4, 2009 (the first day of its 2009 fiscal year). As a result of the adoption of this standard, the Company expanded its disclosures regarding derivative instruments and hedging activities which are presented below.

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its variable rate debt. In order to manage a portion of this risk, the Company entered into interest rate swap agreements on October 11, 2005 (the “2005 Swap”) and June 4, 2009 (the “2009 Swap”). These interest rate swap agreements represent contracts to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At October 3, 2009, the 2005 Swap in place covers a notional amount of $85.0 million of the $140.0 million of Floating Rate Notes at a fixed interest rate of 4.79% and expires on September 30, 2010. In accordance with accounting standards, the 2005 Swap has been designated as a cash flow hedge and has met the requirements to be accounted for under the short-cut method, resulting in no ineffectiveness in the hedging relationship. Accordingly, the Company recognizes the fair value of the 2005 Swap in the accompanying condensed consolidated balance sheets and any changes in the fair value are recorded as adjustments to other comprehensive income (loss).

At October 3, 2009, the 2009 Swap in place covers a notional amount of $100.0 million of variable rate indebtedness at a fixed interest rate of 1.45% and expires on June 8, 2011. The 2009 Swap has not been designated for hedge accounting treatment. Accordingly, the Company recognizes the fair value of the 2009 Swap in the accompanying condensed consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying condensed consolidated statements of operations. For the nine month period ended October 3, 2009, $0.9 million has been recorded as interest expense within the accompanying condensed consolidated statements of operations based upon the change in fair value for the 2009 Swap.

As of October 3, 2009, the Company holds no other derivative instruments and has historically not entered into derivatives for trading or speculative purposes. In addition, during the next 12 months, management anticipates that a loss of approximately $3.6 million will be reclassified from accumulated other comprehensive loss into the consolidated statement of operations.

The fair value of the interest rate swap agreements is the estimated amount that the Company would pay or receive to terminate the agreements at the reporting date. When the fair value of the interest rate swap agreements is an asset, the counterparty owes the Company, creating credit risk for the Company. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreements. The Company has minimized this credit risk by entering into interest rate swap agreements with a highly respectable and well know counterparty.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At October 3, 2009 and January 3, 2009, the fair values of the Company’s derivative instruments were recorded as follows (in thousands):

	Derivative Liability
	October 3, 2009		January 3, 2009
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value

Derivative designated as a hedging instrument
Interest rate swap	Other liabilities	$3,470	Other liabilities	$4,350
Derivative not designated as a hedging instrument
Interest rate swap	Other liabilities	871	Other liabilities	—

Total derivatives		$4,341		$4,350

The pre-tax effect of the derivative instruments on the condensed consolidated statement of operations for the nine months ended October 3, 2009 was as follows (in thousands):

		Location of Gain	Amount of Gain
	Amount of Gain	(Loss) Reclassified	(Loss) Reclassified
	(Loss) Recognized	from Accumulated	from Accumulated
Interest Rate Swap Designated as	in OCI (Effective	OCI into Income	OCI into Income
Cash Flow Hedge	Portion)	(Effective Portion)	(Effective Portion)

Nine Months ended October 3, 2009	(1,499)	Interest expense	2,379

	Location of Gain	Amount of Gain
	(Loss) Recognized	(Loss) Recognized
Interest Rate Swap Not Designated as	in Income	in Income
Hedging Instrument	on Derivative	on Derivative

Nine Months ended October 3, 2009	Interest expense	(871)

9.	Fair Value of Financial Instruments:

In September 2006, the FASB issued an accounting standard that defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The Company adopted this standard for nonfinancial assets and nonfinancial liabilities on January 4, 2009 (the first day of its 2009 fiscal year). The nonfinancial assets and nonfinancial liabilities for which the Company will apply the fair value provisions of this standard include goodwill, intangible and other long-lived assets, liabilities for exit or disposal activities and business combinations. The adoption of this standard for nonfinancial assets and nonfinancial liabilities did not have a material impact on the Company’s results of operations or financial position.

The valuation techniques under this accounting standard are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. This standard classifies these inputs into the following hierarchy:

Level 1 Inputs — Quoted prices for identical instruments in active markets.

Level 2 Inputs — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs — Instruments with primarily unobservable value drivers.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the fair value and hierarchy levels for the Company’s financial assets and liabilities, which are measured at fair value on a recurring basis as of October 3, 2009 (in thousands):

	Fair Value Measurements at October 3, 2009
		Using Quoted Prices in
		Active Markets for	Using Significant Other	Using Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	October 3, 2009	(Level 1)	(Level 2)	(Level 3)

Assets
Rabbi trust(a)	$3,059	$3,059	$—	$—

Total Assets	$3,059	$3,059	$—	$—

Liabilities
Interest rate swaps(b)	$4,341	$—	$4,341	$—
Lease exit liability(c)	996	—	—	996

Total Liabilities	$5,337	$—	$4,341	$996

(a)	Based on the fair value of investments corresponding to employees’ investment elections. Amount is included within other non-current assets in the accompanying condensed consolidated balance sheet.

(b)	Based on quoted prices for similar instruments from a financial institution that is a counterparty to the transactions. Amount is included within other non-current liabilities in the accompanying condensed consolidated balance sheet.

(c)	Based on the fair value of the discounted cash flows over the remaining term of the leased property. Amount is included within accrued expenses and other non-current liabilities in the accompanying condensed consolidated balance sheet.

The fair value of lease exit liabilities within the Level 3 classification is based on a discounted cash flow model. The fair value of the lease exit liability is determined by summing the present value of the future minimum lease payments determined by the underlying property lease. As of October 3, 2009, the Company assumed a weighted average discount rate of 9.0%, an expected term of 2 years and no anticipated sublease income. The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

October 3,
2009

Beginning Balance	$1,102
Settlements	(106)

Ending Balance	$996

The following table presents the estimated fair value of the Company’s long-term, senior notes at October 3, 2009 and January 3, 2009 based upon quoted market prices (in thousands):

	Fair Value at	Carrying Value at	Fair Value at	Carrying Value at
	October 3,	October 3,	January 3,	January 3,
	2009	2009	2009	2009

2013 Notes	$138,750	$150,000	$111,750	$150,000
Floating Rate Notes	119,000	140,000	105,000	140,000
Discount Notes	46,332	51,480	37,066	51,480

In addition, effective December 30, 2007, the Company adopted a new accounting standard that provides entities with the option to measure many financial instruments and certain other items at fair value.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States.

10.	Income Taxes:

The income tax provision recorded for the nine months ended October 3, 2009 of 50.1%, and the income tax provision recorded for the nine months ended October 4, 2008 of 43.7%, are based on an annual estimated effective tax rate of 50.1% for 2009 and 43.7% for 2008, which takes into account year-to-date income and projected results for the full year. The increase in the effective tax rate is due primarily to a lower projected pre-tax income level for 2009 as compared to 2008 and, to a lesser extent, a slightly higher state income tax effective rate. The final effective tax rate for fiscal 2009 will depend on the actual amount of pre-tax income (loss) generated by the Company by tax jurisdiction for the full year.

At October 3, 2009, the Company had unrecognized tax benefits of $2.2 million, of which $1.7 million is included within accrued expenses, which includes $0.2 million relating to accrued interest and penalties; the other $0.5 million is included within other liabilities within the accompanying condensed consolidated balance sheet. Of the Company’s $2.2 million unrecognized tax benefits as of October 3, 2009, only $0.3 million is anticipated to have an affect on the Company’s effective tax rate, if recognized. In addition, of the Company’s $2.2 million liability for uncertain tax positions, approximately $1.9 million relates to temporary timing differences. During the next 12 months, management believes that it is reasonably possible that the amount of unrecognized tax benefits may decrease by approximately $0.1 million due to expiration of statutes of limitations, all of which would reduce income tax expense.

While the Company believes that it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than the Company’s accrued position. Accordingly, additional provisions of federal and state-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

The Company files federal income tax returns, as well as multiple state jurisdiction tax returns. The tax years 2005 — 2008 remain open to examination by the taxing jurisdictions to which the Company is subject.

11.	Redeemable Preferred Stock:

In connection with the acquisition of ATD, Holdings issued 20,000 shares of 8% cumulative mandatorily redeemable preferred stock to The 1818 Mezzanine Fund II, L.P. (“The 1818 Fund”) in exchange for $15.4 million in cash less related transaction costs of $0.5 million. The cumulative preferred stock has a stated value of $1,000 per share and holders will be entitled to receive, when and if declared by the Board of Directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. The dividends and accretion of the carrying amount to the redemption amount is recorded as interest expense in the accompanying condensed consolidated statements of operations. Holdings’ Board of Directors is not obligated to declare dividends and the preferred stock provides no monetary penalties for a failure to declare dividends. The cumulative preferred stock may be redeemed by Holdings at any time beginning on the first anniversary of the issuance of the stock and will be required to be redeemed upon a change of control of Holdings and at its maturity in 2015. The 8% cumulative mandatorily redeemable preferred stock is classified as a noncurrent liability in the accompanying condensed consolidated balance sheets.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Commitments and Contingencies:

Guaranteed Lease Obligations

The Company remains liable as a guarantor on certain leases of Winston Tire Company, its discontinued retail segment. As of October 3, 2009, total obligations of the Company as guarantor on these leases is approximately $6.0 million extending over 10 years. However, the Company has secured assignments or sublease agreements for the vast majority of these commitments with contractual assigned or subleased rentals of approximately $5.5 million. A provision has been made for the net present value of the estimated shortfall.

Legal and Tax Proceedings

The Company is involved from time to time in various lawsuits, including class action lawsuits, as well as various audits and reviews regarding its federal, state and local tax filings, arising out of the ordinary conduct of its business. Management does not expect that any of these matters will have a material adverse effect on the Company’s business or financial condition. As to tax filings, the Company believes that the various tax filings have been made in a timely fashion and in accordance with applicable federal, state and local tax code requirements. Additionally, the Company believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its reserves if events so dictate in accordance with accounting standards. To the extent that the ultimate results differ from the original or adjusted estimates of the Company, the effect will be recorded in accordance with accounting standards.

13.	Shipping and Handling Costs:

Certain Company shipping, handling and other distribution costs are classified as selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. Such expenses totaled $74.3 million and $76.0 million for the nine months ended October 3, 2009 and October 4, 2008, respectively. Shipping revenue is classified in net sales.

14.	Subsequent Event:

Subsequent to October 3, 2009, the Company sold 10 of the remaining 11 retail stores that were acquired through the Am-Pac Tire acquisition (see Note 6). In addition, on October 30, 2009, the Company shutdown the remaining acquired retail store. The 10 retail stores were sold for proceeds of approximately $1.0 million. The difference in proceeds and carrying value, which approximated $3.0 million, has been recorded as an adjustment to goodwill in the third quarter of 2009.

15.	Recently Issued Accounting Pronouncements:

In June 2009, the FASB issued the FASB Accounting Standards Codification (“Codification”). The Codification will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification is not intended to change or alter existing GAAP. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the Codification did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued authoritative guidance for events that occur subsequent to the end of a reporting period. This authoritative guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This authoritative guidance is effective for interim and annual reporting periods ended after June 15,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009. The Company adopted this guidance on July 4, 2009 and has included the required disclosures in Note 2.

In April 2009, the FASB issued authoritative guidance for fair value disclosures of financial instruments during interim periods. This guidance extends the disclosure requirements for fair value of financial instruments to interim period financial statements, in addition to the existing requirements for annual periods and reiterates the requirement to disclose the methods and significant assumptions used to estimate fair value. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company adopted this guidance on July 4, 2009 and has included the required disclosures in Note 9.

In April 2009, the FASB issued authoritative guidance for the recognition and presentation of impairments that are other-than-temporary. This guidance amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. This accounting standard is effective for interim and annual periods ending after June 15, 2009. The Company adopted this accounting standard on July 4, 2009 with no material impact on its consolidated financial statements.

In April 2008, the FASB issued authoritative guidance for the determination of useful lives of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this guidance is to improve the consistency between the useful life of a recognized intangible asset under the authoritative guidance for goodwill and other intangible assets and the period of expected cash flows used to measure the fair value of the asset under the authoritative guidance for business combinations and other U.S. generally accepted accounting principles. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company adopted this guidance on January 4, 2009 (the first day of its 2009 fiscal year). The adoption of this guidance did not have a material impact on the Company’s results of operations and financial position.

In March 2008, the FASB issued authoritative guidance for disclosures of derivative instruments and hedging activities. This guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted the provisions of this accounting standard on January 4, 2009 (the first day of its 2009 fiscal year). As a result of the adoption, the Company expanded its disclosures regarding derivative instruments and hedging activities which are included in Note 8.

In December 2007, the FASB issued revisions to an accounting standard for business combinations. The revised accounting standard requires an acquiring entity to recognize, with limited exceptions, all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. In addition, the revised accounting standard will require acquisition costs to be expensed as incurred, acquired contingent liabilities to be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, restructuring costs associated with a business combination to be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date to generally affect income tax expense. This revised accounting standard also includes a substantial number of new disclosure requirements. The revised accounting standard is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. The Company adopted the revised accounting standard on January 4, 2009 (the first day of its 2009 fiscal year). The adoption of this revised accounting standard did not have a material impact on the Company’s results of operations or financial position; however, the impact in future periods will depend on the nature and size of business combinations completed in future periods.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Subsidiary Guarantor Financial Information:

The following condensed consolidating financial statements are presented pursuant to Rule 3-10 of Regulation S-X and reflect the financial position, results of operations, and cash flows of the Company. As allowed under our indenture agreements, during fiscal 2009, the Company merged certain subsidiary guarantors into the subsidiary issuer. As a result of this merger, the condensed consolidating balance sheet as of January 3, 2009, the condensed consolidating statements of operations for the nine months ended October 4, 2008, and the condensed consolidating statement of cash flows for the nine months ended October 4, 2008 have been retroactively adjusted to reflect the post-merger legal entity structure.

The financial information is presented under the following column headings: Parent Company (Holdings), Subsidiary Issuer (ATD), and Subsidiary Guarantors (ATD’s subsidiaries). The Subsidiary Issuer and all of the Subsidiary Guarantors are wholly-owned subsidiaries of Holdings. The following describes the guarantor relationships of the Company’s senior notes:

•	Discount Notes in an aggregate principal amount of $51.5 million at maturity were issued by Holdings. Such notes are not guaranteed by the Subsidiary Issuer or the Subsidiary Guarantors.

•	Floating Rate Notes and 2013 Notes in an aggregate principal amount of $290.0 million were issued by ATD and are fully and unconditionally guaranteed on a joint and several basis by the Company’s non-issuing, wholly-owned subsidiaries (“Subsidiary Guarantors”) on a senior basis and unconditionally guaranteed on a joint and several basis by Holdings on a subordinated basis.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The condensed consolidating financial information for the Company is as follows (amounts in thousands):

Condensed consolidating balance sheets as of October 3, 2009 and January 3, 2009 are as follows:

	As of October 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$—	$6,208	$238	$—	$6,446
Restricted cash	—	500	9,750	—	10,250
Accounts receivable, net	—	202,615	(91)	—	202,524
Inventories	—	367,060	(167)	—	366,893
Assets held for sale	—	270	2,706	—	2,976
Intercompany receivables	—	—	23,401	(23,401)	—
Other current assets	—	19,576	6,260	—	25,836

Total current assets	—	596,229	42,097	(23,401)	614,925

Property and equipment, net	—	46,079	9,106	—	55,185
Goodwill and other intangible assets, net	—	586,567	19,407	—	605,974
Investment in subsidiaries	307,422	61,621	—	(369,043)	—
Other assets	1,572	9,628	9,283	—	20,483

Total assets	$308,994	$1,300,124	$79,893	$(392,444)	$1,296,567

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$327,487	$4,746	$—	$332,233
Accrued expenses	3,406	22,740	4,584	—	30,730
Liabilities held for sale	—	—	783	—	783
Current maturities of long-term debt	6,263	1,833	16	—	8,112
Intercompany payables	145	23,256	—	(23,401)	—

Total current liabilities	9,814	375,316	10,129	(23,401)	371,858

Long-term debt	45,217	536,060	27	—	581,304
Deferred income taxes	—	67,011	3,713	—	70,724
Other liabilities	—	14,315	4,403	—	18,718
Redeemable preferred stock	25,918	—	—	—	25,918
Stockholders’ equity:
Intercompany investment	—	280,622	64,810	(345,432)	—
Common stock	10	—	—	—	10
Additional paid-in capital	218,321	—	—	—	218,321
Warrants	4,631	—	—	—	4,631
Accumulated earnings (deficit)	7,334	28,951	(3,189)	(25,762)	7,334
Accumulated other comprehensive loss	(2,151)	(2,151)	—	2,151	(2,151)
Treasury stock, at cost	(100)	—	—	—	(100)

Total stockholders’ equity	228,045	307,422	61,621	(369,043)	228,045

Total liabilities and stockholders’ equity	$308,994	$1,300,124	$79,893	$(392,444)	$1,296,567

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of January 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$72	$6,305	$2,118	$—	$8,495
Restricted cash	—	500	9,750	—	10,250
Accounts receivable, net	—	153,949	24,946	—	178,895
Inventories	—	393,608	62,469	—	456,077
Assets held for sale	—	442	14,270	—	14,712
Intercompany receivable	—	17,714	—	(17,714)	—
Other current assets	2	21,215	6,412	—	27,629

Total current assets	74	593,733	119,965	(17,714)	696,058

Property and equipment, net	—	47,618	9,998	—	57,616
Goodwill and other intangible assets, net	—	598,939	14,055	—	612,994
Investment in subsidiaries	300,361	65,074	—	(365,435)	—
Other assets	1,836	12,886	9,470	—	24,192

Total assets	$302,271	$1,318,250	$153,488	$(383,149)	$1,390,860

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$311,141	$49,250	$—	$360,391
Accrued expenses	1,723	30,306	11,076	—	43,105
Liabilities held for sale	—	—	1,199	—	1,199
Current maturities of long-term debt	—	3,034	16	—	3,050
Intercompany payables	641	—	17,073	(17,714)	—

Total current liabilities	2,364	344,481	78,614	(17,714)	407,745

Long-term debt	51,480	587,868	36	—	639,384
Deferred income taxes	—	70,844	3,974	—	74,818
Other liabilities	—	14,696	5,790	—	20,486
Redeemable preferred stock	23,941	—	—	—	23,941
Stockholders’ equity:
Intercompany investment	—	280,624	65,198	(345,822)	—
Common stock	10	—	—	—	10
Additional paid-in capital	218,022	—	—	—	218,022
Warrants	4,631	—	—	—	4,631
Accumulated earnings (deficit)	4,990	22,804	(124)	(22,680)	4,990
Accumulated other comprehensive loss	(3,067)	(3,067)	—	3,067	(3,067)
Treasury stock, at cost	(100)	—	—	—	(100)

Total stockholders’ equity	224,486	300,361	65,074	(365,435)	224,486

Total liabilities and stockholders’ equity	$302,271	$1,318,250	$153,488	$(383,149)	$1,390,860

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed consolidating statements of operations for the nine months ended October 3, 2009 and October 4, 2008 are as follows:

	For the Nine Months Ended October 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Net sales	$—	$1,531,875	$113,171	$—	$1,645,046
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	—	1,279,506	85,048	—	1,364,554

Gross profit	—	252,369	28,123	—	280,492
Selling, general and administrative expenses	318	199,477	33,807	—	233,602

Operating (loss) income	(318)	52,892	(5,684)	—	46,890
Other expense:
Interest expense	(7,263)	(34,080)	(2)	—	(41,345)
Other, net	(2)	(147)	(696)	—	(845)
Equity earnings of subsidiaries	6,147	(3,190)	—	(2,957)	—

(Loss) income from operations before income taxes	(1,436)	15,475	(6,382)	(2,957)	4,700
Income tax (benefit) provision	(3,780)	9,328	(3,192)	—	2,356

Net income (loss)	$2,344	$6,147	$(3,190)	$(2,957)	$2,344

	For the Nine Months Ended October 4, 2008
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Net sales	$—	$1,517,300	$—	$—	$1,517,300
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	—	1,249,110	—	—	1,249,110

Gross profit	—	268,190	—	—	268,190
Selling, general and administrative expenses	26	204,058	—	—	204,084

Operating (loss) income	(26)	64,132	—	—	64,106
Other expense:
Interest expense	(7,138)	(37,264)	—	—	(44,402)
Other, net	(1)	(952)	—	—	(953)
Equity earnings of subsidiaries	14,582	—	—	(14,582)	—

Income from operations before income taxes	7,417	25,916	—	(14,582)	18,751
Income tax (benefit) provision	(3,134)	11,334	—	—	8,200

Net income	$10,551	$14,582	$—	$(14,582)	$10,551

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed consolidating statements of cash flows for the nine months ended October 3, 2009 and October 4, 2008 are as follows:

	For the Nine Months Ended October 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$2,344	$6,147	$(3,190)	$(2,957)	$2,344
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangibles and other assets	266	24,705	2,229	—	27,200
Provision for doubtful accounts	—	1,357	11	—	1,368
Accretion of 8% cumulative preferred stock	331	—	—	—	331
Accrued dividends on 8% cumulative preferred stock	1,648	—	—	—	1,648
(Benefit) provision for deferred income taxes	—	(4,723)	2	—	(4,721)
Other, net	299	1,621	2	—	1,922
Equity earnings of subsidiaries	(6,147)	3,190	—	2,957	—
Change in assets and liabilities:
Accounts receivable	—	(50,048)	24,532	—	(25,516)
Inventories	—	26,467	59,444	—	85,911
Other current assets	2	1,957	(957)	—	1,002
Accounts payable and accrued expenses	1,682	51,346	(42,082)	—	10,946
Other, net	(1)	(759)	(1,668)	—	(2,428)

Net cash provided by operations	424	61,260	38,323	—	100,007

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(128)	262	—	134
Purchase of property and equipment	—	(5,384)	(181)	—	(5,565)
Purchase of assets held for sale	—	(830)	—	—	(830)
Proceeds from sale of property and equipment	—	129	38	—	167
Proceeds from disposal of assets held for sale	—	846	7,300	—	8,146
Intercompany	(496)	41,140	(40,644)	—	—

Net cash (used in) provided by investing activities	(496)	35,773	(33,225)	—	2,052

Cash flows from financing activities:
Borrowings from revolving credit facility	—	1,624,378	—	—	1,624,378
Repayments of revolving credit facility	—	(1,676,094)	—	—	(1,676,094)
Outstanding checks	—	(42,750)	(6,969)	—	(49,719)
Payments of other long-term debt	—	(2,664)	(9)	—	(2,673)

Net cash used in financing activities	—	(97,130)	(6,978)	—	(104,108)

Net decrease in cash and cash equivalents	(72)	(97)	(1,880)	—	(2,049)
Cash and cash equivalents, beginning of period	72	6,305	2,118	—	8,495

Cash and cash equivalents, end of period	$—	$6,208	$238	$—	$6,446

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Nine Months Ended October 4, 2008
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$10,551	$14,582	$—	$(14,582)	$10,551
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of intangibles and other assets	267	22,076	—	—	22,343
Provision for doubtful accounts	—	1,113	—	—	1,113
Accretion of 8% cumulative preferred stock	331	—	—	—	331
Accrued dividends on 8% cumulative preferred stock	1,522	—	—	—	1,522
Benefit for deferred income taxes	—	(3,417)	—	—	(3,417)
Other, net	22	(38)	—	—	(16)
Equity earnings of subsidiaries	(14,582)	—	—	14,582	—
Change in assets and liabilities:
Accounts receivable	—	(25,960)	—	—	(25,960)
Inventories	—	(66,060)	—	—	(66,060)
Other current assets	(2)	(838)	—	—	(840)
Accounts payable and accrued expenses	(1,673)	(13,380)	—	—	(15,053)
Other, net	(2)	(1,660)	—	—	(1,662)

Net cash used in operations	(3,566)	(73,582)	—	—	(77,148)

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(168)	—	—	(168)
Purchase of property and equipment	—	(10,011)	—	—	(10,011)
Purchase of assets held for sale	—	(3,020)	—	—	(3,020)
Proceeds from sale of property and equipment	—	109	—	—	109
Proceeds from disposal of assets held for sale	—	1,977	—	—	1,977
Intercompany	3,565	(3,565)	—	—	—

Net cash provided by (used in) investing activities	3,565	(14,678)	—	—	(11,113)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	1,466,910	—	—	1,466,910
Repayments of revolving credit facility	—	(1,380,329)	—	—	(1,380,329)
Outstanding checks	—	9,397	—	—	9,397
Payments of other long-term debt	—	(3,385)	—	—	(3,385)

Net cash provided by financing activities	—	92,593	—	—	92,593

Net (decrease) increase in cash and cash equivalents	(1)	4,333	—	—	4,332
Cash and cash equivalents, beginning of period	73	4,676	—	—	4,749

Cash and cash equivalents, end of period	$72	$9,009	$—	$—	$9,081

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Earnings per share:

Basic earnings per share is calculated using our weighted average outstanding common shares. Diluted earnings per share is calculated using our weighted average outstanding common shares including the dilutive effect of stock options and warrants as determined under the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share for the nine months ended October 3, 2009 and October 4, 2008:

	Nine Months	Nine Months
	Ended	Ended
	October 3,	October 4,
	2009	2008

Basic earnings per share calculation:
Net income	$2,344,000	$10,551,000
Weighted average common shares outstanding	999,527	999,527
Net income per share — basic	$2.35	$10.56

Diluted earnings per share calculation:
Net income	$2,344,000	$10,551,000
Weighted average common shares outstanding	999,527	999,527
Effect of dilutive securities:
Stock options(1)	95,462	95,305
Warrants	21,895	21,895

Diluted weighted average common shares outstanding	1,116,884	1,116,727
Net income per share — diluted	$2.10	$9.45

Unaudited pro forma net income per share — basic(2)	$

Unaudited pro forma net income per share — diluted(2)	$

(1)	Options to purchase 1,000 shares of common stock during the nine months ended October 3, 2009 and 800 shares of common stock during the nine months ended October 4, 2008 were outstanding but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

(2)	Unaudited pro forma net income per share has been calculated assuming conversion of all outstanding shares of the Series A, Series B and Series D common stock on a one-to-one basis into shares of Holdings common stock as well as to reflect the assumed use of proceeds to redeem debt and preferred stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of American Tire Distributors Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of American Tire Distributors Holdings, Inc. and its subsidiaries (the “Company”) at January 3, 2009 and December 29, 2007, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule on page F-63 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective in 2007.

/s/  PricewaterhouseCoopers LLP

Charlotte, North Carolina
April 3, 2009, except for note 16 for which the date is February 5, 2010

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	January 3,	December 29,
	2009	2007
	(Amounts in thousands, except
	share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$8,495	$4,749
Restricted cash	10,250	575
Accounts receivable, net of allowance for doubtful accounts of $2,314 and $2,093 in fiscal 2008 and 2007, respectively	178,895	155,041
Inventories	456,077	343,538
Assets held for sale	14,712	1,548
Deferred income taxes	14,198	12,981
Other current assets	13,431	10,820

Total current assets	696,058	529,252

Property and equipment, net	57,616	42,674
Goodwill	369,961	368,318
Other intangible assets, net	243,033	241,562
Other assets	24,192	28,890

Total assets	$1,390,860	$1,210,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360,391	$286,708
Accrued expenses	43,105	53,006
Liabilities held for sale	1,199	—
Current maturities of long-term debt	3,050	2,982

Total current liabilities	407,745	342,696

Long-term debt	639,384	536,871
Deferred income taxes	74,818	79,721
Other liabilities	20,486	13,563
Redeemable preferred stock; 20,000 shares authorized, issued and outstanding	23,941	21,450
Commitments and contingencies (see Note 8)
Stockholders’ equity:
Series A Common Stock, par value $.01 per share; 1,500,000 shares authorized; 691,173 shares issued and 690,700 shares outstanding	7	7
Series B Common Stock, par value $.01 per share; 315,000 shares authorized; 307,327 shares issued and outstanding	3	3
Series D Common Stock, par value $.01 per share; 1,500 shares authorized, issued and outstanding	—	—
Common Stock, par value $.01 per share; 1,816,500 shares authorized, no shares have been issued	—	—
Additional paid-in capital	218,022	217,990
Warrants	4,631	4,631
Accumulated earnings (deficit)	4,990	(4,835)
Accumulated other comprehensive loss	(3,067)	(1,301)
Treasury stock, at cost, 473 shares of Series A Common Stock	(100)	(100)

Total stockholders’ equity	224,486	216,395

Total liabilities and stockholders’ equity	$1,390,860	$1,210,696

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(Amounts in thousands)

Net sales	$1,960,844	$1,877,480	$1,577,973
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,605,064	1,552,975	1,293,594

Gross profit	355,780	324,505	284,379
Selling, general and administrative expenses	274,412	258,347	227,399
Impairment of intangible asset	—	—	2,640

Operating income	81,368	66,158	54,340
Other expense:
Interest expense	(59,169)	(61,633)	(60,065)
Other, net	(1,155)	(285)	(364)

Income (loss) from operations before income taxes	21,044	4,240	(6,089)
Income tax provision (benefit)	11,373	2,867	(1,482)

Net income (loss)	$9,671	$1,373	$(4,607)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
OTHER COMPREHENSIVE INCOME (LOSS)

						Accumulated
						Other
			Additional		Accumulated	Comprehensive	Treasury
	Common Stock		Paid-In		Earnings	Income	Stock at
	Shares	Amount	Capital	Warrants	(Deficit)	(Loss)	Cost	Total
	(Amounts in thousands, except share amounts)

Balance, December 31, 2005	999,527	$10	$217,990	$4,631	$(1,601)	$(124)	$(100)	$220,806
Comprehensive loss:
Net loss	—	—	—	—	(4,607)	—	—	(4,607)
Change in value of derivative instrument, net of income taxes of $0.3 million	—	—	—	—	—	559	—	559

Total comprehensive loss								(4,048)

Balance, December 30, 2006	999,527	10	217,990	4,631	(6,208)	435	(100)	216,758

Comprehensive loss:
Net income	—	—	—	—	1,373	—	—	1,373
Change in value of derivative instrument, net of income taxes of $1.1 million	—	—	—	—	—	(1,736)	—	(1,736)

Total comprehensive loss								(363)

Balance, December 29, 2007	999,527	10	217,990	4,631	(4,835)	(1,301)	(100)	216,395

Adjustment to initially apply SFAS No. 157, net of income taxes of $0.1 million (Note 6)	—	—	—	—	154	—	—	154
Comprehensive income:
Net income	—	—	—	—	9,671	—	—	9,671
Change in value of derivative instrument, net of income taxes of $1.0 million	—	—	—	—	—	(1,496)	—	(1,496)
Unrealized loss on rabbi trust assets, net of income taxes of $0.2 million	—	—	—	—	—	(270)	—	(270)

Total comprehensive income								7,905
Stock-based compensation expense	—	—	32	—	—	—	—	32

Balance, January 3, 2009	999,527	$10	$218,022	$4,631	$4,990	$(3,067)	$(100)	$224,486

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(Amounts in thousands)

Cash flows from operating activities:
Net income (loss)	$9,671	$1,373	$(4,607)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization of intangibles	25,530	28,096	25,071
Accretion of 8% cumulative preferred stock	441	441	441
Accretion of Discount Notes	—	1,571	5,906
Accrued dividends on 8% cumulative preferred stock	2,051	1,893	1,750
Amortization of other assets	4,834	5,056	5,443
Impairment of intangible asset	—	—	2,640
Provision (benefit) for deferred income taxes	3,432	(6,916)	(1,970)
Provision for (recovery of) doubtful accounts	2,514	854	(325)
Post-retirement benefit plan termination	—	—	(1,933)
Other, net	441	(838)	(1,476)
Change in assets and liabilities:
Accounts receivable, net	868	(14,435)	2,193
Inventories	(43,067)	(35,347)	(7,895)
Other current assets	110	(3,420)	2,128
Income tax receivable	—	—	13,605
Accounts payable and accrued expenses	(59,614)	39,850	25,715
Other	(1,297)	649	(100)

Net cash (used in) provided by operating activities	(54,086)	18,827	66,586

Cash flows from investing activities:
Acquisitions, net of cash acquired	(68,584)	(20,981)	(20,357)
Purchase of property and equipment	(13,424)	(8,648)	(9,845)
Purchase of assets held for sale	(3,020)	(2,388)	(536)
Proceeds from disposal of assets held for sale	3,187	1,852	1,790
Proceeds from sale of property and equipment	170	305	421

Net cash used in investing activities	(81,671)	(29,860)	(28,527)

Cash flows from financing activities:
Borrowings from revolving credit facility	1,952,275	1,669,818	1,413,621
Repayments of revolving credit facility	(1,798,645)	(1,651,574)	(1,448,090)
Payments of other long-term debt	(4,452)	(4,402)	(5,301)
Payments of deferred financing costs	—	(1,085)	(234)
Change in restricted cash	(9,675)	(575)	—

Net cash provided by (used in) financing activities	139,503	12,182	(40,004)

Net increase (decrease) in cash and cash equivalents	3,746	1,149	(1,945)
Cash and cash equivalents, beginning of year	4,749	3,600	5,545

Cash and cash equivalents, end of year	$8,495	$4,749	$3,600

Supplemental disclosures of cash flow information:
Cash payments for interest	$57,711	$51,629	$46,263

Cash payments (receipts) for taxes, net	$11,634	$2,242	$(13,163)

Supplemental disclosures of noncash activities:
Capital expenditures financed by debt	$3,295	$2,822	$2,360

Supplier loan (see Note 5)	$—	$—	$6,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies:

Organization

American Tire Distributors Holdings, Inc. (also referred to herein as “Holdings” or the “Company”) is a Delaware corporation which owns 100% of the issued and outstanding capital stock of American Tire Distributors, Inc. a Delaware corporation (“ATD”). Holdings has no significant assets or operations other than its ownership of ATD. The operations of ATD and its subsidiaries constitute the operations of Holdings presented under accounting principles generally accepted in the United States.

Nature of Business

ATD is primarily engaged in the wholesale distribution of tires, custom wheels, and related automotive service equipment and tools and supplies which represent approximately 91.4%, 4.6%, 2.4% and 1.6% of net sales, respectively, and has one reportable segment consisting of 102 distribution centers, including four mixing warehouses, across the United States. ATD’s customer base is comprised primarily of independent tire dealers with other customers representing national retail chains, service stations and other automotive dealer and repair facilities. ATD serves all or parts of 37 states located in the Southeastern and Mid-Atlantic regions, portions of the Northeast, Midwest, Southwest and the West Coast of the United States.

On December 18, 2008, the Company completed the purchase of all the issued and outstanding capital stock of Am-Pac Tire Dist., Inc. (“Am-Pac Tire”). See Note 2 for further details of this acquisition. The acquisition of Am-Pac Tire added 23 distribution centers that are being integrated, and where appropriate consolidated, into the Company’s existing distribution centers. The acquisition of Am-Pac Tire also added 37 retail stores, predominately in the St. Louis, Missouri and Southern California areas. As these stores are not core to the Company’s business, management’s intention is to divest of these stores during 2009 and thus, has classified these stores as held for sale within the accompanying consolidated balance sheet at January 3, 2009. Finally, through the acquisition of Am-Pac Tire, the Company has added approximately 215 franchisees operating under the tradename of Tire Pros®. Tire Pros Francorp, the wholly-owned subsidiary of Am-Pac Tire, is engaged in the business of selling and administering, under franchise agreements, advertising synergies and support for co-op advertising activities for retail centers operated under the Tire Pros® name.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Company’s fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of 53-week fiscal years will not be exactly comparable to the prior and subsequent 52-week fiscal years. The fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 contain operating results for 53 weeks, 52 weeks and 52 weeks, respectively.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers all deposits with an original maturity of three months or less to be cash equivalents in its consolidated financial statements.

Revenue Recognition and Concentration of Credit Risk

The Company recognizes revenue when title and risk of loss pass to the customer, which is upon delivery under free on board (“FOB”) destination terms. In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers. Allowances for doubtful accounts are maintained for estimated potential credit losses.

The Company’s top ten customers accounted for approximately 6.7%, 6.4% and 6.4% of operating revenues, respectively, for the fiscal years of 2008, 2007 and 2006.

The Company permits customers from time to time to return certain products but there is no contractual right of return. The Company continuously monitors and tracks such returns and records an estimate of such future returns, which is based on historical experience and recent trends.

Inventories

Inventories consist primarily of automotive tires, custom wheels, automotive service equipment and related products and are valued at the lower of cost, determined on the first-in, first-out (FIFO) method, or fair market value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. A majority of the Company’s tire vendors allow for the return of tire products, subject to certain limitations, specified in supply arrangements with the vendors. All of the Company’s inventory is collateral under the amended revolving credit facility. See Note 5 for further information.

Property and Equipment

Property and equipment are stated at cost or fair value at date of acquisition. For financial reporting purposes, the Company provides for depreciation of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over the assets’ estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in the statement of operations. Depreciation, which includes the amortization of assets recorded under capital lease obligations, is determined by using the straight-line method based on the following estimated useful lives:

Buildings	20-40 years
Machinery and equipment	3-12 years
Furniture and fixtures	3-10 years
Internal-use software	3 years
Vehicles and other	3-10 years

Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company capitalizes costs, including interest, incurred in the development or acquisition of internal-use software. The Company expenses costs incurred in the preliminary project planning stage. Costs, such as maintenance and training, are also expensed as incurred. Capitalized costs are amortized over their estimated useful lives using the straight-line method. Amortization expense, which is included in depreciation expense, for internal-use software was $3.4 million for the year ended January 3, 2009, $4.4 million for the year ended December 29, 2007 and $3.4 million for the year ended December 30, 2006. The Company capitalized interest costs of $0.4 million for the year ended January 3, 2009.

Impairments of long-lived assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company’s estimate of undiscounted cash flows over the assets’ remaining estimated useful life are less than the assets’ carrying value. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset. Throughout fiscal years 2008, 2007, and 2006, the Company has reviewed the carrying value of long-term fixed assets for impairment when events or circumstances indicate possible impairment, and has concluded that the estimated future cash flows anticipated to be generated during the remaining life of these assets support the current net carrying value of these assets, thus, no impairment charges have been recorded for such periods.

Assets Held for Sale

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, assets held for sale are reported at the lower of the carrying amount or fair value less cost to sell and the recognition of depreciation expense is discontinued. As of January 3, 2009, the Company has a couple residential properties, with an aggregate carrying value of $0.4 million classified as assets held for sale. The Company acquired these properties as part of employee relocation packages. The Company is actively marketing these properties and anticipates that they will be sold within a twelve-month period.

In addition, as part of the acquisition of Am-Pac Tire, the Company acquired certain retail stores and operations. See Note 2 for more information on this acquisition. As it is management’s intention to divest of these stores during fiscal 2009 and in conjunction with the requirements of SFAS No. 144, the related assets, including the allocation of purchase price, and the related liabilities of the retail reporting unit are classified as held for sale within the accompanying consolidated balance sheet.

Deferred Financing Costs

Costs associated with financing activities (see Note 5) are included in the accompanying consolidated balance sheets as deferred financing costs (included within Other Assets) and are being amortized over the terms of the loans to which such costs relate. Amortization of deferred financing costs included in operating income for fiscal years 2008, 2007 and 2006 were $4.8 million, $5.0 million and $5.4 million, respectively. These amounts are included in interest expense in the accompanying consolidated statements of operations. The unamortized balance of deferred financing costs included in the accompanying consolidated balance sheets was $17.4 million at January 3, 2009 and $22.2 million at December 29, 2007.

Goodwill and Other Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment annually and more frequently in the event of an impairment indicator. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives, and reviewed whenever events or circumstances indicate an impairment may exist.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provisions of SFAS No. 142 require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. Fair value is computed by the Company utilizing discounted cash flow and market multiple models. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded.

As required by SFAS No. 142, the Company recorded no goodwill amortization during fiscal years 2008, 2007 or 2006. The Company has one reporting unit representing the enterprise as a whole. At January 3, 2009 and December 29, 2007, the Company had goodwill of $370.0 million and $368.3 million, respectively, which is subject to the impairment tests prescribed under the statement. In accordance with SFAS No. 142, the Company has elected November 30th as its annual impairment assessment date. The Company completed its annual impairment assessments as of November 30, 2008, 2007 and 2006, and concluded that no goodwill or indefinite lived intangible asset impairment charge was required. See Note 4 for the intangible asset impairment charge recorded in September 2006 (outside of the Company’s annual assessment).

Equity Method Investment

The Company has a 43% equity investment in American Car Care Centers (“ACCC”), which is accounted for using the equity method. ACCC engages in a program to assist its stockholders and their customers in the promotion, marketing, distribution, and sale of tires and tire supplies, accessories, and equipment. The investment of $0.5 million is included in other assets in the accompanying consolidated balance sheet at January 3, 2009. Equity in income of $0.2 million was recorded during the year ended January 3, 2009 and was included in other expense in the accompanying consolidated statement of operations.

Self Insurance

The Company is self-insured with respect to employee health liability claims and maintains a large deductible program on workers’ compensation and auto. The Company has stop-loss insurance coverage for individual claims in excess of $0.2 million and up to a maximum benefit of $1.8 million for employee health and deductibles of $0.3 million on the workers’ compensation and auto on a per claim basis. Aggregate stop-loss limits for workers’ compensation and auto are $7.5 million. There is no aggregate stop-loss limit on employee health insurance. A reserve for liabilities associated with losses is established for claims filed and claims incurred but not yet reported using actuarial methods followed in the insurance industry and the Company’s historical claims experience.

Fair Value of Financial Instruments

Carrying value approximates fair value as it relates to cash and cash equivalents, accounts receivable and accounts payable due to the short-term maturity of those instruments. Carrying value approximates fair value as it relates to the investments held in the Rabbi Trust, related to the Company’s deferred compensation plans, and the interest rate swap as they are carried at fair value. The carrying value of ATD’s amended revolving credit facility approximates fair value due to the variable rate of interest paid. The estimated fair value of the Company’s long-term, senior notes is based upon quoted market prices. See Note 6 for further information.

Shipping and Handling Costs

Certain Company shipping, handling and other distribution costs are classified as selling, general and administrative expenses in the accompanying consolidated statements of operations. Such expenses totaled $99.5 million for the fiscal year ended January 3, 2009, $90.0 million for the fiscal year ended December 29,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007 and $79.2 million for the fiscal year ended December 30, 2006. Shipping revenue is classified within net sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Vendor Rebates

The Company receives rebates from its vendors under a number of different programs. These rebates are recorded in accordance with EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor.” Many of the vendor programs provide for the Company to receive rebates when any of a number of measures are achieved, generally related to the volume of purchases. These rebates are accounted for as a reduction to the price of the product, which reduces the carrying value of inventory until the product is sold. Throughout the year, the amount recognized for annual rebates is based on purchases management considers probable for the full year. These estimates are continually revised to reflect rebates earned based on actual purchase levels.

Customer Rebates

The Company offers rebates to its customers under a number of different programs. These rebates are recorded in accordance with EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” The majority of these programs provide for the customer to receive rebates, generally in the form of a reduction in the related accounts receivable balance, when certain measures are achieved, generally related to the volume of product purchased from the Company. These rebates are recorded as a reduction of the related price of the product, which reduces the amount of revenue recorded. Throughout the year, the amount of rebates is estimated based on the expected level of purchases to be made by customers that participate in the rebate programs. These estimates are periodically revised to reflect rebates earned by customers based on actual purchases made.

Cooperative Advertising and Marketing Programs

The Company participates in cooperative advertising and marketing programs (“co-op”) with its vendors. Co-op funds are provided to the Company generally based on the volume of purchases made with vendors that offer such programs. A portion of the funds received must be used for specific advertising and marketing expenditures incurred by the Company or its customers. The co-op funds received by the Company from its vendors are accounted for in accordance with EITF Issue No. 02-16, which requires that the Company record the funds received as a reduction of cost of sales or as an offset to specific costs incurred in selling the vendor’s products. The co-op funds that are provided to the Company’s customers are accounted for in accordance with EITF Issue No. 01-9, which requires that the Company record the funds paid as a reduction of revenue since no separate identifiable benefit is received by the Company.

Income Taxes

The Company accounts for its income taxes under the provisions of SFAS No. 109 “Accounting for Income Taxes.” This statement requires the use of the asset and liability method of accounting for deferred income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, at the applicable enacted tax rates. The Company provides a valuation allowance against its deferred tax assets when the future realizability of the assets is no longer considered to be more likely than not.

The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” The application of income tax law is inherently complex. As such, the Company is required to make certain assumptions and judgments regarding its income tax positions and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the likelihood whether such tax positions would be sustained if challenged. Interest and penalties related to uncertain tax provisions are recorded as a component of the provision for income taxes. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in the Company’s assumptions and judgments can materially affect amounts recognized in the Company’s consolidated balance sheets and statement of operations.

Derivative Instruments and Hedging Activities

For derivative instruments, the Company applies SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

Stock Options

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payments,” (“SFAS No. 123R”) using the prospective transition method as described in paragraph 83 of SFAS No. 123R for nonpublic entities that used the minimum value method for measuring stock-based compensation for either recognition or pro forma disclosure purposes under SFAS No. 123. Under this transition method, stock options outstanding prior to the adoption of SFAS No. 123R will continue to be accounted for under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Any new awards and awards modified, repurchased, or cancelled after January 1, 2006 will be accounted for in accordance with the provisions of SFAS No. 123R.

In April 2008, the Company granted options to a member of the Company’s Board of Directors, to purchase 800 shares of Series A Common Stock with an exercise price of $376.40. During fiscal 2008, the Company has recognized an immaterial amount of compensation expense related to this grant. See Note 7 for further particulars of this grant. The Company did not issue any new awards or modify, repurchase or cancel any existing awards during the fiscal years ending December 29, 2007 and December 30, 2006 and therefore no stock-based compensation expense was recorded as a result of adopting SFAS No. 123R.

Recently Issued Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. SFAS No. 162 will become effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 to have a material impact on its results of operations and financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of this FSP is to

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations” and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of this FSP will have on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations — a replacement of FASB Statement No. 141,” (“SFAS No. 141(R)”). SFAS No. 141(R) requires an acquiring entity to recognize, with limited exceptions, all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. In addition, SFAS No. 141(R) will require acquisition costs to be expensed as incurred, acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. The Company does not expect the adoption of SFAS No. 141(R) to have a material impact on its financial position or results of operations; however, the prospective application of the provisions of SFAS No. 141(R) could have a material impact on the fair values assigned to assets and liabilities of future acquisitions and could cause greater volatility in future financial statements due to the requirement to adjust increases in contingent liabilities, or decreases in contingent assets through the statement of operations subsequent to the acquisition date.

2.	Acquisitions:

On December 18, 2008, the Company completed the purchase of all the issued and outstanding capital stock of Am-Pac Tire pursuant to the terms of a Stock Purchase Agreement dated December 18, 2008. The aggregate purchase price of this acquisition, subject to adjustment, was approximately $74.9 million, consisting of $72.0 million in cash, of which $9.8 million is held in escrow and $59.1 million was used to pay off Am-Pac Tire’s outstanding debt, and $2.9 million in direct acquisition costs. The amount held in escrow has been excluded in the preliminary allocation of the cost of the assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. Unless the Company makes a proper claim for indemnity, as described in the Stock Purchase Agreement, prior to the eighteenth (18th) month anniversary of the closing, any amounts remaining in escrow plus any of the proceeds earned thereon will be released to the sellers. This acquisition significantly strengthened the Company’s presence in markets it currently serves and allowed the Company to expand its operations into St. Louis, Missouri and western Texas.

The preliminary purchase price allocation has been recorded in the accompanying consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed and resulted in negative goodwill of $1.2 million. In accordance with SFAS No. 141, “Business Combinations”, a deferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit has been recorded to accrued expenses in the accompanying consolidated balance sheet at January 3, 2009 for the preliminary balance of negative goodwill.

As part of the acquisition of Am-Pac Tire, the Company acquired certain retail stores and operations. As it is management’s intention to divest of these stores during fiscal 2009 and in conjunction with the requirements of SFAS No. 144, the related assets, including the allocation of purchase price, and the related liabilities of the retail reporting unit are classified as held for sale within the accompanying consolidated balance sheet as of January 3, 2009.

The preliminary purchase price allocation is as follows (in thousands):

Total cash consideration	$71,995
Less: Debt paid to seller	(59,055)

Net cash consideration	12,940
Plus: Transaction fees	2,953
Less: Net book value of assets acquired	(9,281)
Plus: Pre-acquisition intangibles that were written off in purchase accounting	13,172

Excess of purchase price over net book value of assets acquired, excluding pre-acquisition intangibles	19,784
Allocation of excess purchase price to assets acquired and liabilities assumed:
Restricted cash	(9,750)
Accounts receivable	582
Income tax receivable	8,419
Property and equipment	(4,073)
Inventory	883
Assets held for sale	(6,777)
Customer lists	(9,591)
Trademarks and tradenames	(4,464)
Exit costs and termination benefits	11,873
Favorable leases	(232)
Deferred credit(a)	1,246
Net deferred taxes	(7,900)

Total adjustments	(19,784)

Goodwill	$—

(a)	In accordance with SFAS No. 141, a deferred credit was recorded to accrued expenses for the preliminary balance of negative goodwill.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation of the intangible assets acquired is as follows:

		Weighted Average
	Valuation	Amortization Period

Customer relationship intangible asset — Wholesale	$6,174	17 years
Customer relationship intangible asset — Francorp	3,417	17 years
Tradename — Tire Pros®	1,095	Indefinite
Tradename — Tire Brand Names	3,369	Indefinite

Total	$14,055

The following unaudited pro forma supplementary data for the fiscal years ended January 3, 2009 and December 29, 2007 give effect to the Am-Pac Tire acquisition as if it had occurred at the beginning of the respective years. The pro forma supplementary data is provided for informational purposes only and should not be construed to be indicative of the Company’s results of operations had the acquisition been consummated on the date assumed and does not project the Company’s results of operations for any future date.

	Fiscal Year Ended	Fiscal Year Ended
	January 3,	December 29,
	2009	2007
	(Unaudited)	(Unaudited)
	(In thousands)

Sales	$2,272,186	$2,201,191
Net income (loss)	3,270	(3,528)

On October 8, 2008, the Company completed the purchase of certain assets and the assumption of certain liabilities of Remington Tire Distributors, Inc., d/b/a Gray’s Wholesale Tire Distributors (“Gray’s Tire”) pursuant to the terms of an Asset Purchase Agreement dated as of October 8, 2008. The aggregate purchase price of this acquisition, subject to adjustment, was $6.6 million, consisting of $6.3 million in cash, of which $0.5 million is held in escrow, and $0.3 million in direct acquisition costs. The amount held in escrow is not included in the allocation of the cost of the assets acquired and liabilities assumed as it represents contingent consideration, primarily related to working capital adjustments, for which the contingency has not been resolved. This acquisition expanded the Company’s service across the state of Texas and Oklahoma and complemented its existing distribution centers located within the states of Texas and Oklahoma.

The preliminary purchase price allocation has been recorded in the accompanying consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed and resulted in negative goodwill of $4.4 million and a customer relationship intangible asset of $5.5 million. Subsequent to January 3, 2009, the Company presented working capital adjustments to the seller that are to be finalized during the first quarter of 2009. Based upon the scope of these working capital adjustments the negative goodwill, in accordance with SFAS No. 141, was allocated on a pro rata basis to the noncurrent nonfinancial assets, such as property and equipment and other intangible assets, acquired in the Gray’s Tire acquisition which reduced the customer relationship intangible asset to $1.2 million. Amortization for the customer relationship intangible asset is deductible for income tax purposes. The Gray’s Tire acquisition does not rise to the level of being a material business combination.

The Am-Pac Tire and Gray’s Tire acquisitions were financed through borrowings under ATD’s amended revolving credit facility. These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the results of operations for the acquired businesses have been included in the accompanying consolidated statements of operations from the date of acquisition.

On December 7, 2007, the Company completed the purchase of all of the outstanding membership interests of 6H-Homann, LLC and all of the seller’s partnership interests of Homann Tire, LTD (collectively “Homann Tire”) pursuant to the terms of a Securities Purchase Agreement dated as of November 16, 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This acquisition expanded the Company’s service across the state of Texas (further complementing the Company’s existing distribution centers) and allowed the Company to expand into Louisiana.

On July 2, 2007, the Company completed the purchase of certain assets and the assumption of certain liabilities related to Martino Tire Company (“Martino Tire”) pursuant to the terms of an Asset Purchase Agreement dated as of July 2, 2007. This acquisition expanded the Company’s service across the state of Florida and complemented its existing distribution centers currently located within the state of Florida.

On May 31, 2007, the Company completed the purchase of all the outstanding stock of Jim Paris Tire City of Montbello, Inc. (“Paris Tire”) pursuant to the terms of a Stock Purchase Agreement dated May 31, 2007. This acquisition expanded the Company’s service across the state of Colorado and the Mid-West.

On July 28, 2006, the Company completed the purchase of all the outstanding stock of Samaritan Wholesale Tire Company pursuant to the terms of a Stock Purchase Agreement dated as of July 28, 2006. This acquisition expanded the Company’s service across the state of Minnesota and into Western Wisconsin.

On January 27, 2006, the Company completed the purchase of all the outstanding stock of Silver State Tire Company and Golden State Tire Distributors (collectively “Silver State”) pursuant to the terms of a Stock Purchase Agreement dated December 23, 2005. This acquisition established a distribution footprint for the Company across the state of Nevada.

The Homann Tire, Martino Tire, Paris Tire, Samaritan Tire and Silver State acquisitions were financed through borrowings under ATD’s amended revolving credit facility. The results of operations for the acquired businesses have been included in the accompanying consolidated statements of operations from the date of acquisition. The aggregate purchase price of these acquisitions was $42.7 million, consisting of $41.7 million in cash and $1.0 million in direct acquisition costs. The purchase price allocations have been recorded in the accompanying consolidated financial statements based on estimated fair values for the assets acquired and liabilities assumed and resulted in goodwill of $4.9 million, a customer relationship intangible asset of $3.9 million and a related deferred tax liability of $1.6 million for Homann Tire, goodwill of $7.8 million and a customer relationship intangible asset of $8.4 million, both of which are deductible for income tax purposes, for Martino Tire, goodwill of $2.0 million, a customer relationship intangible asset of $3.9 million and a related deferred tax liability for $1.5 million for Paris Tire, goodwill of $3.3 million and a customer relationship intangible asset of $5.9 million for Samaritan Tire, both of which are deductible for income tax purposes, and goodwill of $5.3 million, a customer relationship intangible asset of $4.6 million and a related deferred tax liability of $1.8 million for Silver State. In addition, based upon management’s facility consolidation strategy developed for Martino Tire as of the acquisition date, lease reserves of $5.2 million were established in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” During the second quarter of 2008, certain refinements were made to these lease reserves to reflect the finalization of the exit cost estimates.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Property and Equipment:

The following table represents the property and equipment at January 3, 2009 and December 29, 2007 (in thousands):

	January 3,	December 29,
	2009	2007

Land	$5,202	$2,747
Buildings and leasehold improvements	28,372	21,115
Machinery and equipment	13,316	9,841
Furniture and fixtures	20,552	15,683
Software	30,618	23,108
Vehicles and other	3,240	2,761

Total property and equipment	101,300	75,255
Less — Accumulated depreciation	(43,684)	(32,581)

Property and equipment, net	$57,616	$42,674

Depreciation expense was $11.7 million for the fiscal year ended January 3, 2009, $14.7 million for the fiscal year ended December 29, 2007 and $12.2 million for the fiscal year ended December 30, 2006. Depreciation expense is classified in selling, general and administrative expense in the accompanying consolidated statements of operations.

Included in the above table within Land and Buildings and leasehold improvements are assets under capital leases related to the sale and leaseback of three of the Company’s owned facilities (see Note 5). The net book value of these assets at January 3, 2009 and December 29, 2007 was $11.5 million and $12.2 million, respectively. Accumulated depreciation was $2.7 million and $1.9 million for the respective periods. Depreciation expense for each of the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 was $0.7 million.

4.	Goodwill and Other Intangible Assets:

Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities. The Company has recorded, at January 3, 2009, goodwill of $370.0 million consisting of $346.4 million in connection with the acquisition of ATD, $4.9 million in connection with the purchase of Homann Tire, $7.8 million in connection with the purchase of Martino Tire, $2.0 million in connection with the purchase of Paris Tire, $3.3 million in connection with the purchase of Samaritan Tire, $5.3 million in connection with the purchase of Silver State and $0.3 million in connection with the purchase of Wholesale Tire Distributors, Inc., Wholesale Tire Distributors of Wyoming, Inc. and Wholesale Tire Distributors of Idaho, Inc. At January 3, 2009, approximately $27.2 million of net goodwill is deductible for income tax purposes in future periods.

Other intangible assets represent customer lists, tradenames, noncompete agreements and software. Intangible assets with indefinite lives are not amortized and are tested for impairment at least annually. All other intangible assets with finite lives are being amortized on a straight-line basis over periods ranging from three to seventeen years. Amortization of other intangibles was $13.8 million in fiscal 2008, $13.4 million in fiscal 2007 and $12.9 million in fiscal 2006. Accumulated amortization at January 3, 2009 and December 29, 2007 was $49.3 million and $35.5 million, respectively.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables set forth the gross amount and accumulated amortization of the Company’s intangible assets for the fiscal years ended January 3, 2009 and December 29, 2007 (in thousands):

	Estimated	January 3, 2009		December 29, 2007
	Useful Life	Gross	Accumulated	Gross	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Customer lists	17	$244,397	$48,590	$233,605	$34,830
Noncompete agreements	3-5	613	596	613	571
Software	1	77	77	77	77

Total amortizable intangible assets		$245,087	$49,263	$234,295	$35,478

	January 3, 2009		December 29, 2007
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Tradenames	$47,209	$—	$42,745	$—

Total amortizable intangible assets	$47,209	$—	$42,745	$—

Estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $17.9 million in 2009, $17.4 million in 2010, $15.5 million in 2011, $15.2 million in 2012, and $14.7 million in 2013.

In September 2006, the Company was informed by one of its suppliers that it was going to cease the manufacturing of one of its tire brands for which the Company maintained a tradename intangible asset. As a result of this decision and due to the Company’s inability to place other sourcing regarding this tire brand, the Company, in accordance with SFAS No. 142, evaluated the fair value of the tradename intangible asset, as computed utilizing a discounted cash flow model, as compared to its carrying value. Based on this evaluation, the Company recorded an impairment charge of $2.6 million, for the full carrying amount of the tradename intangible asset. This charge is recorded within impairment of intangible asset in the accompanying consolidated statements of operations for the year ended December 30, 2006.

5.	Long-term Debt and Other Financing Arrangements:

Long-term Debt

The following table represents the Company’s long-term debt at January 3, 2009 and December 29, 2007 (in thousands):

	January 3,	December 29,
	2009	2007

Revolving credit facility	$276,938	$173,260
2013 Notes	150,000	150,000
Floating Rate Notes	140,000	140,000
Discount Notes	51,480	51,480
Capital lease obligations	14,361	14,481
Other	9,655	10,632

	642,434	539,853
Less — Current maturities	(3,050)	(2,982)

	$639,384	$536,871

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revolving Credit Facility

On May 9, 2007, ATD entered into the Fifth Amendment for the Fourth Amended and Restated Loan and Security Agreement (the “Amended Revolver”). The Borrowers to the Amended Revolver are ATD and its subsidiaries. The Amended Revolver provides for a senior secured revolving credit facility of up to $400.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base formula. The Amended Revolver is collateralized primarily by ATD’s inventories and accounts receivable. Fees incurred in connection with the amendment of $1.1 million and the unamortized portion of deferred financing fees under the previously existing revolver are being deferred and amortized over the life of the new agreement. As of January 3, 2009, the outstanding Amended Revolver balance was $276.9 million. In addition, ATD has certain letters of credit outstanding at January 3, 2009 in the aggregate amount of $8.1 million and at that same date, $104.6 million was available for additional borrowings.

Borrowings under the Amended Revolver bear interest, at ATD’s option, at either (i) the Base Rate, as defined, plus the applicable margin (0.0% as of January 3, 2009) or (ii) the Eurodollar Rate, as defined, plus the applicable margin (1.50% as of January 3, 2009). At January 3, 2009 and December 29, 2007, borrowings under the Amended Revolver were at a weighted average interest rate of 3.6% and 6.7%, respectively. The applicable margin for the loans vary based upon a performance grid, as defined in the agreement.

All obligations under the Amended Revolver are guaranteed by Holdings and each of ATD’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the Amended Revolver are also collateralized by a pledge of substantially all assets of the obligors, including all shares of ATD’s capital stock and that of ATD’s subsidiaries, subject to certain limitations.

The Amended Revolver contains covenants that, among other things, require ATD to meet a fixed charge coverage ratio of 1.0:1.0 if ATD does not have at least $35.0 million available to be drawn under the Amended Revolver (subject to a cure); restricts ATD’s ability to incur additional debt; enter into guarantees; make loans and investments; declare dividends; modify certain material agreements or organizational documents relating to preferred stock; and change the business it conducts, as well as other customary covenants. As of January 3, 2009 and December 29, 2007, ATD was in compliance with these covenants. The Amended Revolver is set to expire on December 31, 2011.

Discount Notes

On March 31, 2005, Holdings issued Discount Notes with a maturity date of October 1, 2013 at an aggregate principal amount at maturity of $51.5 million. The Discount Notes were issued at a substantial discount from their principal amount at maturity and generated net proceeds of approximately $40.0 million. Prior to April 1, 2007, no interest accrued on the Discount Notes. Instead, the Discount Notes accreted at a rate of 13% compounded semi-annually to an aggregate accreted value of $51.5 million, the full principal amount at maturity, on April 1, 2007. Subsequent to April 1, 2007, interest on the Discount Notes accrues at a rate of 13% per annum and is payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007.

The Discount Notes are subject to redemption at any time at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest. On April 1, 2010, if any Discount Notes are outstanding, Holdings will be required to redeem 12.165% of each of the then outstanding Discount Notes’ aggregate accreted value at a redemption price of 100% of the accreted value of the portion of the Discount Notes so redeemed.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2013 Notes

On March 31, 2005, ATD issued the 2013 Notes in the aggregate principal amount of $150.0 million, resulting in net proceeds of approximately $144.2 million after debt issuance costs. The 2013 Notes have an annual coupon rate of 10.75% and will mature on April 1, 2013. Except as described below, the 2013 Notes are not redeemable at the option of ATD prior to April 1, 2009. Thereafter, the 2013 Notes will be subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest. Interest on the 2013 Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2005.

In addition, ATD may, at any time prior to April 1, 2009, upon a change of control, redeem all of the 2013 Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a make-whole premium.

Floating Rate Notes

On March 31, 2005, ATD issued Floating Rate Notes in the aggregate principal amount of $140.0 million, resulting in net proceeds of approximately $134.5 million after debt issuance costs. The Floating Rate Notes will mature on April 1, 2012. Interest on the Floating Rate Notes is payable quarterly in arrears at a rate equal to the three-month LIBOR, reset quarterly, plus 6.25%, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2005. The interest rate on the Floating Rate Notes ranged between 10.78% to 11.61% for the fiscal year ended December 30, 2006, between 11.48% to 11.61% for the fiscal year ended December 29, 2007, and between 8.95% to 11.48% for the fiscal year ended January 3, 2009. The Floating Rate Notes are subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest.

The indentures governing the 2013 Notes, Floating Rate Notes, and the Discount Notes contain specified restrictions with respect to the conduct of the Company’s business and specified restrictive covenants limiting, among other things, the Company’s ability to pay dividends on or repurchase capital stock, repurchase or make early payments on subordinated debt, make investments, incur additional indebtedness, incur or assume liens on the Company’s assets to secure debt, merge or consolidate with another company, transfer or sell assets and enter into transactions with affiliates. As of January 3, 2009 and December 29, 2007 ATD was in compliance with these covenants.

Capital Lease Obligations

As of January 3, 2009, the Company has a capital lease obligation of $14.1 million relating to a prior sale and leaseback of three of its owned facilities. All cash paid to the lessor is recorded as interest expense and the capital lease obligation will be reduced when the lease has been terminated. The initial term of the lease is for 20 years, followed by two 10-year renewal options. The annual rent paid under the terms of the lease is $1.6 million (paid quarterly) and is adjusted for Consumer Price Index changes every two years. The annual rent expense increased to $1.7 million on April 25, 2004 and to $1.8 million on April 25, 2006. Beginning on April 25, 2008, the annual rent expense increased to $2.0 million. There was no gain or loss recognized as a result of the initial sales transaction.

Other

In October 2006, the Company entered into a Loan and Purchase Agreement (the “Agreement”) with one of the Company’s suppliers. Under the terms of the Agreement, the supplier agreed to loan ATD the aggregate principal amount of $6.0 million (the “Supplier Loan”). Proceeds from the Supplier Loan were received in the form of a credit against then current amounts due and payable to the supplier. Interest under

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Supplier Loan is payable quarterly, in arrears, at a rate of 9% per year. The Agreement defines certain levels of annual commitments that the Company must meet during each calendar year of fiscal 2006 through 2010. If the Company purchases all the required commitments, then the supplier will refund the interest paid by the Company for that calendar year. If the Company does not meet these purchase commitments, a calculated portion, representing the percentage shortfall in the Company’s committed purchase requirements, of the principal on the Supplier Loan shall be due and payable during the immediately succeeding calendar year. All unpaid principal and interest shall be paid in full on or before December 20, 2010. For the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company met the purchase commitment requirements as specified in the Agreement.

Aggregate Maturities

Aggregate maturities of long-term debt at January 3, 2009, are as follows (in thousands):

2009	$3,050
2010	12,837
2011	276,975
2012	140,027
2013	195,239
Thereafter	14,306

$642,434

Derivative Instruments

On October 11, 2005, the Company entered into an interest rate swap agreement (“Swap”) to manage exposure to fluctuations in interest rates. The Swap represents a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the Swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At January 3, 2009, the Swap in place covers a notional amount of $85.0 million of the $140.0 million Floating Rate Notes at a fixed interest rate of 4.79% and expires on September 30, 2010. This Swap has been designated for hedge accounting treatment. Accordingly, the Company recognizes the fair value of the Swap in the accompanying consolidated balance sheets and any changes in the fair value are recorded as adjustments to other comprehensive income (loss). The fair value of the Swap is the estimated amount that the Company would pay or receive to terminate the agreement at the reporting date. The fair value of the Swap was a liability of $4.3 million at January 3, 2009 and $2.1 million at December 29, 2007 and is included in other liabilities in the accompanying consolidated balance sheets with the offset included in other comprehensive income (loss), net of tax.

6.	Fair Value of Financial Instruments:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities in fiscal years beginning after November 15, 2007, and for nonfinancial assets and nonfinancial liabilities in fiscal years beginning after November 15, 2008. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The Company adopted SFAS No. 157 for financial assets and financial liabilities on December 30, 2007 (the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

first day of its 2008 fiscal year) which resulted in a $0.2 million, net of taxes, decrease in the opening balance of accumulated deficit. The Company is currently evaluating the potential impact, if any, of the application of SFAS No. 157 to its nonfinancial assets and nonfinancial liabilities.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. SFAS No. 157 classifies these inputs into the following hierarchy:

Level 1 Inputs — Quoted prices for identical instruments in active markets.

Level 2 Inputs — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs — Instruments with primarily unobservable value drivers.

The following table presents the fair value and hierarchy levels for the Company’s financial assets and liabilities, which are measured at fair value on a recurring basis as of January 3, 2009 (in thousands):

	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

Financial Assets
Cash equivalents	$—	$—	$—
Rabbi trust(a)	2,905	—	—

Total financial assets	$2,905	$—	$—

Financial Liabilities
Interest rate swap(b)	$—	$4,350	$—

(a)	Based on the fair value of investments corresponding to employees’ investment elections. Amount is included within other non-current assets in the accompanying consolidated balance sheet.

(b)	Based on quoted prices for similar instruments from a financial institution that is a counterparty to the transaction. Amount is included within other non-current liabilities in the accompanying consolidated balance sheet.

As of January 3, 2009, the Company’s deferred compensation plan assets, held in a rabbi trust, were invested in approximately 10 diversified and long standing mutual fund portfolios. As of January 3, 2009, these investments included approximately $0.7 million of unrealized losses. The Company reviews the fair value of its investment portfolio on a periodic basis to identify declines in fair value below the carrying value that are other-than-temporary. The Company’s other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the nature of the holdings, and the sectors in which the portfolios are invested. Based on the Company’s assessment of unrealized losses as of January 3, 2009, the Company recorded an impairment charge of $0.2 million during the year ended January 3, 2009. This charge is recorded within selling, general and administrative expenses in the accompanying consolidated statements of operations. No impairment charge was recorded during the years ended December 29, 2007 and December 30, 2006. The Company believes that the remaining unrealized losses as of January 3, 2009 are temporary and bases this conclusion on management’s current understanding of the issuers of these investments, as described

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

above. It is possible that the Company could recognize additional impairment losses in the future on some of the securities owned at January 3, 2009 if future events, new information and the passage of time cause the Company to determine that a decline in value is other-than-temporary.

The following table presents the estimated fair value of the Company’s long-term, senior notes at January 3, 2009 and December 29, 2007 based upon quoted market prices (in thousands):

	Fair Value at	Carrying Value at	Fair Value at	Carrying Value at
	January 3,	January 3,	December 29,	December 29,
	2009	2009	2007	2007

2013 Notes	$111,750	$150,000	$145,500	$150,000
Floating Rate Notes	105,000	140,000	135,100	140,000
Discount Notes	37,066	51,480	49,936	51,480

In addition, effective December 30, 2007, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides entities the option to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States.

7.	Employee Benefits:

401(k) Plans

The Company maintains a qualified profit sharing and 401(k) plan for eligible employees. All accounts are funded based on employee contributions to the plan, with the limits of such contributions determined by the Board of Directors. Effective January 1, 2002, the benefit formula for all participants was determined to be a match of 50% of participant contributions, up to 6% of their compensation. The plan also provides for contributions in such amounts as the Board of Directors may annually determine for the profit sharing portion of the plan. Employees vest in the 401(k) match and profit sharing contribution over a 5-year period. The amount charged to selling, general and administrative expense during the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 was $1.7 million, $1.4 million and $1.5 million, respectively.

In conjunction with the acquisition of Am-Pac Tire, see Note 2, the Company acquired and continues to maintain a defined contribution 401(k) plan for substantially all employees of Am-Pac Tire who qualify as to age and length of service. Under this Am-Pac Tire 401(k) plan, each year participants of the plan may elect to contribute up to 15% of pretax annual compensation. During the period from December 18, 2008 through January 3, 2009, the Company provided matching 401(k) contributions that were insignificant.

Retiree Health Plan

In May 2006, the Company communicated to employees that it was eliminating eligibility for retiree medical coverage for all current active employees. Additionally, in November 2006, the Company communicated to retired employees that it was terminating the medical coverage for retired employees effective December 30, 2006. Both of these changes were accounted for as negative plan amendments in accordance with SFAS No. 106 “Employers Accounting for Postretirement Benefits Other Than Pensions.” As a result, during fiscal 2006, the Company recognized a benefit of $2.6 million, which is included as an offset to selling, general and administrative expenses within the accompanying consolidated statement of operations for the fiscal year ended December 30, 2006. Additionally, as of December 30, 2006 the Company has no residual post-retirement obligation and no future benefits will be paid under this plan.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net periodic postretirement benefit costs were as follows (in thousands):

Fiscal Year Ended
December 30, 2006

Components of expense:
Service cost	$139
Interest cost	62
Effect of plan termination	(1,933)
Amortization of prior service credit	(625)
Net loss	53

Post retirement benefit	$(2,304)

Stock Option Plans

In connection with the acquisition of ATD, the Company adopted the 2005 Management Stock Incentive Plan (the “2005 Plan”) in order to attract, retain and motivate directors, officers, employees and consultants of the Company and its subsidiaries. The 2005 Plan authorizes the issuance of up to 190,857 shares of voting common stock under terms and conditions to be set by the Company’s Board of Directors. A committee appointed by the Company’s Board of Directors shall administer the plan. The committee has sole authority to select those individuals to whom options may be granted and to determine the number of shares of Series A Common Stock that will be issuable upon exercise of the options granted. The purchase price for shares of Series A Common Stock issuable upon exercise of the options granted is fixed by the committee, but cannot be less than the fair market value of the Series A Common Stock, as determined in good faith by the Company’s Board of Directors, if the corresponding option is intended to qualify as an incentive stock option under the Internal Revenue Code.

All options granted under the 2005 Plan are subject to the terms and conditions of a stock option agreement entered into by each option recipient. The stock option agreement generally requires each recipient to be bound by the terms of a stockholder agreement with the Company in the event the recipient elects to exercise options. Options granted under the 2005 Plan generally vest based on performance or the occurrence of specified events, such as an initial public offering or company sale. Performance-based options vest at the end of each year based on the achievement of annual or cumulative EBITDA targets for the year. Options that vest on the basis of events such as an initial public offering or company sale do so only to the extent that the initial shareholders have earned a specified return on its initial investment in the Company’s shares. Options granted under the 2005 Plan are generally not transferable by the recipient other than by a will or by the laws of descent and distribution and, during the recipient’s lifetime, may only be exercised by the recipient. Under the terms of the 2005 Plan, options expire no later than 30 days after the tenth anniversary of the date of grant for non-qualified options and no later than the tenth anniversary of the date of grant for incentive stock options. Options are also subject to adjustment to avoid dilution in the event of stock splits, stock dividends, reclassifications or other similar changes in the Company’s capital structure.

In April 2008, the Company granted options to James Hardymon, a member of the Company’s Board of Directors, under the 2005 Plan to purchase 800 shares of Series A Common Stock with an exercise price of $376.40. The options expire no later than 7 years and 30 calendar days from the date of grant and vest in equal installments over three years commencing on December 31, 2008. During fiscal 2008, the Company has recognized an immaterial amount of compensation expense related to this grant. The Company did not issue any stock options during the fiscal years ended December 29, 2007 and December 30, 2006. As of January 3, 2009, 66,871 options are vested under the 2005 Plan.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock option activity under the 2005 Plan is as follows:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding at December 29, 2007 (66,604 exercisable)	176,704	$174.72
Granted	800	376.40

Outstanding at January 3, 2009 (66,871 exercisable)	177,504	$175.63

In determining the fair value of stock options, the Company uses the Black-Scholes option pricing model when applying the provisions of SFAS No. 123R. The fair value of the options granted during second quarter 2008, estimated on the date of grant using the Black-Scholes option pricing model, was $161.13. The fair value of options granted was determined using the following assumptions: a risk-free interest rate of 3.04%; no dividend yield; expected life of 7 years and 30 calendar days, which equals the terms of the options; and 35% volatility. As the Company does not have sufficient historical volatility data for its own common stock, the stock price volatility utilized in the calculation is based on the Company’s peer group in the industry in which it does business.

The following is summary information about stock options outstanding at January 3, 2009:

Outstanding at	Weighted Average		Exercisable at
January 3,	Remaining Term	Weighted Average	January 3,	Weighted Average
2009	(Years)	Exercise Price	2009	Exercise Price

33,199	3.44	$15.73	33,199	$15.73
143,505	3.49	211.50	33,405	211.50
800	3.51	376.40	267	376.40

177,504	3.48	$175.63	66,871	$114.97

Deferred Compensation Plan

The Company has a deferred compensation plan for its top executives and divisional employees covered by the executive bonus plan to encourage each participant to promote the long-term interests of the Company. Each participant is allowed to defer portions of their annual salary as well as bonuses received into the plan. In addition to employee deferrals, the Company makes contributions on behalf of its top executives and certain of the divisional employees in varying amounts. The plan provides that an employee who becomes a participant on or before November 23, 1998, shall be fully vested in all amounts credited to such participant’s account. The plan provides that an employee who becomes a participant after November 23, 1998 shall be at all times fully vested in elective deferrals into such participant’s account and, as to contributions made by the Company, shall vest at a rate of twenty percent (20%) per year as long as such participant is an employee on January 1 of each year. The deferred compensation plan may be altered and amended by the Company’s Board of Directors. The contributions made by the Company on behalf of its employees were not material in fiscal 2008, 2007 and 2006. At January 3, 2009 and December 29, 2007, the Company has recorded an obligation in other non-current liabilities related to the plan of $2.1 million and $3.2 million, respectively. The Company has provided for funding of the obligation through a Rabbi Trust, which holds various investments, including mutual funds and money market funds. The amount recorded in the consolidated balance sheets in other non-current assets related to the Rabbi Trust is $2.1 million at January 3, 2009 and $3.2 million at December 29, 2007.

In conjunction with the acquisition of Am-Pac Tire, see Note 2, the Company acquired and continues to maintain a deferred compensation plan for certain employees of Am-Pac Tire. The plan assets of this plan were invested in mutual funds carried at fair value totaling $0.8 million at January 3, 2009, and is included in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other non-current assets in the accompanying consolidated balance sheet. Also, the Company has recorded an obligation in other non-current liabilities related to this plan of $0.8 million. While the Company continues to maintain this deferred compensation plan, effective January 5, 2009 no additional employee contributions can be made.

8.	Commitments and Contingencies:

Leases

The Company leases land, buildings, equipment and vehicles under various noncancellable operating leases, which expire between 2009 and 2022. Future minimum lease commitments, net of sublease income, at January 3, 2009 are as follows (in thousands):

2009	$48,835
2010	43,164
2011	35,686
2012	31,040
2013	26,850
Thereafter	92,887

$278,462

Rent expense, net of sublease income, under these operating leases was $37.7 million in fiscal year 2008, $33.8 million in fiscal year 2007 and $30.1 million in fiscal year 2006.

On March 27, 2002, the Company completed an agreement for the sale and leaseback of three of its owned facilities generating cash proceeds of $13.9 million. The Company reports this transaction as a capital lease using direct financing lease accounting. As such, the Company recorded a $14.1 million capital lease obligation during fiscal 2002. See Note 5 for more information on this capital lease. Obligations under the Company’s other capital leases are not material.

The Company remains liable as a guarantor on certain leases related to Winston Tire Company, its discontinued retail segment. As of January 3, 2009, the Company’s total obligations, as guarantor on these leases, are approximately $6.8 million extending over 11 years. However, the Company has secured assignments or sublease agreements for the vast majority of these commitments with contractually assigned or subleased rentals of approximately $6.3 million. A provision has been made for the net present value of the estimated shortfall.

Legal and Tax Proceedings

The Company is involved from time to time in various lawsuits, including class action lawsuits as well as various audits and reviews regarding its federal, state and local tax filings, arising out of the ordinary conduct of its business. Management does not expect that any of these matters will have a material adverse effect on the Company’s business or financial condition. As to tax filings, the Company believes that the various tax filings have been made in a timely fashion and in accordance with applicable federal, state and local tax code requirements. Additionally, the Company believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its reserves if events so dictate in accordance with FIN 48. To the extent that the ultimate results differ from the original or adjusted estimates of the Company, the effect will be recorded in accordance with FIN 48. See Note 9 below for further description of FIN 48 and the related impacts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes:

The following summarizes the components of the Company’s income tax provision (benefit) on income (loss) from operations for fiscal years 2008, 2007 and 2006 (in thousands):

	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006

Federal —
Current provision	$6,713	$8,410	$217
Deferred provision (benefit)	788	(6,556)	(1,495)

	7,501	1,854	(1,278)
State —
Current provision	1,228	411	271
Deferred provision (benefit)	2,644	602	(475)

	3,872	1,013	(204)

Total provision (benefit)	$11,373	$2,867	$(1,482)

Actual income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate of 35% in fiscal years 2008, 2007 and 2006 as a result of the following (in thousands):

	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006

Income tax provision (benefit) computed at the federal statutory rate	$7,365	$1,484	$(2,131)
Non-deductible preferred stock dividends	717	663	612
Permanent differences	229	178	170
State income taxes, net of federal income tax benefit	1,201	670	(133)
Increase in state effective tax rate	1,226	—	—
Tax settlements and other adjustments to uncertain tax positions	153	(128)	—
Increase in valuation allowance	482	—	—

Income tax provision (benefit)	$11,373	$2,867	$(1,482)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and (b) operating loss and tax credit carry-forwards. The tax effects of the significant temporary differences that comprise deferred tax assets and liabilities at January 3, 2009 and December 29, 2007 are as follows (in thousands):

	January 3,	December 29,
	2009	2007

Deferred tax assets —
Accrued expenses and liabilities	$11,478	$6,067
Net operating loss carry-forwards	5,053	1,481
Employee benefits	3,827	5,276
Inventory cost capitalization	7,800	6,227
Other comprehensive income	1,870	810
Other	4,013	3,727

Gross deferred tax assets	34,041	23,588
Valuation allowance	(651)	(169)

Net deferred tax assets	33,390	23,419

Deferred tax liabilities —
Depreciation and amortization of intangibles	(93,398)	(89,457)
Other	(612)	(702)

Gross deferred tax liabilities	(94,010)	(90,159)

Net deferred tax liabilities	$(60,620)	$(66,740)

The above amounts have been classified in the accompanying consolidated balance sheets as follows (in thousands):

	January 3,	December 29,
	2009	2007

Deferred tax assets (liabilities) —
Current	$14,198	$12,981
Noncurrent	(74,818)	(79,721)

	$(60,620)	$(66,740)

As part of a merger transaction during 2005, the Company generated substantial tax deductions relating to the exercise of stock options and payments made for transaction bonuses. The Company’s consolidated balance sheet as of January 3, 2009 reflects a net non-current deferred tax liability of $60.6 million. As part of the merger, the Company recorded an income tax receivable of $12.7 million, which primarily related to deductions that could be carried back two years for federal income tax purposes. The Company received this federal income tax refund during the first quarter of 2006. The remaining net deferred tax liability primarily relates to the temporary difference between book and tax basis of the Company’s intangible assets, which are amortized for book purposes but are not deductible for tax purposes.

At January 3, 2009, the Company had $11.5 million net operating losses (“NOLs”) available for federal tax purposes and NOLs available for state tax purposes of approximately $19.4 million. The NOLs for state tax purposes will expire between 2011 and 2026. Except as discussed below, the Company expects to utilize these NOLs prior to their expiration date.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management has evaluated the Company’s deferred tax assets and has concluded that certain deferred tax assets related to some of its state NOL’s do not meet the requirement of being more likely than not that they will be realized. In addition, management has concluded that deferred tax assets that relate to certain capital losses do not meet the requirement of being more likely than not that they will be realized. As a result, the Company has established a valuation allowance against these deferred tax assets. Except for these state NOL’s and capital losses, the Company has concluded that the realizability of the remaining deferred tax assets is more likely than not. Therefore, the Company has not established a valuation allowance against any of its other deferred tax assets. The Company’s evaluation process considered the historical and long-term expected profitability of the Company as well as existence of deferred tax liabilities, which will reverse in future periods. The Company’s ability to generate future taxable income is dependent on numerous factors including general economic conditions, the state of the replacement tire market and other factors beyond management’s control. Therefore, there can be no assurance that the Company will meet its expectation of future taxable income. Changes in expected future taxable income could lead to the Company recording an additional valuation allowance against the deferred tax assets.

The Company adopted the provisions of FIN 48 on December 31, 2006 (the first day of its 2007 fiscal year). FIN 48 specifies the way public companies are to account for uncertainty in income tax reporting, and prescribes a methodology for recognizing, reversing, and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return. The cumulative effect of applying this interpretation did not result in any adjustment to retained earnings as of December 31, 2006.

At January 3, 2009, the Company had unrecognized tax benefits of $1.9 million, of which $1.5 million is included within accrued liabilities and $0.4 million is included within other liabilities within the accompanying consolidated balance sheet. Of the Company’s $1.9 million unrecognized tax benefits as of January 3, 2009, only $0.3 million is anticipated to have an effect on the Company’s effective tax rate, if recognized. In addition, of the Company’s $1.9 million liability for uncertain tax positions, approximately $1.7 million relates to temporary timing differences.

During the twelve month period ended January 3, 2009, the Company accrued an additional $0.1 million of interest and penalties related to its uncertain tax positions, all of which is recorded as a component of the Company’s income tax provision in the accompanying consolidated statement of operations. In addition, during the twelve month period ended January 3, 2009, the Company settled a state assessment that related to tax years 2002 — 2004. As a result of this settlement, the Company has extinguished $1.8 million related to this uncertain tax position.

While the Company believes that it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than the Company’s accrued position. Accordingly, additional provisions of federal and state-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

The Company files federal income tax returns, as well as multiple state jurisdiction tax returns. The tax years 2005 — 2008 remain open to examination by the taxing jurisdictions to which the Company is subject.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	January 3,	December 29,
	2009	2007

Balance at beginning of year	$4,088	$5,337
Additions based on tax positions related to the current year	59	599
Settlements	(1,800)	(793)
Reductions for lapse in statute of limitations	(398)	(1,055)

Balance at end of year	$1,949	$4,088

10.	Warrants:

In March 2005, in connection with the acquisition of ATD, Holdings issued warrants to The 1818 Mezzanine Fund II, L.P. (“The 1818 Fund”) in exchange for $4.6 million in cash less related transaction costs of $0.1 million. The warrants permit the holders to acquire up to 21,895 shares of Holdings Series A Common Stock at $.01 per share. The warrants expire on September 30, 2015. The Company has recorded these warrants at fair value and has presented them as a component of stockholders’ equity at January 3, 2009 and December 29, 2007.

11.	Redeemable Preferred Stock:

In connection with the acquisition of ATD, Holdings issued 20,000 shares of 8% cumulative mandatorily redeemable preferred stock to The 1818 Fund in exchange for $15.4 million in cash less related transaction costs of $0.5 million. The cumulative preferred stock has a stated value of $1,000 per share and holders will be entitled to receive, when and if declared by the Board of Directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. The dividends and accretion of the carrying amount to the redemption amount is recorded as interest expense in the accompanying consolidated statements of operations. Holdings’ Board of Directors is not obligated to declare dividends and the preferred stock provides no monetary penalties for a failure to declare dividends. The cumulative preferred stock may be redeemed by Holdings at any time beginning on the first anniversary of the issuance of the stock and will be required to be redeemed upon a change of control of Holdings and at its maturity in 2015. The 8% cumulative mandatorily redeemable preferred stock is classified as a noncurrent liability in the accompanying consolidated balance sheets in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

12.	Common Stock:

Holdings is authorized to issue shares of four series of common stock, each with a par value of $0.01 per share, including Series A Common Stock, Series B Common Stock, Series D Common Stock and Common Stock. Only holders of Series B Common Stock, Series D Common Stock and Common Stock have the right to vote. Holders of Series A Common Stock do not have any voting rights, except that the holders of such series of common stock will have the right to vote as a series to the extent required under the laws of the State of Delaware.

Holders of Series D Common Stock are entitled to 468 votes per share on all matters submitted to the Company’s stockholders to be voted upon by the stockholders entitled to vote. Holders of Series B Common Stock are entitled to one vote per share on all matters submitted to the Company’s stockholders to be voted upon by the stockholders entitled to vote. In the event of an initial public offering, each then outstanding share of Series A Common Stock, Series B Common Stock and Series D Common Stock will automatically convert into one share of Common Stock effective on the initial public offering date.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Related Party Transactions:

Redeemable Preferred Stock and Warrants

In connection with the acquisition of ATD, Holdings issued 20,000 shares of 8% cumulative mandatorily redeemable preferred stock and warrants to acquire up to 21,895 shares of Holdings Series A Common Stock at $.01 per share to The 1818 Fund (see Note 10 and 11 for further information). Joseph P. Donlan, a member of the Company’s Board of Directors, is a Managing Director of Brown Brothers Harriman & Co., The 1818 Fund’s general partner.

Deferred Financing Fees

Advisory fees of $13.9 million were paid to Investcorp S.A. (“Investcorp”) and its co-sponsors, Berkshire Partners and Greenbriar Equity Group, in connection with the amended revolving credit facility and the issuance of the senior notes and 8% cumulative mandatorily redeemable preferred stock. These fees are recorded as debt issuance costs in the accompanying consolidated balance sheets and are being amortized over the life of the respective debt.

Management Advisory Fees

Management advisory fees of $8.0 million were paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at the closing of the acquisition of ATD for services to be rendered over a period of five years following the date of the acquisition. This payment is being amortized pursuant to the terms of the agreement and on a basis consistent with the service provided. Accordingly, the Company recorded amortization expense of $0.5 million during the fiscal years ended January 3, 2009 and December 29, 2007 and $1.9 million during the fiscal year ended December 30, 2006.

14.	Subsequent Event:

On February 6, 2009, the Company announced the planned retirement of Richard P. Johnson as Chief Executive Officer and the appointment of William E. Berry as President and Chief Executive Officer effective April 5, 2009. Mr. Johnson will remain as non-executive Chairman of the Board of Directors.

15.	Subsidiary Guarantor Financial Information:

The following condensed consolidating financial statements are presented pursuant to Rule 3 — 10 of Regulation S-X and reflect the financial position, results of operations and cash flows of the Company.

The financial information is presented under the following column headings: Parent Company (Holdings), Subsidiary Issuer (ATD), and Subsidiary Guarantors (ATD’s subsidiaries). The Subsidiary Issuer and all of the Subsidiary Guarantors are wholly-owned subsidiaries of Holdings. The following describes the guarantor relationships of the Company’s senior notes:

•	Discount Notes in an aggregate principal amount of $51.5 million at maturity were issued by Holdings. Such notes are not guaranteed by the Subsidiary Issuer or the Subsidiary Guarantors.

•	Floating Rate Notes and 2013 Notes in an aggregate principal amount of $290.0 million were issued by ATD and are unconditionally guaranteed on a joint and several basis by the Company’s non-issuing, wholly-owned subsidiaries (“Subsidiary Guarantors”) on a senior basis and unconditionally guaranteed on a joint and several basis by Holdings on a subordinated basis.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The condensed consolidating financial information for the Company is as follows (amounts in thousands):

Condensed Consolidating Balance Sheets as of January 3, 2009 and December 29, 2007 are as follows:

	As of January 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$72	$5,784	$2,639	$—	$8,495
Restricted cash	—	500	9,750	—	10,250
Accounts receivable, net	—	89,121	89,774	—	178,895
Inventories	—	228,986	227,091	—	456,077
Assets held for sale	—	442	14,270	—	14,712
Other current assets	2	19,940	7,687	—	27,629

Total current assets	74	344,773	351,211	—	696,058

Property and equipment, net	—	43,358	14,258	—	57,616
Goodwill and other intangible assets, net	—	564,776	48,218	—	612,994
Investment in subsidiaries	300,361	273,848	—	(574,209)	—
Other assets	1,836	11,801	10,555	—	24,192

Total assets	$302,271	$1,238,556	$424,242	$(574,209)	$1,390,860

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$311,164	$49,227	$—	$360,391
Accrued expenses	1,723	29,035	12,347	—	43,105
Liabilities held for sale	—	—	1,199	—	1,199
Current maturities of long-term debt	—	2,939	111	—	3,050
Intercompany payables (receivables)	641	(71,985)	71,344	—	—

Total current liabilities	2,364	271,153	134,228	—	407,745

Long-term debt	51,480	587,858	46	—	639,384
Deferred income taxes	—	67,765	7,053	—	74,818
Other liabilities	—	11,419	9,067	—	20,486
Redeemable preferred stock	23,941	—	—	—	23,941
Stockholders’ equity:
Intercompany investment	—	280,624	211,718	(492,342)	—
Common stock	10	—	—	—	10
Additional paid-in capital	218,022	—	—	—	218,022
Warrants	4,631	—	—	—	4,631
Accumulated earnings	4,990	22,804	62,130	(84,934)	4,990
Accumulated other comprehensive loss	(3,067)	(3,067)	—	3,067	(3,067)
Treasury stock, at cost	(100)	—	—	—	(100)

Total stockholders’ equity	224,486	300,361	273,848	(574,209)	224,486

Total liabilities and stockholders’ equity	$302,271	$1,238,556	$424,242	$(574,209)	$1,390,860

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 29, 2007
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$73	$4,279	$397	$—	$4,749
Restricted cash	—	—	575	—	575
Accounts receivable, net	—	90,570	64,471	—	155,041
Inventories	—	207,468	136,070	—	343,538
Other current assets	2	24,245	1,102	—	25,349

Total current assets	75	326,562	202,615	—	529,252

Property and equipment, net	—	37,613	5,061	—	42,674
Goodwill and other intangible assets, net	—	575,225	34,655	—	609,880
Investment in subsidiaries	287,900	182,278	—	(470,178)	—
Other assets	2,190	25,667	1,033	—	28,890

Total assets	$290,165	$1,147,345	$243,364	$(470,178)	$1,210,696

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$282,346	$4,362	$—	$286,708
Accrued expenses	1,722	49,497	1,787	—	53,006
Current maturities of long-term debt	—	2,863	119	—	2,982
Intercompany payables (receivables)	(882)	(47,141)	48,023	—	—

Total current liabilities	840	287,565	54,291	—	342,696

Long-term debt	51,480	485,273	118	—	536,871
Deferred income taxes	—	76,752	2,969	—	79,721
Other liabilities	—	9,855	3,708	—	13,563
Redeemable preferred stock	21,450	—	—	—	21,450
Stockholders’ equity:
Intercompany investment	—	280,623	146,302	(426,925)	—
Common stock	10	—	—	—	10
Additional paid-in capital	217,990	—	—	—	217,990
Warrants	4,631	—	—	—	4,631
Accumulated (deficit) earnings	(4,835)	8,578	35,976	(44,554)	(4,835)
Accumulated other comprehensive loss	(1,301)	(1,301)	—	1,301	(1,301)
Treasury stock, at cost	(100)	—	—	—	(100)

Total stockholders’ equity	216,395	287,900	182,278	(470,178)	216,395

Total liabilities and stockholders’ equity	$290,165	$1,147,345	$243,364	$(470,178)	$1,210,696

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations for fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 are as follows:

	For the Fiscal Year Ended January 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Net sales	$—	$1,133,116	$827,728	$—	$1,960,844
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	—	924,242	680,822	—	1,605,064

Gross profit	—	208,874	146,906	—	355,780
Selling, general and administrative expenses	38	184,306	90,068	—	274,412

Operating (loss) income	(38)	24,568	56,838	—	81,368

Other income (expense):
Interest (expense) income	(9,537)	(49,668)	36	—	(59,169)
Other, net	(1)	(1,201)	47	—	(1,155)
Equity earnings of subsidiaries	14,072	26,154	—	(40,226)	—

Income (loss) from operations before income taxes	4,496	(147)	56,921	(40,226)	21,044
Income tax (benefit) provision	(5,175)	(14,219)	30,767	—	11,373

Net income	$9,671	$14,072	$26,154	$(40,226)	$9,671

	For the Fiscal Year Ended December 29, 2007
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Net sales	$—	$1,133,933	$743,547	$—	$1,877,480
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	—	931,695	621,280	—	1,552,975

Gross profit	—	202,238	122,267	—	324,505
Selling, general and administrative expenses	38	177,515	80,794	—	258,347

Operating (loss) income	(38)	24,723	41,473	—	66,158

Other income (expense):
Interest (expense) income	(9,277)	(52,388)	32	—	(61,633)
Other, net	—	(322)	37	—	(285)
Equity earnings of subsidiaries	4,382	13,432	—	(17,814)	—

(Loss) income from operations before income taxes	(4,933)	(14,555)	41,542	(17,814)	4,240
Income tax (benefit) provision	(6,306)	(18,937)	28,110	—	2,867

Net income	$1,373	$4,382	$13,432	$(17,814)	$1,373

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Fiscal Year Ended December 30, 2006
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Net sales	$—	$988,420	$589,553	$—	$1,577,973
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	—	805,582	488,012	—	1,293,594

Gross profit	—	182,838	101,541	—	284,379
Selling, general and administrative expenses	36	137,897	89,466	—	227,399
Impairment of intangible asset	—	2,640	—	—	2,640

Operating (loss) income	(36)	42,301	12,075	—	54,340

Other income (expense):
Interest expense	(8,446)	(46,006)	(5,613)	—	(60,065)
Other, net	—	(453)	89	—	(364)
Equity earnings of subsidiaries	1,811	4,956	—	(6,767)	—

(Loss) income from operations before income taxes	(6,671)	798	6,551	(6,767)	(6,089)
Income tax (benefit) provision	(2,064)	(1,013)	1,595	—	(1,482)

Net (loss) income	$(4,607)	$1,811	$4,956	$(6,767)	$(4,607)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 are as follows:

	For the Fiscal Year Ended January 3, 2009
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$9,671	$14,072	$26,154	$(40,226)	$9,671
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of intangibles and other assets	354	26,757	3,253	—	30,364
Provision for doubtful accounts	—	1,376	1,138	—	2,514
Accretion of 8% cumulative preferred stock	441	—	—	—	441
Accrued dividends on 8% cumulative preferred stock	2,051	—	—	—	2,051
Provision for deferred income taxes	—	3,342	90	—	3,432
Other, net	32	456	(47)	—	441
Equity earnings of subsidiaries	(14,072)	(26,154)	—	40,226	—
Change in assets and liabilities:
Accounts receivable, net	—	2,535	(1,667)	—	868
Inventories	—	(17,880)	(25,187)	—	(43,067)
Other current assets	—	(44)	154	—	110
Accounts payable and accrued expenses	1	(38,918)	(20,697)	—	(59,614)
Other, net	(2)	(804)	(491)	—	(1,297)

Net cash used in operating activities	(1,524)	(35,262)	(17,300)	—	(54,086)

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(71,450)	2,866	—	(68,584)
Purchase of property and equipment	—	(12,237)	(1,187)	—	(13,424)
Purchase of assets held for sale	—	(3,020)	—	—	(3,020)
Proceeds from sale of property and equipment	—	54	116	—	170
Proceeds from disposal of assets held for sale	—	3,187	—	—	3,187
Intercompany	1,523	(15,139)	13,616	—	—

Net cash provided by (used in) investing activities	1,523	(98,605)	15,411	—	(81,671)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	1,948,575	3,700	—	1,952,275
Repayments of revolving credit facility	—	(1,798,645)	—	—	(1,798,645)
Payments of other long-term debt	—	(4,308)	(144)	—	(4,452)
Change in restricted cash	—	(10,250)	575	—	(9,675)

Net cash provided by financing activities	—	135,372	4,131	—	139,503

Net (decrease) increase in cash and cash equivalents	(1)	1,505	2,242	—	3,746
Cash and cash equivalents, beginning of year	73	4,279	397	—	4,749

Cash and cash equivalents, end of year	$72	$5,784	$2,639	$—	$8,495

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Fiscal Year Ended December 29, 2007
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$1,373	$4,382	$13,432	$(17,814)	$1,373
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles and other assets	353	28,657	4,142	—	33,152
Provision for doubtful accounts	—	564	290	—	854
Accretion of 8% cumulative preferred stock	441	—	—	—	441
Accretion of Discount Notes	1,571	—	—	—	1,571
Accrued dividends on 8% cumulative preferred stock	1,893	—	—	—	1,893
Benefit for deferred income taxes	—	(6,916)	—	—	(6,916)
Other, net	1	(871)	32	—	(838)
Equity earnings of subsidiaries	(4,382)	(13,432)	—	17,814	—
Change in assets and liabilities:
Accounts receivable, net	—	(5,772)	(8,663)	—	(14,435)
Inventories	—	(23,270)	(12,077)	—	(35,347)
Other current assets	—	(3,457)	37	—	(3,420)
Accounts payable and accrued expenses	1,695	45,409	(7,254)	—	39,850
Other, net	1	1,439	(791)	—	649

Net cash provided by (used in) operating activities	2,946	26,733	(10,852)	—	18,827

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(21,459)	478	—	(20,981)
Purchase of property and equipment	—	(7,148)	(1,500)	—	(8,648)
Purchase of assets held for sale	—	(2,388)	—	—	(2,388)
Proceeds from sale of property and equipment	—	48	257	—	305
Proceeds from disposal of assets held for sale	—	1,852	—	—	1,852
Intercompany	(2,946)	(9,420)	12,366	—	—

Net cash (used in) provided by investing activities	(2,946)	(38,515)	11,601	—	(29,860)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	1,669,818	—	—	1,669,818
Repayments of revolving credit facility	—	(1,651,574)	—	—	(1,651,574)
Payments of other long-term debt	—	(4,402)	—	—	(4,402)
Payments of deferred financing costs	—	(1,085)	—	—	(1,085)
Change in restricted cash	—	—	(575)	—	(575)

Net cash provided by (used in) financing activities	—	12,757	(575)	—	12,182

Net increase in cash and cash equivalents	—	975	174	—	1,149
Cash and cash equivalents, beginning of year	73	3,304	223	—	3,600

Cash and cash equivalents, end of year	$73	$4,279	$397	$—	$4,749

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Fiscal Year Ended December 30, 2006
	Parent	Subsidiary	Subsidiary
	Company	Issuer	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net (loss) income	$(4,607)	$1,811	$4,956	$(6,767)	$(4,607)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles and other assets	351	26,547	3,616	—	30,514
Impairment of intangible asset	—	2,640	—	—	2,640
Provision for (recovery of) doubtful accounts	—	3	(328)	—	(325)
Accretion of 8% cumulative preferred stock	441	—	—	—	441
Accretion of Discount Notes	5,906	—	—	—	5,906
Accrued dividends on 8% cumulative preferred stock	1,750	—	—	—	1,750
Benefit for deferred income taxes	—	(1,970)	—	—	(1,970)
Post-retirement benefit plan termination	—	(1,933)	—	—	(1,933)
Other, net	(928)	(89)	(459)	—	(1,476)
Equity earnings of subsidiaries	(1,811)	(4,956)	—	6,767	—
Change in assets and liabilities:
Accounts receivable, net	—	6,447	(4,254)	—	2,193
Inventories	—	(6,300)	(1,595)	—	(7,895)
Other current assets	1	2,003	124	—	2,128
Income tax receivable	—	13,605	—	—	13,605
Accounts payable and accrued expenses	25	39,162	(13,472)	—	25,715
Other, net	(25)	(288)	213	—	(100)

Net cash provided by (used in) operating activities	1,103	76,682	(11,199)	—	66,586

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(20,989)	632	—	(20,357)
Purchase of property and equipment	—	(8,866)	(979)	—	(9,845)
Purchase of assets held for sale	—	(536)	—	—	(536)
Proceeds from sale of property and equipment	—	57	364	—	421
Proceeds from disposal of assets held for sale	—	1,790	—	—	1,790
Intercompany	(1,100)	(9,023)	10,123	—	—

Net cash (used in) provided by investing activities	(1,100)	(37,567)	10,140	—	(28,527)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	1,413,621	—	—	1,413,621
Repayments of revolving credit facility	—	(1,448,090)	—	—	(1,448,090)
Payments of other long-term debt	—	(4,837)	(464)	—	(5,301)
Payments of deferred financing costs	(3)	(231)	—	—	(234)

Net cash used in financing activities	(3)	(39,537)	(464)	—	(40,004)

Net decrease in cash and cash equivalents	—	(422)	(1,523)	—	(1,945)
Cash and cash equivalents, beginning of year	73	3,726	1,746	—	5,545

Cash and cash equivalents, end of year	$73	$3,304	$223	$—	$3,600

16. Earnings per share:

Basic earnings per share is calculated using our weighted average outstanding common shares. Diluted earnings per share is calculated using our weighted average outstanding common shares including the dilutive effect of stock options and warrants as determined under the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006:

	January 3,	December 29,	December 30,
	2009	2007	2006

Basic earnings per share circulation:
Net income (loss)	$9,671,000	$1,373,000	$(4,607,000)
Weighted average common shares outstanding	999,527	999,527	999,527
Net income (loss) per share-basic	$9.68	$1.37	$(4.61)

Diluted earnings per share calculation:
Net income (loss)	$9,671,000	$1,373,000	$(4,607,000)
Weighted average common shares outstanding	999,527	999,527	999,527
Effect of dilutive securities:
Stock options (1)	95,322	95,482	—
Warrants (2)	21,895	21,895	—

Diluted weighted average common shares outstanding	1,116,744	1,116,904	999,527
Net income (loss) per share — diluted	$8.66	$1.23	$(4.61)
Unaudited pro forma net income per share — basic (3)
Unaudited pro forma net income per share — diluted (3)

(1)	Options to purchase 800 and 176,704 shares of common stock during the years ended January 3, 2009 and December 30, 2006, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

(2)	Warrants to purchase 21,895 shares of common stock during the year ended December 30, 2006 were outstanding but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

(3)	Unaudited pro forma net income per share has been calculated assuming conversion of all outstanding shares of the Series A, B and D common stock to shares of our common stock as well as to reflect the assumed use of proceeds to redeem debt and preferred stock.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For Fiscal Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

		Additions
	Balance	Charged	Charged
	Beginning	to Costs	to Other				Balance
	of Year	and Expenses	Accounts		Deductions		End of Year
	(In thousands)

2008
Allowance for doubtful accounts	$2,093	$2,515	$—		$(2,294	)(1)	$2,314
Acquisition exit cost reserves(2)	5,749	(16)	11,292	(3)	(1,752)		15,273
Inventory reserves	231	988	—		(1,398)		(179)
Sales returns and allowances	1,731	3,108	—		(3,160)		1,679
Valuation allowance on deferred tax assets	169	482	—		—		651
2007
Allowance for doubtful accounts	$1,469	$854	$—		$(230	)(1)	$2,093
Acquisition exit cost reserves(2)	3,584	378	2,690	(3)	(903)		5,749
Inventory reserves	1,671	4,410	—		(5,850)		231
Sales returns and allowances	1,870	2,151	—		(2,290)		1,731
Valuation allowance on deferred tax assets	—	169	—		—		169
2006
Allowance for doubtful accounts	$1,560	$(325)	$—		$234	(1)	$1,469
Acquisition exit cost reserves(2)	3,617	1,024	164	(3)	(1,221)		3,584
Inventory reserves	720	2,832	—		(1,881)		1,671
Sales returns and allowances	1,755	2,833	—		(2,718)		1,870

(1)	Accounts written off during the year, net of recoveries.

(2)	Amounts represent facilities closing cost of acquired distribution centers due to existing distribution centers being located in close proximity to the acquired distribution facilities.

(3)	Represents facilities closing cost of acquired Am-Pac Tire, Gray’s Tire, Martino Tire, Silver State, Wholesale Tire and Target Tire distribution centers due to existing distribution centers being located in close proximity to the acquired distribution facilities.

Schedules not included herein are omitted because they are not applicable or the required information appears in the financial statements or notes thereto.

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Am-Pac Tire Dist., Inc.
Simi Valley, California

We have audited the accompanying consolidated balance sheets of Am-Pac Tire Dist., Inc. and subsidiary (a majority owned-subsidiary of Itochu Corporation, collectively, the “Company”) as of September 30, 2008 and December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2008 and December 31, 2007 and the results of their operations and their cash flows for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, on December 18, 2008, American Tire Distributors, Inc., a wholly owned subsidiary of American Tire Distributors Holdings, Inc. acquired all of the issued and outstanding common stock of the Company.

/s/  Deloitte & Touche LLP

Los Angeles, CA
December 12, 2008, except for Note 12, as to which the date is December 18, 2008

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007

ASSETS (Note 6)
CURRENT ASSETS:
Cash (Note 2)	$1,632,115	$1,599,978
Trade accounts receivable — Net (Note 2)	27,654,652	24,631,584
Other receivables (Note 8)	2,042,561	1,717,714
Inventories (Notes 2, 5, and 8)	74,693,871	70,009,312
Due from affiliate (Note 8)	505,637	732,964
Prepaid expenses and other current assets	2,010,389	1,776,273
Income taxes receivable (Notes 8 and 9)	7,388,891	7,770,623
Deferred tax assets (Note 9)		1,928,269

Total current assets	115,928,116	110,166,717
INVENTORIES (Notes 2 and 8)	2,240,851	3,029,910
PROPERTY AND EQUIPMENT — Net (Notes 3, 5, and 7)	8,839,318	9,128,520
GOODWILL (Notes 4 and 5)	11,055,078	11,055,078
INTANGIBLE ASSETS — Net (Note 4)	2,123,117	2,163,617
DEFERRED TAX ASSETS (Note 9)		2,705,327
OTHER ASSETS (Notes 2 and 11)	1,608,886	1,823,736

TOTAL	$141,795,366	$140,072,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Book overdraft	$—	$4,232,428
Borrowings under lines of credit (Note 6)		16,850,000
Accounts payable and line of credit due to affiliates (Note 8)	66,611,170	26,678,130
Accounts payable and accrued expenses (Note 2)	59,018,639	64,209,188
Current portion of long-term debt (Note 7)	308,402	2,146,011

Total current liabilities	125,938,211	114,115,757

LONG-TERM DEBT — Net of current portion (Note 7)	826,737	1,001,448

OTHER LIABILITIES (Note 11)	921,224	1,266,587

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY:
Common stock, no par value — authorized, 10,000 shares; issued and outstanding, 1,200 shares	29,925,000	29,925,000
Accumulated deficit	(15,815,806)	(6,235,887)

Total stockholders’ equity	14,109,194	23,689,113

TOTAL	$141,795,366	$140,072,905

The accompanying notes are an integral part of these consolidated financial statements.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Nine-Month
	Period Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2008	2007	2006

NET SALES:
Product sales	$241,254,752	$320,004,998	$346,166,364
Commission income	2,766,222	3,706,322	2,782,143

Net sales	244,020,974	323,711,320	348,948,507
COST OF SALES — EXCLUDING DEPRECIATION (Note 2)	184,678,326	243,938,485	263,293,630
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES (Notes 2, 3, 4, 8, 10, and 11)	62,088,227	81,849,757	84,847,142
IMPAIRMENT LOSS (Note 4)			15,189,444
GAIN ON SALE OF RETAIL STORES		259,598	789,812
GAIN (LOSS) ON DISPOSAL OF PROPERTY AND EQUIPMENT	(16,297)	13,287	—

OPERATING LOSS	(2,761,876)	(1,804,037)	(13,591,897)

OTHER INCOME (EXPENSE):
Interest expense (Notes 6, 7, and 8)	(1,504,961)	(2,454,005)	(2,015,550)
Interest income	129,086	337,681	351,934
Gain (loss) on interest swap contracts (Note 2)	(18,123)	(82,731)	85,982
Equity income from investment (Note 2)	15,000	79,331	15,440
Other (expense) income — net (Note 11)	(72,258)	420,475	402,329

Total other income (expense)	(1,451,256)	(1,699,249)	(1,159,865)

LOSS BEFORE INCOME TAXES	(4,213,132)	(3,503,286)	(14,751,762)
INCOME TAX (EXPENSE) BENEFIT (Note 9)	(5,366,787)	1,217,924	5,109,353

NET LOSS	$(9,579,919)	$(2,285,362)	$(9,642,409)

The accompanying notes are an integral part of these consolidated financial statements.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Equity

BALANCE — January 1, 2006	1,200	$29,925,000	$5,691,884	$35,616,884
Net loss			(9,642,409)	(9,642,409)

BALANCE — December 31, 2006	1,200	29,925,000	(3,950,525)	25,974,475
Net loss			(2,285,362)	(2,285,362)

BALANCE — December 31, 2007	1,200	29,925,000	(6,235,887)	23,689,113
Net loss			(9,579,919)	(9,579,919)

BALANCE — September 30, 2008	1,200	$29,925,000	$(15,815,806)	$14,109,194

The accompanying notes are an integral part of these consolidated financial statements.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Nine-Month
	Period Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,579,919)	$(2,285,362)	$(9,642,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,457,158	2,077,014	2,072,793
Impairment of goodwill and intangible assets			15,189,444
(Gain) loss on deferred compensation plan assets	213,775	(244,174)	(105,407)
(Gain) loss on disposal of property and equipment	22,154	(13,287)
Gain on sale of retail stores		(259,598)	(789,812)
Unrealized loss (gain) on interest swap contracts	18,123	82,731	(85,982)
Deferred income taxes	4,633,596	(194,651)	(4,972,728)
Equity in income from investment	(15,000)	(79,331)	(15,440)
Changes in net operating assets and liabilities:
Trade accounts receivable	(3,023,068)	684,636	1,702,466
Other receivables	(422,762)	(863,203)	165,446
Inventories	(3,895,500)	(14,271,590)	9,352,230
Due from affiliate	227,327	(582,175)	992,129
Prepaid expenses and other current assets	(234,116)	(245,775)	(317,289)
Other assets	16,075	116,411	(67,054)
Income taxes receivable	381,732	(805,333)	(1,092,840)
Book overdraft	(4,232,428)	3,910,979	(5,193,500)
Accounts payable and accrued expenses	(5,190,548)	18,184,511	(14,221,416)
Accounts payable due to affiliate	6,833,040	(6,540,588)	2,453,987
Other liabilities	(363,486)	87,238	172,459

Net cash used in operating activities	(13,153,847)	(1,241,547)	(4,402,923)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(1,080,531)	(3,406,368)	(1,947,930)
Proceeds from disposal of property and equipment		43,516
Proceeds from sale of retail stores		372,836	950,000
Acquisitions of intangible assets		(8,952)
Acquisitions of retail stores		(244,966)	(598,083)
Decrease of short-term investment		690,900
Collections of notes receivable on sale of retail stores	97,915	—	53,237

Net cash used in investing activities	(982,616)	(2,553,034)	(1,542,776)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit from affiliate	53,710,464	3,500,000	21,000,000
Repayments under line of credit from affiliate	(20,610,464)	(3,500,000)
Borrowings on line of credit	55,050,000	111,600,000	85,195,985
Repayments on line of credit	(71,900,000)	(105,200,000)	(93,872,858)
Repayments of capital leases	(14,001)	(136,104)	(279,707)
Repayments of long-term debt	(2,067,399)	(2,309,451)	(6,312,731)

Net cash provided by financing activities	14,168,600	3,954,445	5,730,689

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,137	159,864	(215,010)
CASH AND CASH EQUIVALENTS — Beginning of period/year	1,599,978	1,440,114	2,346,025

CASH AND CASH EQUIVALENTS — End of period/year	$1,632,115	$1,599,978	$2,131,015

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid (received) during the year for:
Interest	$1,775,021	$2,667,691	$2,077,025

Income taxes — net of refunds received	$351,459	$(217,940)	$847,760

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Inventory and supplies and property and equipment acquired from franchisee in exchange for accounts receivable forgiveness upon store purchase	$—	$120,177	$—

During the nine-month period ended September 30, 2008, the Company purchased property and equipment totaling $70,000 using capital leases
During 2006, the Company sold six retail locations resulting in a total gain of $789,812. The total combined sales price was $1,175,000, of which $950,000 was paid in cash and the remaining $225,000 was paid for using a note receivable

The accompanying notes are an integral part of these consolidated financial statements.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	THE COMPANY AND DESCRIPTION OF BUSINESS

Am-Pac Tire Dist., Inc. and subsidiary (collectively, the “Company”) is engaged in the wholesale and retail distribution of tires and tire-related products and services in the United States. The Company’s retail stores operate under the brand names Tire Pros and Autotire. The Company has one wholly owned subsidiary, Tire Pros Francorp (“Francorp”) which is engaged in the business of selling and administering franchises for retail centers operated under the trade name Tire Pros and principally provides marketing and administrative services. As of September 30, 2008, the Company operated 26 distribution centers, 40 retail stores, and 220 franchises.

The Company’s shares are held 60% by Itochu Corporation (“Itochu”) and 40% by Itochu International, Inc. (“III”). III has committed to provide sufficient funding, either through additional loans or through capital, to enable the Company to meet its obligations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the Company and its wholly owned subsidiary, Francorp. All intercompany balances are eliminated in consolidation.

Use of Estimates — Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

Presentation — Certain captions included in the consolidated balance sheets as of December 31, 2007 and 2006 and the consolidated statement of cash flows for the years ended December 31, 2007 and 2006 have been condensed or disaggregated to conform with the current-year presentation.

Fair Value of Financial Instruments — In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. FASB Statement No. 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy as defined in the standard. During the nine-month period ended September 30, 2008, the Company adopted FASB Statement No. 157 for financial assets and liabilities. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Included in the table below are assets and liabilities recorded at fair value on a recurring basis:

		Recorded Value
		September 30,	December 31,
	Type	2008	2007

Assets
Trading Securities	Level 1	$921,224	$1,187,710
Liabilities
Interest Rate Swap Liability	Level 2	—	78,877

Other financial instruments included in the consolidated balance sheets are borrowings under line of credit and long-term debt. The estimated fair value is approximately equal to the carrying value as of September 30, 2008 and December 31, 2007 because borrowings under line of credit have variable interest rates that are adjusted frequently and long-term debt has a fixed interest rate that approximates the market

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

interest rates. It was not practical to estimate the fair value of the related-party line of credit due to the related-party nature of the balances.

During the nine-month period ended September 30, 2008, the Company adopted FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment to FASB Statement No. 115. The Company did not elect to report any eligible financial assets or liabilities at fair value. Accordingly, the adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Cash — The Company considers all highly liquid instruments with a maturity of three months or less at the purchase date to be cash equivalents. At September 30, 2008 and December 31, 2007, cash of approximately $1,040,000 and $496,000, respectively, was in excess of cash in bank amounts insured by the Federal Deposit Insurance Corporation.

Trade Accounts Receivable — Trade accounts receivable are recorded at the invoiced amount and do not bear interest; however, the Company does assess finance charges on past due accounts which are recorded in net sales in the consolidated statements of operations. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. A specific reserve is established for past due accounts and a general reserve is also provided based on historical write-offs. The allowance for doubtful accounts was $842,000 and $424,000 at September 30, 2008 and December 31, 2007, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories — Inventories, principally automobile tires, are stated at the lower of cost or market. Cost is determined by the weighted-average method. A reserve for excess and obsolete inventory is estimated based on historical experience and forecasted sales. The Company’s inventory includes certain tire products, some of which are in excess of a one-year operating cycle; such inventories are shown as noncurrent inventories in the accompanying consolidated balance sheets.

Property and Equipment — Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, as detailed in Note 3. Leasehold improvements are amortized using the straight-line method over the shorter of the minimum lease term or the estimated useful life of the asset.

Property and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying value might not be recoverable. If indicators of impairment exist, the recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated fair value, which is determined using valuation techniques, such as appraisals or undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Intangible Assets — Goodwill and intangible assets primarily consist of goodwill, trademark, covenant not to compete, and others, which are mainly licensing agreements. The covenant not to compete is amortized on a straight-line basis over the three-year term of the covenant not to compete. Licensing agreements are amortized on a straight-line basis over a 10- to 15-year period.

Goodwill and intangible assets with indefinite useful lives are tested for impairment at September 30 annually and more frequently if events or changes in circumstances indicate that the asset might be impaired.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

Equity Method Investment — The Company has a 23.81% equity investment in American Car Care Centers (ACCC), which is accounted for using the equity method. ACCC engages in a program to assist its stockholders and their customers in the promotion, marketing, distribution, and sale of tires and tire supplies, accessories, and equipment. The investment of $295,666 and $280,666 was included in other assets in the consolidated balance sheets at September 30, 2008 and December 31, 2007, respectively. Equity in income of $15,000, $79,331 and $15,440 was recorded during the nine-month period ended September 30, 2008 and during the years ended December 31, 2007 and 2006, respectively, and was included in other income (expense) in the consolidated statements of operations.

Investments — Mutual funds investments are classified as trading securities and are included in other assets in the consolidated balance sheets. The Company recognizes valuation adjustments to its investment account in other income (expense) along with a corresponding adjustment to the deferred compensation liability and selling, general, and administrative expenses.

Derivative Instruments and Hedging Activities — The Company accounts for derivatives and hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be recorded in the balance sheet at their respective fair values.

The Company had two interest rate swap transactions with Bank of America for terms ending December 22, 2008 and January 2, 2009, respectively, as economic hedges against the interest rate risk associated with outstanding borrowings at variable rates. The objective of the swap agreements was to eliminate the variability of cash flows related to interest rate payments on a note payable to Bank of America. The swap agreements effectively locked in a total of $5,000,000 each of the Company’s variable rate revolving credit liability at a fixed rate of 5.03% and 5.08%, respectively.

The Company believed it was not practical to designate the pay-fixed interest rate swap agreements as a cash flow hedge, as defined under FASB Statement No. 133. Therefore, in accordance with FASB Statement No. 133, the Company adjusted the pay-fixed interest swaps to the current market value through operations. An interest rate swap liability of $78,877 was recorded in other liabilities in the consolidated balance sheet as of December 31, 2007 and the interest swap liability was zero as of September 30, 2008 because both the swaps were terminated on June 30, 2008. A loss on interest swap contracts of $18,123 and $82,731 was recorded in other income (expense) in the consolidated statements of operations during the nine-month period ended September 30, 2008 and the year ended December 31, 2007, respectively. A gain on interest swap contracts of $85,982 is recorded in other income (expense) in the consolidated statement of operations for the year ended December 31, 2006.

Concentration of Major Vendors — At September 30, 2008, Michelin, Bridgestone, and Continental approximated 39%, 36%, and 17%, respectively, of total trade accounts payable. At December 31, 2007, Michelin, Bridgestone, and Continental approximated 37%, 38%, and 19%, respectively, of total accounts payable.

Warranty — The Company processes warranty claims on behalf of wholesale customers to the extent that the claims are covered under the original manufacturer’s warranty. For such processing, receivables and payables to customers are recorded.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

The Company also provides a one-year warranty to retail tire customers against road hazard damages. The Company accrues all expected costs related to the warranty at the time of the related retail tire sale. These costs are included in accrued expenses in the consolidated balance sheets. The Company’s warranty accrual represents management’s best estimate of probable liability and bases the estimate on historical experience and other currently available evidence. Changes in the warranty accrual consist of the following:

	September 30,	December 31,
	2008	2007

Beginning balance	$150,000	$—
Payments made during the reporting period	(313,037)	(392,840)
Accrual related to units sold during the current period	313,037	346,840
Changes for accrual related to preexisting units sold	—	196,000

Ending balance	$150,000	$150,000

Revenue Recognition — Revenue is recognized when risk of loss and title to the product transfers to the customer, which is typically upon delivery to the customer; collection of the relevant receivable is probable; persuasive evidence of an arrangement exists; and the sales price is fixed or determinable, and is recorded net of cash and volume discounts. Commission income is recognized on a net basis for tire brokerage services in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, when the Company completes services.

Shipping and Handling Costs — The Company records shipping and handling fees charged to customers in net sales and shipping and handling costs incurred in selling, general, and administrative expenses. The shipping and handling costs included in selling, general, and administrative expenses were approximately $3,805,000, $4,851,000 and $4,900,000 for the nine-month period ended September 30, 2008 and for the years ended December 31, 2007 and 2006, respectively.

Taxes Collected From Customers — The Company excludes taxes collected from customers from net sales and records them on a net basis.

Advertising — The Company charges advertising production costs to operations the first time an advertisement is run. Media (TV and print) placement costs are charged to operations in the month the advertisement appears. Cooperative advertising for the benefit of vendors is recorded and billed to vendors concurrently (see below). Advertising expense, net of earned vendor reimbursements, was $945,413, $3,618,982 and $3,909,127 for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, which is included in selling, general, and administrative expenses in the consolidated statements of operations.

Certain Consideration Received From a Vendor — The Company received various rebates and incentives from their vendors and accounts for them according to the provisions in EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Only consideration that represents a direct reimbursement of advertising expenses incurred by the Company is recorded in selling, general, and administrative expense; all other consideration is recorded as a reduction of inventory cost, which decreases cost of sales when the inventory is sold. Consideration earned and due from vendors is recorded as an offset to amounts owed to the vendors in accounts payable and accrued expenses in

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

the consolidated balance sheets. The table below lists the vendor consideration included in the consolidated balance sheets and statements of operations:

	As of or During
	the Nine-Month	As of or During	As of or During
	Period Ended	the Year Ended	the Year Ended
	September 30,	December 31,	December 31,
Vendor Consideration	2008	2007	2006

Consideration characterized as a reduction of inventory	$1,143,124	$1,317,021	$1,444,724
Consideration characterized as a reduction of cost of sales	4,806,123	9,802,334	8,848,276
Consideration characterized as a reduction of selling, general, and administrative expenses	2,241,408	1,914,710	3,505,698

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The realizability of deferred tax assets is assessed throughout the year, and a valuation allowance is established accordingly. Income tax expense or benefit is the income tax payable or receivable for the period plus or minus the change in deferred tax assets and liabilities during the period.

The Company files a combined income tax return with III for the State of California. The Company accounts for such income tax based on a stand-alone method for financial statement purposes. For federal and other state income tax returns, the Company files individually.

On January 1, 2007, the Company adopted FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. Adoption of FIN No. 48 did not have an impact on the Company’s consolidated financial statements and unrecognized tax benefits as of September 30, 2008 and December 31, 2007 and for the nine-month period ended September 30, 2008 and the year ended December 31, 2007. Interest expenses and penalties were not recorded as of January 1, 2007, or during the nine-month period ended September 30, 2008 and the year ended December 31, 2007.

Prior to 2005, when the Company was owned 80% by III, the Company was included in the consolidated federal tax return of III.

Recent Accounting Pronouncements — In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-1 and FSP FAS No. 157-2. FSP FAS No. 157-1 amends FASB Statement No. 157 to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under FASB Statement No. 13. FSP FAS No. 157-2 delays the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company has not completed the process of evaluating the impact that will result from adopting FSP FAS No. 157-1 and FSP FAS No. 157-2; thus, such impact on the Company’s consolidated financial position, results of operations, or cash flows has not been determined.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations. FASB Statement No. 141(R) was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The standard requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FASB Statement No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FASB Statement No. 160 was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require all entities to report noncontrolling interests in subsidiaries in the same way — as equity in the consolidated financial statements. Moreover, FASB Statement No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. FASB Statement No. 160 is effective for fiscal years beginning after December 15, 2008. The Company has not completed the process of evaluating the impact that will result from adopting FASB Statement No. 160, and thus, such impact on the Company’s consolidated financial position, results of operations, or cash flows has not yet been determined.

In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Lives of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of FSP FAS No. 142-3 is to improve the consistency between the useful life of a recognized intangible asset under FASB Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141(R) and other accounting principles generally accepted in the United States of America. FSP FAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP FAS No. 142-3 to have a material effect on its consolidated financial position, results of operations, or cash flows.

In May 2008, the FASB issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. FASB Statement No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with accounting principles generally accepted in the United States of America. FASB Statement No. 162 will be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe the implementation of FASB Statement No. 162 will have a material impact on its consolidated financial position, results of operations, or cash flows.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

3.	PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2008 and December 31, 2007 are summarized as follows:

		September 30,	December 31,
Type	Useful Lives	2008	2007

Land	Indefinite	$800,000	$800,000
Buildings	39 years	2,800,000	2,800,000
Building improvements	Remaining useful life of buildings	753,202	753,202
Machinery and equipment	3—15 years	6,328,487	6,878,265
Furniture and fixtures	3—5 years	1,900,565	3,014,132
Leasehold improvements	Shorter of lease term or useful life	3,146,012	3,052,964
Vehicles	3—5 years	782,805	1,296,536
Computers and software	3 years	1,192,842	2,551,307

		17,703,913	21,146,406
Less accumulated depreciation and amortization		(8,864,595)	(12,017,886)

		$8,839,318	$9,128,520

Depreciation expense was $1,416,658, $2,021,069 and $1,900,442 for the period ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, which is included in selling, general, and administrative expenses in the consolidated statements of operations.

4.	GOODWILL AND INTANGIBLE ASSETS

The Company has determined that it is one reporting unit for the purposes of evaluating goodwill for impairment. During its annual impairment test for 2008 and 2007, the Company estimated the fair value of the reporting unit using a combination of income (discounted cash flow model) and market approach valuation techniques. The results of the test indicated that the fair value of the Company exceeded its carrying value and accordingly, no impairment was recorded. If future financial results are less than the forecasted amounts included in the discounted cash flow model, an impairment may be recorded in the near future. During 2006, the Company recorded impairments of $14,000,000, $970,000, and $219,444 to its recorded goodwill, trademark, and covenant not to compete, respectively, due to a decline in market conditions and lower forecasted results.

On May 23, 2007, the Company acquired $25,000 in goodwill associated with the acquisition of a retail store in the Illinois area. The full amount of goodwill acquired in 2007 is expected to be deductible for tax purposes. There were no transactions during the nine-month period ended September 30, 2008 that affected goodwill. Changes in the carrying amount of goodwill for the year ended December 31, 2007 are as follows:

Balance — December 31, 2006	$11,030,078
Goodwill (Alton, IL) in 2007	25,000

Balance — December 31, 2007	$11,055,078

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

Intangible assets as of September 30, 2008 and December 31, 2007 consisted of the following:

		Recorded Value
		September 30,	December 31,
	Life	2008	2007

Trademark	Indefinite	$2,100,000	$2,100,000
Covenant not to compete	3 years	100,000	100,000
Other	10 — 15 years	106,380	106,380

		2,306,380	2,306,380
Less accumulated amortization		(183,263)	(142,763)

		$2,123,117	$2,163,617

Amortization expense of $40,500, $55,945 and $172,351 for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, was included in selling, general, and administrative expenses in the consolidated statements of operations. Estimated future amortization expense is as follows:

Fiscal Year

2008 (October — December)	$5,500
2009	5,999
2010	3,916
2011	2,392
2012	1,059
2013 and thereafter	4,251

5.	ACQUISITIONS

On May 23, 2007, the Company acquired certain assets of a retail store in Alton, Illinois for $244,966 in cash. The store was acquired based on the location and historical business performance. On November 1, 2007, the Company acquired certain assets of a retail store in Ventura, California, in exchange for accounts receivable forgiven, which amounted to $120,177. The assets were acquired from a Tire Pros franchisee. The results of operations of these stores are included in the consolidated statements of operations since the respective acquisition dates. The estimated fair value of assets acquired at the date of acquisition is summarized as follows:

	Alton	Ventura

Goodwill	$25,000	$—
Inventory and supplies	89,966	46,080
Property and equipment	130,000	74,097

	$244,966	$120,177

Pro forma disclosures have been omitted as these acquisitions are considered to be immaterial.

On August 31, 2006, the Company acquired all the assets of three Greiner retail stores (2 in Missouri and 1 in Illinois), for $598,083 in cash.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

The results of operations of these stores are included in the consolidated statement of operations since the respective acquisition dates. The estimated fair value of the assets acquired at the date of the acquisitions is summarized as follows:

Goodwill	$268,909
Inventory and supplies	155,517
Property and equipment	173,657

Purchase price	$598,083

The full amount of goodwill is expected to be deductible for tax purposes. Pro forma disclosures have been omitted as this acquisition is considered to be immaterial.

6.	THIRD-PARTY LINES OF CREDIT

The Company had a revolving line of credit with Bank of America permitting borrowings totaling the lesser of $25,000,000 or 75% of eligible accounts receivable, which was secured by equipment and fixtures, inventory, receivables, and all other personal property owned by the Company. The maturity dates for all borrowing with Bank of America were extended through amendments made to the original borrowing agreements and the amounts owed were repaid in full in June 2008.

Outstanding borrowings under this line at December 31, 2007 were $16,850,000 and the available line under the agreement was $798,603. The interest rate is equal to the bank’s prime rate minus 0.75% or the London InterBank Offered Rate (LIBOR) or InterBank Offered Rate (IBOR) plus 1.15%, payable on a monthly basis. At December 31, 2007, the interest rate was 5.65%. The Company was subject to various financial covenants, including current ratio and debt to tangible net worth ratios, and other nonfinancial covenants. The Company was not in compliance with these covenants at December 31, 2007; however, the Company obtained a forbearance letter on December 20, 2007 and later amended the debt agreement to waive the covenant requirements as of December 31, 2007.

7.	LONG-TERM DEBT

Long-term debt at September 30, 2008 and December 31, 2007, consisted of the following:

	September 30,	December 31,
	2008	2007

5.67% note, payable in monthly installments of $22,500 plus interest, with final payment due August 1, 2012, secured by real property	$1,057,500	$1,260,000
Prime rate minus 0.75% or LIBOR or IBOR plus 1.25% term loan, payable to Bank of America in monthly installments of $166,667 that was paid in full in May 2008		1,833,334
Other	77,639	54,125

Total debt	1,135,139	3,147,459
Less current portion	308,402	2,146,011

Long-term debt — excluding current portion	$826,737	$1,001,448

The Company is subject to a financial covenant to maintain a certain loan-to-value ratio under the 5.67% note payable. The Company was in compliance with this covenant as of September 30, 2008 and

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

December 31, 2007. The Company was also subject to various covenants with which it was not in compliance at December 31, 2007 related to the $1,833,334 term loan; however, the violations were subsequently waived by the bank in February 2008.

The aggregate maturities of long-term debt for the three months ended December 31, 2008 and each of the four years subsequent to December 31, 2008, are as follows:

Fiscal Year

2008 (October — December)	$80,209
2009	298,847
2010	283,190
2011	284,159
2012	188,734

Total	$1,135,139

8.	RELATED-PARTY TRANSACTIONS

Due from affiliates includes $505,638 and $732,964 at September 30, 2008 and December 31, 2007, respectively, from ACCC representing primarily rebates earned from various tire manufacturers.

The following amounts included in the captions below are due from III:

	September 30,	December 31,
	2008	2007

Income tax receivable	$6,099,074	$5,775,000
Other receivables (interest from income tax receivable)	1,107,560	920,060

Total	$7,206,634	$6,695,060

The Company purchases certain tire inventory from ITR USA, Inc. (ITA), an affiliated company whose shares are held 60% by Itochu and 40% by III. At September 30, 2008 and December 31, 2007, due to affiliates included payables to ITA of $12,511,170 and $5,678,130, respectively, on net 90-day terms and do not bear interest. Purchases from ITA were $33,636,903 and $37,776,724 during the nine-month period ended September 30, 2008 and the year ended December 31, 2007, respectively.

In 2006, the Company entered into a $26,000,000 credit agreement with III. On January 10, 2008, the Company obtained an increase in the line of credit with III from $26,000,000 to $50,000,000 and extended the maturity date to July 31, 2008. On June 25, 2008, the Company increased the available line of credit to $59,345,000 and extended the maturity date of line of credit until June 30, 2009. The outstanding balance on the line of credit was $54,100,000 and $21,000,000 at September 30, 2008 and December 31, 2007, respectively.

The line of credit has a variable interest rate that resets on a quarterly basis based on LIBOR plus 0.5%. The interest rate was 3.03% and 6.24% at September 30, 2008 and December 31, 2007, respectively. Interest expense to III amounted to $1,151,199, $1,401,682 and $462,623 for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively.

Certain management, relatives of management, and an employee have ownership interests in properties that are leased by the Company (see Note 10). Gross rent expense to related parties was $1,050,190, $1,539,297 and $1,788,185 for the nine-month period ended September 30, 2008 and the years ended

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

December 31, 2007 and 2006, respectively, and is included in selling, general, and administrative expenses in the consolidated statements of operations.

The Company has extensive transactions and relationships with its affiliated companies. Accordingly, the accompanying consolidated financial statements may not be indicative of conditions that would have existed or the results of operations that would have occurred if the Company had operated without such affiliation.

9.	INCOME TAXES

The components of income tax (expense) benefit for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006:

	Nine-Month
	Period Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2008	2007	2006

Federal:
Current tax (expense) benefit	$(1,030,397)	$1,007,820	$103,110
Deferred tax (expense) benefit (exclusive of net operating loss (NOL) carryforwards and valuation allowance)	(384,960)	174,743	3,870,073
Net operating loss carryforwards	2,859,436
Valuation allowance	(6,111,687)

Total federal (expense) benefit	(4,667,608)	1,182,563	3,973,183

State:
Current tax benefit	297,206	15,453	33,515
Deferred tax expense (exclusive of NOL carryforwards and valuation allowance)	(153,480)	(182,932)	1,102,655
Net operating loss carryforwards	14,945	202,840
Valuation allowance	(857,850)

Total state (expense) benefit	(699,179)	35,361	1,136,170

Total tax (expense) benefit	$(5,366,787)	$1,217,924	$5,109,353

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

The principal differences between the actual effective income tax rate and the statutory rate are as follows:

			Year Ended		Year Ended
	Nine-Month		December 31,		December 31,
	Period Ended		2007		2006
	September 30,		(Provision)		(Provision)
	2008	Rate	Benefit	Rate	Benefit	Rate

Federal tax benefit at statutory rate	$1,474,597	(35.00)%	$1,226,150	(35.00)%	$(5,163,117)	(35.00)%
State tax benefit exclusive of valuation allowance	158,672	(3.77)	22,985	(0.7)	(740,327)	(5.0)
Nondeductible goodwill impairment					591,500	4.0
Meals and entertainment	(26,689)	0.73	(31,032)	0.09	62,141	0.40
Change in valuation allowance	(6,969,537)	165.42
Other	(3,830)	0.00	(179)	0.00	140,450	1.00

	$(5,366,787)	127.38%	$1,217,924	(28.90)%	$(5,109,353)	(34.60)%

The components of the net deferred tax asset recognized at September 30, 2008 and December 31, 2007 are as follows:

	September 30,	December 31,
	2008	2007

Deferred tax assets:
Current	$1,759,397	$1,934,138
Noncurrent	5,332,347	2,775,038

Total deferred tax assets	7,091,744	4,709,176

Deferred tax liabilities:
Current	(6,627)	(5,869)
Noncurrent	(115,580)	(69,711)

Total deferred tax liabilities	(122,207)	(75,580)

Net deferred tax asset	6,969,537	4,633,596
Less tax valuation allowance	(6,969,537)

	$—	$4,633,596

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred taxes at September 30, 2008 and December 31, 2007, are as follows:

	September 30,	December 31,
	2008	2007

Deferred tax assets:
Allowance for bad debt	$329,408	$223,946
Inventories	923,021	1,013,774
Accrued vacation	335,492	370,195
Deferred compensation	272,654	289,750
Deferred rent	109,611	109,114
Basis difference in property and equipment, goodwill, and intangible assets	2,056,445	2,457,052
Other	64,117	113,499
Net operating loss carryforwards	3,000,996	131,846

Total deferred tax assets	7,091,744	4,709,176

Deferred tax liabilities:
Cumulative equity in net income of ACCC	(115,580)	(69,711)
Other	(6,627)	(5,869)

Total deferred tax liabilities	(122,207)	(75,580)

Total net deferred tax asset	$6,969,537	$4,633,596

At September 30, 2008, management of the Company determined, based on prior and current operating results and future projected taxable income, it is more likely than not that the deferred tax assets will not be realized. The valuation allowance for net deferred tax assets increased by $6,969,537 during the nine-month period ended September 30, 2008.

The Company filed a consolidated federal income tax return with III and certain other subsidiaries of III for tax years prior to 2005. The Company files a combined California income tax return with III and certain other subsidiaries of III. III and the Company filed amended tax returns for years 2002 through 2005.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

Income tax receivable consisted of the following items:

	September 30,	December 31,
	2008	2007

Refunds for 2002 — 2004 amended federal income tax returns	$5,412,000	$5,412,000
Refunds for California income tax returns	687,000	363,000
Refunds for 2002 — 2004 various other state amended income tax returns	238,000	221,000
Payable for federal income tax for 2005 amended return		(354,000)
Refunds from carryback of 2007 federal net operating loss to 2005		991,000
Overpayment carried over	1,051,891	1,137,623

Total income tax receivable	$7,388,891	$7,770,623

At September 30, 2008, the Company has net operating loss carryforwards for federal income tax purposes of approximately $8,170,000, which will expire in years 2027 through 2028, and for state income tax purposes of approximately $7,143,000, which will expire in years 2012 through 2028.

The Internal Revenue Service (IRS) is currently examining the Company for the tax years 2002 through 2005. The tax years 2006 and 2007 are open years for the IRS to examine. For state taxes, open-year periods for tax examination by tax authorities are between 2003 and 2007.

10.	COMMITMENTS AND CONTINGENCIES

Leases — The Company maintains noncancelable operating leases, primarily for warehouse and retail locations, that expire over the next nine years. These leases generally contain renewal options for periods ranging up to five years or more and frequently require the Company to pay executory costs, such as property taxes, maintenance, and insurance. The Company subleases certain retail locations to franchisees under noncancelable operating leases. The Company records rent expense and sublease income associated with these leases on a straight-line basis over the terms of the leases. Future minimum lease payments under noncancelable operating leases as of September 30, 2008, are:

	Third	Related		Sublease
	Parties	Parties	Total	Income

2008 (October — December)	$1,488,957	$340,351	$1,829,308	$(180,818)
2009	5,416,432	1,338,746	6,755,178	(712,184)
2010	4,620,163	807,035	5,427,198	(361,997)
2011	3,319,908	811,309	4,131,217	(250,421)
2012	2,533,200	815,754	3,348,954	(258,272)
Thereafter	4,124,607	1,794,194	5,918,801	(359,556)

Total minimum lease payments	$21,503,267	$5,907,389	$27,410,656	$(2,123,248)

Rental expense of $4,928,921, $4,983,468 and $6,089,746 during the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, net of sublease payments, was included in selling, general, and administrative expenses in the consolidated statements of operations.

AM-PAC TIRE DIST., INC. AND SUBSIDIARY
(A Majority-Owned Subsidiary of Itochu Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
AND THE YEARS ENDED DECEMBER 31, 2007 AND 2006 — (Continued)

Letters of Credit — At September 30, 2008 and December 31, 2007, the Company has $60,000 and $260,000, respectively, of reimbursement obligations to Bank of America for a letter of credit in favor of Universal Underwriters Insurance Company as beneficiary.

Additionally, as of September 30, 2008 the Company has a reimbursement obligation to Mizuho Bank for a letter of credit in favor of United States Fire Insurance Company for $655,000 to guarantee self-insured workers’ compensation liabilities. The $655,000 letter of credit reduced the availability under the III line of credit, which was entered into June 25, 2008.

Litigation Matters — The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

11.	EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan, which covers substantially all employees who qualify as to age and length of service. Each year, participants of the plan may elect to contribute up to 15% of pretax annual compensation. The Company may make matching 401(k) contributions for each plan year which are determined annually by the Company. The Company’s contribution for the nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006 was $372,847, $477,044 and $396,954, respectively. These amounts were included in selling, general, and administrative expenses in the consolidated statements of operations.

The Company also has a deferred compensation plan, which is a nonqualified benefit plan for highly compensated employees. Included in other liabilities were $921,224 and $1,187,710 as of September 30, 2008 and December 31, 2007, respectively, of deferred compensation liability related to the plan. The plan assets were invested in mutual funds carried at fair value totaling $921,224 and $1,187,710 as of September 30, 2008 and December 31, 2007, respectively, which are recorded in other assets in the consolidated balance sheets. Unrealized losses of $213,775 were recorded during the nine-month period ended September 30, 2008. Unrealized gain on these investments of $244,174 and $105,407 was recorded during the years ended December 31, 2007 and 2006. Both gains and losses were recorded in other income — net in the consolidated statement of operations.

12.	SUBSEQUENT EVENTS

On December 18, 2008, American Tire Distributors, Inc., a wholly-owned subsidiary of American Tire Distributors Holdings, Inc. acquired all of the issued and outstanding capital stock of the Company.

INDEX TO PRO FORMA FINANCIAL STATEMENT
AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Financial Statement
Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended January 3, 2009	P-3
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations	P-4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

On December 18, 2008, American Tire Distributors, Inc. (“ATD”), a wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”), acquired all of the issued and outstanding capital stock of Am-Pac Tire Dist. Inc. (“Am-Pac”) pursuant to the terms of a Stock Purchase Agreement dated December 18, 2008. The aggregate purchase price of this acquisition, subject to adjustments, was approximately $74.7 million, consisting of $71.1 million in cash, of which $59.1 million was used to pay off Am-Pac’s outstanding debt, and $3.6 million in direct acquisition costs.

The Unaudited Pro Forma Condensed Combined Statement of Operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets and increased interest expense on borrowings incurred to finance the acquisition. In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations does not include the realization of any cost savings from operating efficiencies, synergies or other restructurings of Holdings resulting from the acquisition. No assurances can be made as to the amount of net cost savings, if any, that may be realized. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ from the information presented herein.

Holdings’ fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Am-Pac’s fiscal year ends on December 31. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended January 3, 2009 combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 30, 2007 (the first day of Holdings 2008 fiscal year).

The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the:

•	Accompanying notes;

•	Separate audited consolidated financial statements of Holdings for the fiscal year ended January 3, 2009 and for the nine months ended October 3, 2009 included elsewhere in this prospectus; and

•	Separate audited consolidated financial statements of Am-Pac as of and for the nine months ended September 30, 2008 and years ended December 31, 2007 and 2006 included elsewhere in this prospectus.

The Unaudited Pro Forma Condensed Combined Statement of Operations is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations of the combined company that would have been reported had the acquisition been completed as of the dates specified and should not be taken as representative of the future consolidated results of operations of the combined company. In addition, the pro forma adjustments are based upon information and certain assumptions that management of the Company believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JANUARY 3, 2009

	Holdings	Am-Pac	Pro Forma Adjustments		Combined
	(In thousands)

Net sales	$1,952,928	$319,258	$—		$2,272,186
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	1,599,581	241,301	—		1,840,882
Selling, general and administrative expenses	271,738	85,209	564	(A)
	—	—	(301)	(B)
	—	—	(55)	(C)	357,155

Operating income (loss)	81,609	(7,252)	(208)		74,149
Other income (expense):
Interest expense, net	(59,169)	(1,934)	1,535	(D)
			(4,354)	(E)	(63,922)
Other, net	(1,127)	(46)	—		(1,173)

Income (loss) from operations before income taxes	21,313	(9,232)	(3,027)		9,054
Income tax provision (benefit)	11,518	5,446	(8,132)	(F)	8,832

Net income (loss)	$9,795	$(14,678)	$5,105		$222

Net income per common share — basic	$9.80				$0.22
Net income per common share — diluted	$8.77				$0.20
Weighted average common shares issued and outstanding — basic	999,527				999,527
Weighted average common shares issued and outstanding — diluted	1,116,744				1,116,744

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS

1.	Basis of Pro Forma Presentation:

Holdings’ fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to each December 31. Am-Pac’s fiscal year ends on December 31. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended January 3, 2009 combines the historical consolidated statements of operations of Holdings and Am-Pac, giving effect to the acquisition as if it had occurred on December 30, 2007 (the first day of Holdings’ 2008 fiscal year).

2.	Pro Forma Adjustments:

Unaudited Pro Forma Condensed Combined Statement of Operations

(A) Represents the estimated amortization of the identifiable intangible assets based upon the valuation and estimated useful lives. The estimated useful lives are as follows:

Useful Life
Customer lists	17 years

(B) Represents the estimated reduction in depreciation expense as a result of a decrease in the depreciable value and changes in useful lives of Am-Pac’s property and equipment to estimated fair market value.

(C) Represents the reversal of the amortization of identifiable intangible assets as previously recorded by Am-Pac that have been eliminated.

(D) Represents the reversal of interest expense recognized by Am-Pac related to debt that was paid-off in conjunction with the acquisition.

(E) Represents the estimate of interest expense associated with incremental borrowings incurred on ATD’s amended revolving credit facility to finance the Am-Pac acquisition.

(F) Represents the income tax impact of the above pro forma adjustments at the statutory tax rate for Holdings. Also includes an income tax benefit in the twelve months ended January 3, 2009 Unaudited Pro Forma Condensed Combined Statement of Operations related to the elimination in Am-Pac’s previously established valuation allowance recorded in 2008 against deferred tax assets based upon a preliminary estimate by Holdings as to realizability of these deferred tax assets subsequent to the completion of the acquisition.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS — (Continued)

3.	Purchase Price Allocation:

The purchase price allocation is as follows (in millions):

Total cash consideration	$71.1
Less: Debt paid off to seller	(59.1)

Net cash consideration	12.0
Plus: Transaction fees	3.6
Less: Net book value of assets acquired	(9.3)
Plus: Pre-acquisition intangibles that were written off in purchase accounting	13.2

Excess of purchase price over net book value of assets acquired, excluding pre-acquisition intangibles	19.5
Adjustments to goodwill related to:
Accounts Receivable	1.1
Income tax receivable	8.4
Property and equipment	(4.1)
Inventory	4.2
Assets held for sale	(1.0)
Customer lists	(9.6)
Trademarks and tradenames	(4.5)
Exit costs and termination benefits	10.7
Favorable leases	(0.2)
Net deferred taxes	(8.9)

Total adjustments	(3.9)

Goodwill	$15.6

Subsequent to October 3, 2009, the Company has substantially finalized all contingency matters and potential claims for indemnification, as described in the Stock Purchase Agreement. As such, the balance of funds, approximately $9.8 million, previously presented as restricted cash have been included within the allocation of costs of the assets acquired and liabilities assumed. The final purchase price allocation and adjustments to goodwill are presented within the table above.

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

           Shares

Common Stock

PRELIMINARY PROSPECTUS

BofA Merrill Lynch

Deutsche Bank Securities

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the New York Stock Exchange (“NYSE”) listing fee.

Expenses	Amount

Securities and Exchange Commission registration fee		$16,399
FINRA filing fee		23,500
NYSE listing fee		250,000
Costs of printing		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

The registrant’s Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the registrant’s directors shall not be liable to the registrant or their respective stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant, which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The registrant’s Bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Bylaws. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement.**
3.1	Amended and Restated Certificate of Incorporation of American Tire Distributors Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
3.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of American Tire Distributors Holdings, Inc.*
3.3	Certificate of Designation, Preferences and Rights of 8% Cumulative Redeemable Preferred Stock of American Tire Distributors Holdings, Inc.*
3.4	Amended and Rested Bylaws of American Tire Distributors Holdings, Inc. (incorporated herein by reference to Exhibit 3.12 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.1	Indenture, dated as of March 31, 2005, among American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Holdings Indenture”) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.2	Indenture, dated as of March 31, 2005, among ATD MergerSub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Note Indenture”) (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.3	Indenture, dated as of March 31, 2005, among ATD MergerSub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Note Indenture”) (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.4	Supplemental Indenture, dated as of March 31, 2005, among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., Target Tire, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Supplemental Indenture”) (incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.5	Supplemental Indenture, dated as of March 31, 2005, among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Supplemental Indenture”) (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.6	Form of Holdings Senior Discount Note (incorporated herein by reference to Exhibit 4.1, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.7	Form of the Company Floating Rate Note (incorporated herein by reference to Exhibit 4.2, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.8	Form of the Company Fixed Rate Note (incorporated herein by reference to Exhibit 4.3, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).

Exhibit
Number	Description of Exhibit

4.9	Warrant Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and The 1818 Mezzanine Fund II, L.P. (incorporated herein by reference to Exhibit 10.65 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.10	Form of Warrant Certificate (incorporated herein by reference to Exhibit 10.65, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.11	Registration Rights Agreement.**
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.**
10.1	Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2005, among the American Tire Distributors, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., Target Tire, Inc., ATD MergerSub, Inc., as Borrowers and Banc of America Securities LLC, as Book Running Manager, Wachovia Capital Markets LLC, GECC Capital Markets Group, Inc., and Banc of America Securities LLC, each as Co-Lead Arranger, Wachovia Bank, National Association and General Electric Capital Corporation as Co-Syndication Agents and Bank of America, N.A. as administrative agent and collateral agent for the Lenders (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.2	First Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.3	Second Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.4	Third Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 16, 2006).
10.5	Fourth Amendment to Fourth Amended and Restated Loan and Security Agreement.*
10.6	Fifth Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 14, 2007).
10.7	Registration Rights Agreement, made as of March 31, 2005, by American Tire Distributors, Inc for the benefit of the Holders thereto with respect to Senior Floating Rate Notes due 2012 and 10.750% Senior Notes due 2013 (incorporated herein by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.8	Registration Rights Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC, with respect to 13% Senior Discount Notes due 2013 (incorporated herein by reference to Exhibit 10.63 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.9	Stockholders Agreement, dated as of March 31, 2005, by and among American Tire Distributors Holdings, Inc. and each person listed on the signature pages hereto (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.10	American Tire Distributors Holdings, Inc. 2005 Management Stock Incentive Plan (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.11	American Tire Distributors, Inc. Stock Option Agreements, dated as of June 12, 2002, between the American Tire Distributors, Inc. and each of Richard P. Johnson, William E. Berry, J. Michael Gaither, Daniel K. Brown and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed March 28, 2003).
10.12	Form of Incentive Option Agreement under the 2005 Management Stock Incentive Plan for certain executive officers (incorporated herein by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).

Exhibit
Number	Description of Exhibit

10.13	Form of Base Option Agreement under the 2005 Management Stock Incentive Plan for certain executive officers (incorporated herein by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.14	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.15	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and William Berry (incorporated herein by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.16	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and J. Michael Gaither (incorporated herein by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.17	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.44 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.18	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Daniel K. Brown (incorporated herein by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.19	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Scott A. Deininger (incorporated herein by reference to Exhibit 10.46 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.20	Executive Employment Agreement, dated as of December 6, 2005, between American Tire Distributors, Inc. and David L. Dyckman (incorporated herein by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.21	First Amendment to Executive Employment Agreement, dated as of March 3, 2008, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed March 26, 2008).
10.22	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.23	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and William E. Berry (incorporated herein by reference to Exhibit 10.48 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.24	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and J. Michael Gaither (incorporated herein by reference to Exhibit 10.49 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.25	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Scott A. Deininger (incorporated herein by reference to Exhibit 10.50 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.26	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Keith Calcagno (incorporated herein by reference to Exhibit 10.51 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.27	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Daniel K. Brown (incorporated herein by reference to Exhibit 10.52 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.28	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.29	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas D. Gibson (incorporated herein by reference to Exhibit 10.54 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).

Exhibit
Number	Description of Exhibit

10.30	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas L. Dawson (incorporated herein by reference to Exhibit 10.55 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.31	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Lawrence B. Stoddard (incorporated herein by reference to Exhibit 10.56 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.32	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Leon J. Sawyer (incorporated herein by reference to Exhibit 10.58 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.33	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and George J. Bender (incorporated herein by reference to Exhibit 10.59 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.34	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and James Gill (incorporated herein by reference to Exhibit 10.60 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.35	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and James L. Matthews (incorporated herein by reference to Exhibit 10.61 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.36	Stock Purchase Agreement, dated as of December 18, 2008, by and among American Tire Distributors, Inc., ITOCHU International Inc., ITOCHU Corporation and Am-Pac Tire Dist. Inc. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed December 22, 2008).
10.37	Second Amendment to Employment Agreement, dated as of April 6, 2009, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10-Q filed May 18, 2009).
10.38	Amended and Restated Employment Agreement, dated as of April 6, 2009, between American Tire Distributors, Inc. and William E. Berry (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 8-K filed June 3, 2009).
21.1	Chart of Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed April 3, 2009).
23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.*
23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney.*

*	Filed herewith.

**	To be filed by amendment.

(b) The information required by this item is contained under the section “Index to Financial Statements” beginning on page F-1 of the prospectus. That section is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Huntersville, State of North Carolina, on February 3, 2010.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ William E. Berry
William E. Berry
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William E. Berry William E. Berry	President, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2010

/s/ David L. Dyckman David L. Dyckman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2010

/s/ Richard P. Johnson Richard P. Johnson	Chairman and Director	February 3, 2010

/s/ Joseph P. Donlan Joseph P. Donlan	Director	February 3, 2010

/s/ Donald Hardie Donald Hardie	Director	February 3, 2010

/s/ James Hardymon James Hardymon	Director	February 3, 2010

/s/ Christopher Laws Christopher Laws	Director	February 3, 2010

/s/ James M. Micali James M. Micali	Director	February 3, 2010

/s/ D. Randolph Peeler D. Randolph Peeler	Director	February 4, 2010

/s/ David Tayeh David Tayeh	Director	February 3, 2010

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement.**
3.1	Amended and Restated Certificate of Incorporation of American Tire Distributors Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
3.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of American Tire Distributors Holdings, Inc.*
3.3	Certificate of Designation, Preferences and Rights of 8% Cumulative Redeemable Preferred Stock of American Tire Distributors Holdings, Inc.*
3.4	Amended and Rested Bylaws of American Tire Distributors Holdings, Inc. (incorporated herein by reference to Exhibit 3.12 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.1	Indenture, dated as of March 31, 2005, among American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Holdings Indenture”) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.2	Indenture, dated as of March 31, 2005, among ATD MergerSub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Note Indenture”) (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.3	Indenture, dated as of March 31, 2005, among ATD MergerSub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Note Indenture”) (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.4	Supplemental Indenture, dated as of March 31, 2005, among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., Target Tire, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Supplemental Indenture”) (incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.5	Supplemental Indenture, dated as of March 31, 2005, among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Supplemental Indenture”) (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.6	Form of Holdings Senior Discount Note (incorporated herein by reference to Exhibit 4.1, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.7	Form of the Company Floating Rate Note (incorporated herein by reference to Exhibit 4.2, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.8	Form of the Company Fixed Rate Note (incorporated herein by reference to Exhibit 4.3, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.9	Warrant Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and The 1818 Mezzanine Fund II, L.P. (incorporated herein by reference to Exhibit 10.65 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.10	Form of Warrant Certificate (incorporated herein by reference to Exhibit 10.65, Exhibit A, to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
4.11	Registration Rights Agreement.**
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.**

Exhibit
Number	Description of Exhibit

10.1	Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2005, among the American Tire Distributors, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., Target Tire, Inc., ATD MergerSub, Inc., as Borrowers and Banc of America Securities LLC, as Book Running Manager, Wachovia Capital Markets LLC, GECC Capital Markets Group, Inc., and Banc of America Securities LLC, each as Co-Lead Arranger, Wachovia Bank, National Association and General Electric Capital Corporation as Co-Syndication Agents and Bank of America, N.A. as administrative agent and collateral agent for the Lenders (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.2	First Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.3	Second Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.4	Third Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 16, 2006).
10.5	Fourth Amendment to Fourth Amended and Restated Loan and Security Agreement.*
10.6	Fifth Amendment to Fourth Amended and Restated Loan and Security Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 14, 2007).
10.7	Registration Rights Agreement, made as of March 31, 2005, by American Tire Distributors, Inc for the benefit of the Holders thereto with respect to Senior Floating Rate Notes due 2012 and 10.750% Senior Notes due 2013 (incorporated herein by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.8	Registration Rights Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC, with respect to 13% Senior Discount Notes due 2013 (incorporated herein by reference to Exhibit 10.63 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.9	Stockholders Agreement, dated as of March 31, 2005, by and among American Tire Distributors Holdings, Inc. and each person listed on the signature pages hereto (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.10	American Tire Distributors Holdings, Inc. 2005 Management Stock Incentive Plan (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.11	American Tire Distributors, Inc. Stock Option Agreements, dated as of June 12, 2002, between the American Tire Distributors, Inc. and each of Richard P. Johnson, William E. Berry, J. Michael Gaither, Daniel K. Brown and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed March 28, 2003).
10.12	Form of Incentive Option Agreement under the 2005 Management Stock Incentive Plan for certain executive officers (incorporated herein by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.13	Form of Base Option Agreement under the 2005 Management Stock Incentive Plan for certain executive officers (incorporated herein by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.14	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.15	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and William Berry (incorporated herein by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).

Exhibit
Number	Description of Exhibit

10.16	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and J. Michael Gaither (incorporated herein by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.17	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.44 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.18	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Daniel K. Brown (incorporated herein by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.19	Executive Employment Agreement, dated as of March 31, 2005, between American Tire Distributors, Inc. and Scott A. Deininger (incorporated herein by reference to Exhibit 10.46 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.20	Executive Employment Agreement, dated as of December 6, 2005, between American Tire Distributors, Inc. and David L. Dyckman (incorporated herein by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K filed March 31, 2006).
10.21	First Amendment to Executive Employment Agreement, dated as of March 3, 2008, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed March 26, 2008).
10.22	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.23	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and William E. Berry (incorporated herein by reference to Exhibit 10.48 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.24	Rollover Stock Option Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and J. Michael Gaither (incorporated herein by reference to Exhibit 10.49 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.25	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Scott A. Deininger (incorporated herein by reference to Exhibit 10.50 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.26	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Keith Calcagno (incorporated herein by reference to Exhibit 10.51 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.27	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Daniel K. Brown (incorporated herein by reference to Exhibit 10.52 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.28	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Phillip E. Marrett (incorporated herein by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.29	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas D. Gibson (incorporated herein by reference to Exhibit 10.54 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.30	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas L. Dawson (incorporated herein by reference to Exhibit 10.55 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.31	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Lawrence B. Stoddard (incorporated herein by reference to Exhibit 10.56 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.32	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and Leon J. Sawyer (incorporated herein by reference to Exhibit 10.58 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).

Exhibit
Number	Description of Exhibit

10.33	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and George J. Bender (incorporated herein by reference to Exhibit 10.59 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.34	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and James Gill (incorporated herein by reference to Exhibit 10.60 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.35	Stock Purchase Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and James L. Matthews (incorporated herein by reference to Exhibit 10.61 to the Registrant’s Registration Statement on Form S-4 filed May 13, 2005).
10.36	Stock Purchase Agreement, dated as of December 18, 2008, by and among American Tire Distributors, Inc., ITOCHU International Inc., ITOCHU Corporation and Am-Pac Tire Dist. Inc. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed December 22, 2008).
10.37	Second Amendment to Employment Agreement, dated as of April 6, 2009, between American Tire Distributors, Inc. and Richard P. Johnson (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10-Q filed May 18, 2009).
10.38	Amended and Restated Employment Agreement, dated as of April 6, 2009, between American Tire Distributors, Inc. and William E. Berry (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 8-K filed June 3, 2009).
21.1	Chart of Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed April 3, 2009).
23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.*
23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney.*

*	Filed herewith.

**	To be filed by amendment.